Filed Pursunt to Rule 424(b)(3)
                          Registration No. 333-105750

                               eMagin Corporation
                              55,377,994 SHARES OF
                                  COMMON STOCK



         This prospectus relates to the resale by the selling stockholders of up to 55,377,994 shares of our common stock, including up to 14,790,321 shares of common stock underlying convertible notes and up to 14,972,863 issuable upon the exercise of common stock purchase warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

         Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the American Stock Exchange under the symbol "EMA".

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 6.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


         The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by eMagin Corporation, with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                             PROSPECTUS SUMMARY

         The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

                               eMagin Corporation

         eMagin Corporation designs, develops, and markets OLED (organic light emitting diode)-on-silicon microdisplays and related information technology solutions. We integrate OLED technology with silicon chips to produce high-resolution microdisplays smaller than one-inch diagonally which, when viewed through a magnifier, create a virtual image that appears comparable to that of a computer monitor or a large-screen television. We shipped initial samples of our first commercial microdisplay product in March 2001. We are now accepting orders and shipping initial production quantities of our first two commercial microdisplay products. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, and wearable computers to be manufactured by original equipment manufacturer (OEM) customers.

         Our principal offices are located at 2070 Route 52, Hopewell Junction, New York 12533, and our telephone number is (845) 892-1910. We are a Delaware corporation.

The Offering
    Common stock offered by selling stockholders............ Up to 55,377,994 shares, including up to 14,790,321 shares of common stock
                                                             underlying convertible notes and up to
                                                             14,972,863 shares issuable upon the exercise
                                                             of common stock purchase warrants, assuming
                                                             full conversion of the convertible notes and
                                                             the full exercise of the warrants. This
                                                             number represents 86.69% of the total number
                                                             shares to be outstanding following this
                                                             offering assuming the conversion and/or
                                                             exercise of all securities being registered.

   Common stock to be outstanding after the offering........ Up to 68,781,255 shares

   Use of proceeds.......................................... We will not receive any proceeds from the sale of the common stock.  However, we will receive
                                                             the sale price of any common stock we sell to
                                                             the selling stockholder upon exercise of the
                                                             warrants. We expect to use the proceeds
                                                             received from the exercise of the
                                                             warrants, if any, for general working capital
                                                             purposes. We have received gross proceeds
                                                             $4,425,000 from the sale of the convertible notes.
                                                             The proceeds received from the sale of the
                                                             convertible notes will be used for
                                                             business development purposes and general working
                                                             capital needs.
   American Stock Exchange Symbol........................... EMA

         The above information regarding common stock to be outstanding after the offering is based on 38,214,1707 shares of common stock outstanding as of July 16, 2003 and assumes the subsequent conversion of our issued convertible notes, with interest, and exercise of warrants by our selling stockholders.
         To obtain funding for our ongoing operations, on April 25, 2003, we entered into a global restructuring and secured note purchase agreement with a group of several accredited institutional and individual investors whereby the investors agreed to lend us $6,000,000 in exchange for (i) the issuance of $6,000,000 principal amount of 9.00% secured convertible promissory notes due on November 1, 2005 and (ii) warrants to purchase an aggregate of 7,749,921 shares of common stock of eMagin (subject to certain customary anti-dilution adjustments), which Warrants are exercisable for a period of three (3) years.

         This prospectus relates to the resale of the common stock underlying these notes and warrants. The investors are obligated to provide us with an aggregate of $6,000,000 as follows:

         o  $1,800,000 was disbursed on April 25, 2003;

         o  $525,000 was disbursed on April 30, 2003;

         o  $525,000 was disbursed on May 15, 2003;

         o  $525,000 was disbursed on June 15, 2003;

         o  $525,000 was disbursed on June 25, 2003;

         o  $525,000 was disbursed on July 15, 2003;

         o  $525,000 will be disbursed on August 15, 2003;

         o  $525,000 will be disbursed on September 15, 2003; and

         o $525,000 will be disbursed on October 15, 2003.

Notwithstanding the foregoing, the purchasers of the Notes agreed that the purchase of the Notes in each closings pursuant to the schedule set forth above shall in no event take place later than 5 days after the effectiveness of this registration statement.

     Accordingly, we have received a total of $4,425,000 pursuant to the Securities Purchase Agreement.

     Interest is payable on the notes at a rate of 9% per annum and, at our option, may be paid through the delivery of shares of our common stock registered under the Securities Act in lieu of cash interest payments. Subject to certain limitations, the notes may be converted, at the option of the holder, in whole or in part, into common shares with a conversion price equal to $0.7742, an amount equal to 105% of the volume weighted average of the closing price of our common shares as reported on The American Stock Exchange by the Wall Street Journal, New York City edition, for the five (5) trading days immediately preceding April 25, 2003, the closing date of the $6,000,000 financing.

     The exercise price of the warrants on a per share basis is $.8110, an amount equal to 110% of the volume weighted average of the closing price of our common shares as reported on The American Stock Exchange by the Wall Street Journal, New York City edition, for the five (5) trading days immediately preceding April 25, 2003, the closing date of the $6,000,000 financing.

     As part of the April 2003 transaction, the existing holders of an aggregate of $1,625,000 principal amount of secured notes that were purchased pursuant to a secured note purchase agreement entered into as of November 27, 2001 and amended as of January 14, 2002, and the holder of a $200,000 principal amount secured note that was purchased pursuant to a secured note purchase agreement entered into as of June 20, 2002, agreed to (a) amend their respective notes issued to them, (b) terminate the respective security agreements dated November 20, 2001 and June 20, 2002 that were entered into in connection with the purchase of their notes and allow the new investors to enter into a new security agreement with them on a pari passu basis in order for eMagin to continue its operations as a developer of virtual imaging technology, and (c) simultaneously participate in this new round of financing (subject to the terms and conditions set forth in the secured note purchase agreement). The amendments to the notes included (i) amending the note issued on June 20, 2002 so as to provide that the note shall be convertible and will have the same conversion price as the notes issued pursuant to the April 2003 secured note purchase agreement, (ii) extending the maturity dates of the notes from June 30, 2003 to November 1, 2005, and (iii) revising and clarifying certain of the other terms and conditions of the notes, including provisions relating to interest payments, conversions, default and assignments of the notes.

     In connection with the completion of the transactions under the securities purchase agreement, we also entered into a security agreement with the investors dated as of April 25, 2003, and a registration rights agreement dated as of April 25, 2003 providing the investors with certain registration rights under the Securities Act of 1933, as amended, with respect to our common stock issued or issuable in lieu of cash interest payments on the notes, upon conversion of the notes and/or exercise of the warrants.

     In addition to the foregoing, as a condition to and simultaneously with the closing of the transaction pursuant to the secured note purchase agreement, certain holders of our convertible notes agreed to convert approximately $4.9 million of notes and accrued interest into shares of our common stock, subject to a "lock up" arrangement allowing only limited sales through private transactions for their remaining shares through December 31, 2003. Specifically, The Travelers Insurance Company agreed to convert their $1 million convertible note plus related interest into our common stock at a conversion price of approximately $0.53 per share, and SK Corporation has agreed to convert its $3 million convertible note and accrued interest into our common stock at an approximate conversion price of approximately $1.28 per share. As further conditions to the closing of the transaction pursuant to the secured note purchase agreement, we have also entered into settlement or restructuring agreements with certain of our other creditors to whom we owed approximately $5.2 million of current payables, pursuant to which the creditors have agreed to accept shares of our common stock in full or partial satisfaction of the amount owed to them, or which allow us to either make discounted payments to them or to make payments under more favorable payment terms than previously were in place.

     Certain of the selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the convertible Notes.

                                  RISK FACTORS

     This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related To Our Financial Results

     If we cannot operate as a going concern, our stock price will decline and you may lose your entire investment. Our auditors included an explanatory paragraph in their report on our financial statements for the year ended December 31, 2002 which states that, due to recurring losses from operations since our inception, there is substantial doubt about our ability to continue as a going concern. Our financial statements for the three months ended March 31, 2003 do not include any adjustments that might result from our inability to continue as a going concern. These adjustments could include additional liabilities and the impairment of certain assets. If we had adjusted our financial statements for these uncertainties, our operating results and financial condition would have been materially and adversely affected.

     We may not be able to execute our business plan and may not achieve profitability. In the event that cash flow from operations is less than anticipated and we are unable to secure additional funding to cover these added losses, in order to preserve cash, we would be required to further reduce expenditures and effect further reductions in our corporate infrastructure, either of which could have a material adverse effect on our ability to continue our current level of operations. To the extent that operating expenses increase, sales or shipments are delayed, or we need additional funds to make acquisitions, develop new technologies or acquire strategic assets, the need for additional funding may be accelerated and there can be no assurances that any such additional funding can be obtained on terms acceptable to us, if at all. If we are not able to generate sufficient capital to fund our current operations, either from operations or through additional financing, we may be forced to significantly reduce or curtail our current level of operations or to cease our operations entirely. This could significantly reduce the value of our securities, which could result in our de-listing from the American Stock Exchange and cause investment losses for our shareholders.

     The financing commitments provided in April 2003 substantially improves our probability of success, but there is no guarantee that any additional expenses or delays may not adversely effect our cash requirements beyond that provided by the recent financing. Any significant delay in revenue or increased expense could result in the default of the secured note agreement, which could result in a significant or total loss of any unsecured investments in eMagin.

     We may not be able to satisfy The American Stock Exchange's continued listing requirements. To maintain the listing of our common stock on the AMEX, we are required to meet certain continued listing requirements, including, but not limited to, the requirement that our common stock not sell for a substantial period of time at a low price per share or the requirement that we maintain a minimum of $2 million in shareholder equity. In its review of whether a share price is too low or whether a reverse split is appropriate, the AMEX will consider all pertinent factors, including market conditions in general, the number of shares outstanding, plans which may have been formulated by management, applicable regulations of the state of incorporation or of any governmental agency having jurisdiction over eMagin, and the relationship to other Exchange policies regarding continued listing. If the AMEX were to determine that our share price is too low and that we should reverse split our shares but we were unable to comply for any reason, our common stock may be de-listed from the AMEX. De-listing of our common stock could materially adversely affect the market price, the market liquidity of our common stock and our ability to raise necessary capital. Moreover, it would likely be more difficult to trade in or to obtain accurate quotations as to the market price of our common stock. If the AMEX were to determine that we were failing to satisfy the minimum shareholder equity standards, then we may be required to establish a plan to increase the shareholder equity to over $2 million. The financing that we completed in April 2003 was debt based, and did not directly increase shareholder equity. Shareholder equity has improved through the related conversion of other debt to stock and through negotiated write downs of debt.

     Nevertheless, there will still be a substantial gap remaining that may increase in subsequent quarters before it begins to improve. If this additional equity cannot be accomplished through operations, then it may be done through the sale of equity, which could result in additional dilution to existing shareholders. The failure to satisfy any AMEX concerns regarding the minimum equity standards could result in a de-listing of our common stock from the AMEX. We currently have no outstanding communications from regulatory agencies concerning noncompliance with or deficiencies in financial reporting or other practices. Other as yet unidentified issues may arise that could adversely affect the financial or the potential listing status of the company.

     We have a history of losses since our inception and expect to incur losses for the foreseeable future. Accumulated losses excluding non-cash transactions as of March 31, 2003, were $32.1 million and acquisition related non-cash transactions were $101.9 million, which resulted in an accumulated net loss of $134 million, the majority of which was related to the March 2000 merger and its subsequent write-down of its goodwill. The non-cash losses were dominated by the amortization and write-down of goodwill and purchased intangibles and write-down of acquired in process research and development related to the March 2000 acquisition, and also included some non-cash stock-based compensation. We have not yet achieved profitability and we can give no assurances that we will achieve profitability within the foreseeable future as we fund operating and capital expenditures in areas such as establishment and expansion of markets, sales and marketing, operating equipment and research and development. We cannot assure investors that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

     We were previously primarily dependent on U.S. government contracts. The majority of our revenues to date have been derived from research and development contracts with the U.S. federal government. We cannot continue to rely on such contracts for revenue. We plan to submit proposals for additional development contract funding; however, funding is subject to legislative authorization and even if funds are appropriated such funds may be withdrawn based on changes in government priorities. No assurances can be given that we will be successful in obtaining new government contracts. Our inability to obtain revenues from government contracts could have a material adverse effect on our results of long-term operations, unless substantial product or non-government contract revenue offsets any lack of government contract revenue.

Risks Related To Our Intellectual Property

     We rely on our license agreement with Eastman Kodak for the development of our products, and the termination of this license, Eastman Kodak's licensing of its OLED technology to others for microdisplay applications, or the sublicensing by Eastman Kodak of our OLED technology to third parties, could have a material adverse impact on our business. Our principal products under development utilize OLED technology that we license from Eastman Kodak. We rely upon Eastman Kodak to protect and enforce key patents held by Eastman Kodak, relating to OLED display technology. Eastman Kodak's patents expire at various times in the future. Our license with Eastman Kodak could terminate if we fail to perform any material term or covenant under the license agreement. Since our license from Eastman Kodak is non-exclusive, Eastman Kodak could also elect to become a competitor itself or to license OLED technology for microdisplay applications to others who have the potential to compete with us. The occurrence of any of these events could have a material adverse impact on our business.

     We may not be successful in protecting our intellectual property and proprietary rights. We rely on a combination of patents, trade secret protection, licensing agreements and other arrangements to establish and protect our proprietary technologies. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Patents may not be issued for our current patent applications, third parties may challenge, invalidate or circumvent any patent issued to us, unauthorized parties could obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights, rights granted under patents issued to us may not afford us any competitive advantage, others may independently develop similar technology or design around our patents, our technology may be available to licensees of Eastman Kodak, and protection of our intellectual property rights may be limited in certain foreign countries. We may be required to expend significant resources to monitor and police our intellectual property rights. Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Protection of intellectual property has historically been a large yearly expense for eMagin. We have not been in a financial position to properly protect all of our intellectual property, and may not be in a position to properly protect our position or stay ahead of competition in new research and the protecting of the resulting intellectual property.

Risks Related To the Microdisplay Industry

     The commercial success of the microdisplay industry depends on the widespread market acceptance of microdisplay systems products. The market for microdisplays is emerging. Our success will depend on consumer acceptance of microdisplays as well as the success of the commercialization of the microdisplay market. As an OEM supplier, our customer's products must also be well accepted. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our technology in this market. The viewfinder microdisplay market sector is well established with entrenched competitors who we must displace.

     The microdisplay systems business is intensely competitive. We do business in intensely competitive markets that are characterized by rapid technological change, changes in market requirements and competition from both other suppliers and our potential OEM customers. Such markets are typically characterized by price erosion. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Our ability to compete successfully will depend on a number of factors, both within and outside our control. We expect these factors to include the following: our success in designing, manufacturing and delivering expected new products, including those implementing new technologies on a timely basis; our ability to address the needs of our customers and the quality of our customer services; the quality, performance, reliability, features, ease of use and pricing of our products; successful expansion of our manufacturing capabilities; our efficiency of production, and ability to manufacture and ship products on time; the rate at which original equipment manufacturing customers incorporate our product solutions into their own products; the market acceptance of our customers' products; and product or technology introductions by our competitors. Our competitive position could be damaged if one or more potential OEM customers decide to manufacture their own microdisplays, using OLED or alternate technologies. In addition, our customers may be reluctant to rely on a relatively small company such as eMagin for a critical component. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

     The display industry is cyclical. The display industry is characterized by fabrication facilities that require large capital expenditures and long lead times leading to frequent mismatches between supply and demand. The
OLED microdisplay sector may experience overcapacity if and when all of the facilities presently in the planning stage come on line leading to a difficult market in which to sell our products.

     Competing products may get to market sooner than ours. Our competitors are investing substantial resources in the development and manufacture of microdisplay systems using alternative technologies such as reflective liquid crystal displays, or LCDs, LCD-on-Silicon microdisplays, active matrix electroluminescence and scanning image systems, and transmissive active matrix LCDs. Color LCD-on-Silicon displays are currently in initial production, and may be in higher volume production a year or more earlier than our microdisplays, which could have a significant detrimental effect on our market opportunity.

     Our competitors have many advantages over us. As the microdisplay market develops, we expect to experience intense competition from numerous domestic and foreign companies including well-established corporations possessing worldwide manufacturing and production facilities, greater name recognition, larger retail bases and significantly greater financial, technical, and marketing resources than us, as well as from emerging companies attempting to obtain a share of the various markets in which our microdisplay products have the potential to compete.


     Our products are subject to lengthy OEM development periods. We plan to sell most of our microdisplays to OEMs who will incorporate them into products they sell. OEMs determine during their product development phase whether they will incorporate our products. The time elapsed between initial sampling of our products by OEMs, the custom design of our products to meet specific OEM product requirements, and the ultimate incorporation of our products into OEM consumer products is significant. If our products fail to meet our OEM customers' cost, performance or technical requirements or if unexpected technical challenges arise in the integration of our products into OEM consumer products, our operating results could be significantly and adversely affected. Long delays in achieving customer qualification and incorporation of our products could adversely affect our business.

     Our products will likely experience rapidly declining unit prices. In the markets in which we expect to compete, prices of established products tend to decline significantly over time. In order to maintain our profit margins over the long term, we believe that we will need to continuously develop product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, there can be no assurance that these cost reduction plans will be successful. We may also attempt to offset the anticipated decrease in our average selling price by introducing new products, increasing our sales volumes or adjusting our product mix. If we fail to do so, our results of operations would be materially and adversely affected.

Risks Related To Manufacturing

     We expect to depend on semiconductor contract manufacturers to supply our silicon integrated circuits and other suppliers of key components, materials and services. We do not manufacture our silicon integrated circuits on which we incorporate the OLED. Instead, we expect to provide the design layouts to semiconductor contract manufacturers who will manufacture the integrated circuits on silicon wafers. We also expect to depend on suppliers of a variety of other components and services, including circuit boards, graphic integrated circuits, passive components, other electronics, materials and chemicals, and equipment support. Our inability to obtain sufficient quantities of high quality silicon integrated circuits or other necessary components, materials or services on a timely basis could result in manufacturing delays, increased costs and ultimately in reduced or delayed sales or lost orders which could materially and adversely affect our operating results.

     The manufacture of OLED-on-silicon is new and OLED microdisplays have not been produced in significant quantities. We recently began commercial production and we expect to go into high volume production later in 2003 or in 2004 to meet anticipated demand for our products. If we are unable to produce our products in sufficient quantity, we will be unable to attract customers. In addition, we cannot assure you that once we commence volume production we will attain yields at high throughput that will result in profitable gross margins or that we will not experience manufacturing problems which could result in delays in delivery of orders or product introductions.

     We are dependent on a single manufacturing line. We initially expect to manufacture our products on a single manufacturing line. If we experience any significant disruption in the operation of our manufacturing facility or a serious failure of a critical piece of equipment, we may be unable to supply microdisplays to our customers. For this reason, some OEMs may also be reluctant to commit a broad line of products to our microdisplays without a second production facility in place. Interruptions in our manufacturing could be caused by manufacturing equipment problems, the introduction of new equipment into the manufacturing process or delays in the delivery of new manufacturing equipment. Lead-time for delivery of manufacturing equipment can be extensive. No assurance can be given that we will not lose potential sales or be unable to meet production orders due to production interruptions in our manufacturing line. In order to meet the requirements of certain OEMs for multiple manufacturing sites, we will have to expend capital to secure additional sites and may not be able to manage multiple sites successfully.

     We are dependent upon the use of our current manufacturing facilities to manufacture our products. On or about April 21, 2003, eMagin and IBM entered into a Stipulation in order to settle an eviction proceeding originally commenced by IBM against eMagin on or about April 9, 2003. Thereafter, in accordance with the Stipulation, on April 23, 2003 the Stipulation was presented to, and approved by, the court, and a Judgment was issued in favor of IBM. Pursuant to the Judgment and Stipulation, IBM was awarded possession of the leased premises, was issued a warrant to remove eMagin from possession of the leased premises, and obtained a monetary judgment for rent arrears in the sum of Eight Hundred Thirteen Thousand Fifty Five and 65/100 ($813,055.65) Dollars, which sum is to be paid in equal monthly installments during the period commencing May 1, 2003 and ending on March 1, 2004. Such Judgment is being held in escrow by IBM's attorney and the warrant of eviction is being stayed, so long as the Company continues to timely pay make the installment payments during the next 12 months and any additional rent and/or other sums due under the Lease. In the event that we fail to make the required installment payments, we may be removed from possession of our manufacturing facilities, in which case we will be unable to manufacture our products unless and until alternative manufacturing arrangements can be made. No assurance can be given as to if or when such alternative manufacturing arrangements can be made. Accordingly, we may be unable to produce products for a prolonged period of time, in which case our results of operations would be materially and adversely affected.

Risks Related To Our Business

     Our success depends in a large part on the continuing service of key personnel. Changes in management could have an adverse effect on our business. We are dependent upon the active participation of several key management personnel including Gary W. Jones, our Chief Executive Officer. This is especially an issue while the company staffing is small. We will also need to recruit additional management in order to expand according to our business plan. The failure to attract and retain additional management or personnel could have a material adverse effect on our operating results and financial performance. Attracting and retaining management and key staff may require significant option grants and other compensation that may result in shareholder dilution or further constrain the Company's cash position.

     Our success depends on attracting and retaining highly skilled and qualified technical and consulting personnel. We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. The competition for skilled technical employees is intense and we may not be able to retain or recruit such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a materially adverse affect on our business, shareholder dilution, and our operating results. In addition, difficulties in hiring and retaining technical personnel could delay the implementation of our business plan.

     Our business depends on new products and technologies. The market for our products is characterized by rapid changes in product, design and manufacturing process technologies. Our success depends to a large extent on our ability to develop and manufacture new products and technologies to match the varying requirements of different customers in order to establish a competitive position and become profitable. Furthermore, we must adopt our products and processes to technological changes and emerging industry standards and practices on a cost-effective and timely basis. Our failure to accomplish any of the above could harm our business and operating results.

     We generally do not have long-term contracts with our customers. Our business is operated on the basis of short-term purchase orders and we cannot guarantee that we will be able to obtain long-term contracts for some time. Our current purchase agreements can be cancelled or revised without penalty or a minimal penalty, depending on the circumstances. In the absence of a backlog of orders that can only be canceled with penalty, we plan production on the basis of internally generated forecasts of demand, which makes it difficult to accurately forecast revenues. If we fail to accurately forecast operating results, our business may suffer and the value of your investment in the Company may decline.

     Our business strategy may fail if we cannot continue to form strategic relationships with companies that manufacture and use products that could incorporate our OLED-on-silicon technology. Our prospects will be significantly affected by our ability to develop strategic alliances with OEMs for incorporation of our OLED-on-silicon technology into their products. While we intend to continue to establish strategic relationships with manufacturers of electronic consumer products, personal computers, chipmakers, lens makers, equipment makers, material suppliers and/or systems assemblers, there is no assurance that we will be able to continue to establish and maintain strategic relationships on commercially acceptable terms, or that the alliances we do enter into will realize their objectives. Failure to do so would have a material adverse effect on our business.

     We may need to obtain additional financing, which may not be available on suitable terms, and as a result our ability to grow or continue existing operations may be limited. Our future liquidity and capital requirements are difficult to predict because they depend on numerous factors, including our success in completing the development of our products, manufacturing and marketing our products and competing technological and market developments. We may not be able to generate sufficient cash from our operations to meet additional working capital requirements, support additional capital expenditures or take advantage of acquisition opportunities. In addition, substantial additional capital may be required in the future to fund product development and product launches. No assurance can be given that such additional financing will be available or that, if available, such financing will be obtainable on terms favorable to our shareholders or us. To the extent we raise additional capital by issuing equity or securities convertible into equity, our current shareholders will suffer dilution in ownership. If needed capital is unavailable, our ability to continue to operate and grow our business could be adversely affected. Even if capital is available at acceptable cost, we might not be able to manage growth effectively.

     Our business depends to some extent on international transactions. We purchase needed materials from companies located abroad and may be adversely affected by political and currency risk, as well as the additional costs of doing business with a foreign entity. Some customers in other countries have longer receivable periods or warranty periods. In addition, many of the OEMs that are the most likely long-term purchasers of our microdisplays are located abroad exposing us to additional political and currency risk. We may find it necessary to locate manufacturing facilities abroad to be closer to our customers which could expose us to various risks including management of a multi-national organization, the complexities of complying with foreign law and custom, political instability and the complexities of taxation in multiple jurisdictions.

     Our business may expose us to product liability claims. Although no such claim has been brought against us to date, and to our knowledge no such claim is threatened or likely, we may face liability to product users for damages resulting from the faulty design or manufacture of our products. While we plan to maintain product liability insurance coverage, there can be no assurance that product liability claims will not exceed coverage limits, fall outside the scope of such coverage, or that such insurance will continue to be available at commercially reasonable rates, if at all.

     Our business is subject to environmental regulations and possible liability arising from potential employee claims of exposure to harmful substances used in the development and manufacture of our products. We are subject to various governmental regulations related to toxic, volatile, experimental and other hazardous chemicals used in our design and manufacturing process. Our failure to comply with these regulations could result in the imposition of fines or in the suspension or cessation of our operations. Compliance with these regulations could require us to acquire costly equipment or to incur other significant expenses. We develop, evaluate and utilize new chemical compounds in the manufacture of our products. While we attempt to ensure that our employees are protected from exposure to hazardous materials we cannot assure you that potentially harmful exposure will not occur or that we will not be liable to employees as a result.

Risks Related To Our Stock

     The substantial number of shares that are or will be eligible for sale could cause our common stock price to decline even if the Company is successful. Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of July 16, 2003, we have outstanding options to purchase 12,317,816 shares. There are also outstanding warrants to purchase 14,359,101 shares of common stock. The company also has currently outstanding $ 8,068,478 of convertible secured notes Conversion of the secured notes is not certain, even if the share price increases substantially. If the secured notes were to convert, they would result in additional outstanding common shares. The company submitted a proposal in its proxy statement and received authorization from shareholders to increase the number of authorized common shares to 200 million which, will result in significant dilution of our current common stock.

     We have a staggered Board of Directors and other anti-takeover provisions, which could inhibit potential investors or delay or prevent a change of control that may favor you. Our Board of Directors is divided into three classes and our Board members are elected for terms that are staggered. This could discourage the efforts by others to obtain control of the company. Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately, discourage potential acquisition proposals or delay or prevent a change in control. In particular, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

Risk Related to Arthur Andersen LLP

Representatives of Arthur Andersen LLP are not available to consent to the inclusion of their reports on the financial statements of eMagin in this prospectus, and you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933. Arthur Andersen LLP was formerly the independent auditor for eMagin. Representatives of Arthur Andersen LLP are not available to provide the consents required for the inclusion of their reports on the financial statements of eMagin incorporated in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Arthur Andersen LLP's reports on the financial statements of eMagin incorporated by reference in this prospectus are copies of such reports and have not been reissued by Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the inclusion of their reports in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP that are incorporated by reference in this document or any omissions of material fact required to be stated herein.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. In addition, we have received gross proceeds $4,425,000 from the sale of the convertible notes in April 2003 and the investors are obligated to provide the remaining $1,575,000 to the company pursuant to a funding schedule set forth in the April 2003 note purchase agreement, provided that all funding will be completed within five business days of this prospectus being declared effective. The proceeds received from the sale of the convertible notes was used for business development purposes and general working capital needs

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our common stock has been traded on the American Stock Exchange under the symbol "EMA" since March 17, 2000. From November 18, 1997 to March 16, 2000 our common stock had been quoted on the OTC Bulletin Board under our prior name "Fashion Dynamics Corp." under the symbol "FSHD." Prior to January 2000, there had been no public trading of FSHD. The table below sets forth, for the periods indicated, the high and low closing prices per share of the common stock as reported on the American Stock Exchange.

                                                   High           Low
                                                   ----           ---
2003
        First Quarter                               1.00           0.55
2002
        First Quarter                               1.75           0.42
        Second Quarter                              0.89           0.20
        Third Quarter                               0.54           0.20
        Fourth Quarter                              0.40           0.17

   As of December 31, 2002, there were
   30,854,980 shares of common stock
   outstanding.

                                                   High           Low
                                                   ----           ---
2001
        First Quarter                               7.98           2.50
        Second Quarter                              4.45           2.10
        Third Quarter                               2.60           1.10
        Fourth Quarter                              1.65           0.27

     As of July 16, 2003, there were 38,214,170 shares of common stock outstanding.

     As of July 16, 2003, there were approximately 468 stockholders of record of our common stock, respectively. This does not reflect those shares held beneficially or those shares held in "street" name.

     We have not paid cash dividends in the past, nor do we expect to pay cash dividends for the foreseeable future. We anticipate that earnings, if any, will be retained for the development of our business.

Equity Compensation Plan Information

           Plan category              Number of securities      Weighted average      Number of securities
                                        to be issued upon       exercise price of    remaining available for
                                           exercise of        outstanding options,       future issuance
                                      outstanding options,     warrants and rights
                                       warrants and rights
                                               (a)                     (b)                     (c)
Equity compensation plans approved          12,317,816                 0.38                   2,921,464
by security holders

Equity compensation plans not                        0                 0.0                            0
approved by security holders

Total                                       12,317,816                 0.38                   2,921,464

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

     o    discuss our future expectations;

     o contain projections of our future results of operations or of our financial condition; and

     o    state other "forward-looking" information.

     We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

     We design and manufacture miniature display modules, which we refer to as OLED-on-silicon-microdisplays, primarily for incorporation into the products of other manufacturers. Microdisplays are typically smaller than a postage stamp, but when viewed through a magnifier they can contain all of the information appearing on a high-resolution personal computer screen. Our microdisplays use organic light emitting diodes, or OLEDs, which emit light themselves when a current is passed through them. Our technology permits OLEDs to be coated onto silicon chips to produce high resolution OLED-on-silicon microdisplays.

     We believe that our OLED-on-silicon microdisplays offer a number of advantages in near to the eye applications over other current microdisplay technologies, including lower power requirements, less weight, fast video speed without flicker, and wider viewing angles. In addition, many computer and video electronic system functions can be built directly into the OLED-on-silicon microdisplay, resulting in compact systems with lower expected overall system costs relative to alternate microdisplay technologies.

     Since our inception in 1996, we derived substantially all of our revenues from fees paid to us under research and development contracts, primarily with the U.S. federal government. We have devoted significant resources to the development and commercial launch of our products. We commenced limited initial sales of our SVGA+ microdisplay in May 2001 and commenced shipping samples of our SVGA-3D microdisplay in February 2002. As of March 31, 2003, we had recognized approximately $2.6 million from sales of our products, and have a backlog of more than $27 million in products ordered for delivery through 2004. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, and wearable computers to be manufactured by original equipment manufacturer (OEM) customers. We have also shipped a limited number of prototypes of our eGlass II Head-wearable Display systems. In addition to marketing OLED-on-silicon microdisplays as components, we also offer microdisplays as an integrated package, which we call Microviewer, that includes a compact lens for viewing the microdisplay and electronic interfaces to convert the signal from our customer's product into a viewable image on the microdisplay. Through our wholly owned subsidiary, Virtual Vision, Inc., we are also developing head-wearable displays that incorporate our Microviewer.

     We license our core OLED technology from Eastman Kodak and we have developed our own technology to create high performance OLED-on-silicon microdisplays and related optical systems. We believe our technology licensing agreement with Eastman Kodak, coupled with our own intellectual property portfolio, gives us a leadership position in OLED and OLED-on-silicon microdisplay technology. We are the only company to demonstrate publicly and market full-color OLED-on-silicon microdisplays.

Company History

     eMagin Corporation was originally incorporated as Fashion Dynamics Corporation on January 23, 1996 under the laws of the State of Nevada. For the three years prior its acquisition of FED Corporation, Fashion Dynamics Corporation had no active business operations, and sought to acquire an interest in a business with long-term growth potential. On March 16, 2000, Fashion Dynamics Corporation acquired FED Corporation (derived from field emissive device), subsequently changed its name to eMagin Corporation (derived from "electronic imaging") and listed its common stock on the American Stock Exchange under the "EMA" trading symbol.

     At our annual meeting of stockholders held on July 16, 2001, the stockholders approved the reincorporation of eMagin Corporation as a Delaware corporation. The reincorporation became effective on July 16, 2001 by merging eMagin Corporation, a Nevada corporation ("eMagin-Nevada"), into its then wholly-owned subsidiary, eMagin Corporation, a Delaware corporation (formerly known as FED Corporation as described above) ("eMagin-Delaware"). Upon completion of this merger, eMagin-Nevada ceased to exist as a corporate entity and eMagin-Delaware succeeded to the assets and liabilities of eMagin-Nevada. Under the merger agreement for the reincorporation, each outstanding share of eMagin-Nevada common stock was automatically converted into one share of eMagin-Delaware common stock at the time the merger became effective. There has been no interruption in the trading of our common stock as a result of the reincorporation. The reincorporation also resulted in the implementation of a new certificate of incorporation and by-laws for the Company, as the existing certificate of incorporation and by-laws of eMagin-Delaware continues as the certificate of incorporation and by-laws of the Company and has replaced the articles of association and by-laws of eMagin-Nevada. No change in the corporate name, board members, business, management, fiscal year, assets, liabilities, employee benefit plans or location of principal facilities of eMagin occurred as a result of the reincorporation.

     Our history has been as a developmental stage company. As of January 1, 2003, we are no longer a development stage company. We have transitioned to manufacturing our products and intend to significantly increase our marketing, sales, and research and development efforts, and expand our operating infrastructure. Most of our operating expenses are fixed in the near term. If we are unable to generate significant revenues, our net losses in any given period could be greater than expected.

CRITICAL ACCOUNTING POLICIES

     The Securities and Exchange Commission defines "critical accounting policies" as those that require application of management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

     Not all of the accounting policies require management to make difficult, subjective or complex judgments or estimates. However, the following policies could be deemed to be critical within the SEC definition.

Revenue Recognition

     Revenue on product sales is recognized when persuasive evidence of an arrangement exists, such as when a purchase order or contract is received from the customer, the price is fixed, title to the goods has changed and there is a reasonable assurance of collection of the sales proceeds. We obtain written purchase authorizations from our customers for a specified amount of product at a specified price and consider delivery to have occurred at the time of shipment. Revenue is recognized at shipment and we record a reserve for estimated sales returns, which is reflected as a reduction of revenue at the time of revenue recognition.

     Revenues from research and development activities relating to firm fixed-price contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis). Revenues from research and development activities relating to cost-plus-fee contracts include costs incurred plus a portion of estimated fees or profits based on the relationship of costs incurred to total estimated costs. Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party. Amounts can be billed on a bi-monthly basis. Billing is based on subjective cost investment factors.

Research and development cost

     Amounts incurred in connection with research and development activities are expensed as incurred.

STATEMENT OF OPERATIONS

     The following are descriptions of the revenue and expense components of our statement of operations:

     We have historically earned revenues from certain of our research and development activities under both fixed-price contracts and cost-type contracts, including some cost-plus-fee contracts. Revenues relating to fixed-price contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis). Revenues on cost-plus-fee contracts include costs incurred plus a portion of estimated fees or profit based on the relationship of costs and the allocation of allowable indirect costs as defined by each contract. The amount of revenues earned is dependent upon the execution of new government contracts, which may not be predictable or consistent from period to period because of variations in government funds allocated to research and development in our field of technology.

     Research and development expenses represent salaries, development materials, external contracts, equipment lease and depreciation expense, electronics, rent, utilities and costs associated with operating our manufacturing facility. These costs are expensed as incurred. We have received cost sharing awards from certain U.S. government agencies to fund certain research and development. Funding from this type of contract is recognized as a reduction in research and development operating expenses during the period in which the services are performed and related direct expenses are incurred. As of December 31, 2002, we have no remaining amounts in cost sharing contracts to either incur or bill.

     Non-cash stock-based compensation expense represents expenses associated with stock option grants to our officers and employees at below fair market value as additional compensation for their services and to induce them to lock-up their options for a longer time than would normally be specified under the Company's standard option grant. Deferred compensation is amortized over the remaining vesting period of the underlying options. The expense also represents warrant grants with exercise prices below fair market value to security holders of eMagin for a reduced number of warrants to induce them to lock-up prior to the merger.

     Amortization of purchased intangibles represents the cost of amortization of the value of other acquired intangible assets. The purchased intangibles are amortized over their expected useful lives of three years on a straight-line basis. In 2001, the Company adopted SFAS No 141 "Business Combinations" and on January 1, 2002 the Company adopted SFAS No 142 "Goodwill and Other Intangible Assets. After an evaluation, the Company recorded an impairment write-down of its goodwill in 2001.

     Selling, general and administrative expenses principally represent the cost of salaries and fees for professional services, legal fees incurred in connection with patent filings and related matters, depreciation and amortization, and other administrative expenses as well as expenses associated with marketing.

     Basic and diluted net loss per common share is computed by using the weighted average number of shares of common stock outstanding during the period, restated for the effect of the merger upon the number of shares outstanding in the current year, and for the presentation of the net loss per share for the predecessor, a stock split effected during 1999. No common stock equivalents have been included in the computation of weighted average shares outstanding, as their effect would be anti-dilutive.

THREE MONTHS ENDED MARCH 31, 2003 COMPARED TO THREE MONTHS ENDED MARCH 31, 2002

Revenues

     Revenues for the three months ended March 31, 2003 were $0.5 million, as compared to $0.2 million for the three months ended March 31, 2002. Current year revenues consisted totally of product sales and increased by $0.3 million for the three months ended March 31, 2003, as compared to the three months ended March 31, 2002. We ended the first quarter with a backlog of over $27 million sales orders primarily for delivery through 2004. Government R&D contract revenues decreased by $14 thousand, from $14,000 to $0 for the three months ended March 31, 2003, as compared to the three months ended March 31, 2002. Government R&D contract revenues will remain significantly lower in 2003 as the company focuses on product revenues rather than performing Government R&D contracts, although product revenues include sales to government contractors which are funded by Government development or procurement contracts.

Costs and Expenses

Cost of Goods Sold

     Cost of goods sold includes direct and indirect costs associated with production, inventory loss and outside commissions. Cost of goods sold for the three months ended March 31, 2003 was $1.1 million. We were not in full production in 2002 and had no cost of goods sold to compare against. Gross profit (loss) was ($.7) million for the three months ended March 31, 2003 due primarily to line stoppages resulting from lack of production materials as well as machinery downtime.

Research and Development

     Research and development expenses for previous years include salaries, development materials, equipment leases and depreciation expenses, electronics, rent, utilities and costs associated with operating the Company's manufacturing facility. In 2003, research and development expenses included salaries, development materials and other costs specifically allocated to the development of new products. Gross research and development expenses for the three months ended March 31, 2003 were $22 thousand. For the same period in 2002, the Company's gross research and development expenses were $2.2 million. Of these amounts, the Company received $0 and $27 thousand, respectively, in cost sharing from the U.S. Government. The $2.2 million decrease in gross expenses for the three months ended March 31, 2003, as compared to the three months ended March 31, 2002, reflects reduction in staffing and reduction in expenditures related to the company's difficult cash position.

Selling, General and Administrative

     Selling, general and administrative expenses consist principally of salaries and fees for professional services, legal fees incurred in connection with patent filings and related matters, amortization, as well as other marketing and administrative expenses. Selling, general and administrative expenses, for the three months ended March 31, 2003 were $1.4 million as compared to $3.5 million for the three months ended March 31, 2002. The $2.1 million decrease was primarily due to decreases in marketing activity, personnel costs, and patent filings resulting from an overall management effort to reduce costs. We expect marketing, general and administrative expenses to increase in future periods as we add to our sales staff and make additional investments in marketing activities. Included in selling, general and administrative expenses are non-cash expenses related to stock-based compensation amortization. Non-cash stock-based compensation expense for the three months ending March 31, 2003 was $0.1 million as compared to $1.3 million for the three months ended March 31, 2002. The non-cash stock-based compensation expense for the three months ending March 31, 2003 decreased by $1.2 million. Non-cash stock-based compensation costs are the result of amortization of the intrinsic value ascribed for the issuance of stock options at below fair market values. The amortization is done over the vesting period of such options.

Amortization of Purchased Intangibles

     Amortization and write down of purchased intangibles expense for the three months ending March 31, 2003 was $0.3 million as compared to $0.6 million for the three months ended March 31, 2002. The decrease of $0.3 million in these non-cash charges is the result of the purchased intangibles being fully amortized.

Other Income (Expense)

     Other expenses for the three months ending March 31, 2003 were ($0.2) million as compared to ($1.0) million for the three months ended March 31, 2002. The decrease of $0.8 million in expense for this non-cash charge was due primarily to the decrease in debt discount from the beneficial conversion of a bridge loan entered into by the company in and interest expense and penalties on additional debt in 2002 that was not repeated in 2003.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Revenues

     Revenues decreased to $2.1 million for the year ended December 31, 2002 from $5.8 million for the year ended December 31, 2001, representing a decrease of 64%. This decrease was due primarily to the expiration of Government contracts and the concentration of the company on transitioning from research and development to product manufacturing and sales.

Research and Development Expenses

     Gross research and development expenses decreased to $7.3 million for the year ended December 31, 2002 from $12.7 million for the year ended December 31, 2001, representing a 43% decrease. Of these amounts, we received $0.3 million in cost sharing from the U.S. government for the year ended December 31, 2002, and $1.6 million for the year ended December 31, 2001. The $5.4 million decrease in gross expenses for the year ended December 31, 2002 reflects reduction in staffing and reduction in expenditures related to the company's difficult cash position.

Amortization and Write-Down of Intangibles

     Amortization and write down of goodwill and purchased intangibles expense decreased to $1.3 million for the year ended December 31, 2002 from $50 million for the year ended December 31, 2001. The $48.7 million decrease is primarily the result of the goodwill impairment charge recorded in 2001.

Selling, General and Administrative Expenses

     General and administrative expenses decreased to $4.5 million for the year ended December 31, 2002 from $7.4 million for the year ended December 31, 2001. The decrease of $2.9 million in selling, general and administrative expenses was due primarily to changes in personnel costs, patent filings, and legal fees. We expect marketing, general and administrative expense to increase in future periods as we add to our sales staff and make additional investments in marketing activities. In addition, non-cash stock-based compensation expense was $1.6 million for the year ended December 31, 2002 versus $2.8 million for the year ended December 31, 2001. The activity, for the years ended December 31, 2002 and 2001, reflects the amortization of deferred compensation costs related to the issuance of stock options, warrants issued and re-priced warrants and options at below fair market values in the first quarter of 2000.

Other Income (Expense)

     Other expenses increased to ($2.3) million for the year ended December 31, 2002 from ($1.4) million for the year ended December 31, 2001. The increase of $0.9 million was due primarily to increased interest expense. Interest expense increase was primarily due to the beneficial conversion of debt totaling approximately $888,000. Net Loss/Net Loss Per Common Share

Liquidity & Capital Resources

Current Financial Position and Need for Additional Financing

     In April 2003, the Company closed on a $6 million financing. We estimate $6 million to be the minimum required to support us until we begin realizing profits from production in sufficient amount to become profitable through production alone, No assurance can be given that our estimates will prove to be correct, or that the Company will generate sufficient revenues to provide positive cash flows from operations. These and other factors raise substantial doubt about the Company's ability to continue as a going concern.

     We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future and that our operating expenses will be the principal use of our cash. In particular, we expect that salaries for employees engaged in production operations, purchase of inventory and expenses of increased sales and marketing efforts would be the principle uses of cash. We expect that our cash requirements over the next 12 months will be met by a combination of additional equity or debt financing, and revenues generated by sales. We expect to continue to devote substantial resources to manufacturing, marketing and selling our products.

     eMagin has experienced a net loss applicable to common stockholders of $14.9 million and $2.4 during the year ending December 31, 2002 and the three months ending March 31, 2003. eMagin had negative cash flows from operations for the year ending December 31, 2002 of $5.6 million and $54,000 for the three months ending March 31, 2003. As of April 11, 2003 eMagin was in default of its loan and equity agreements due to our failure to register shares, was unable to obtain replacement financing, and was not in compliance with several financial covenants under the credit agreement. We subsequently closed on a $6 million financing on April 25, 2003 and are registering the shares per our agreements.

     Management has undertaken certain actions in an attempt to improve the Company's liquidity and return the company to profitability. These actions included significant overhead reductions instituted in 2002. Management is also in discussions with several other lenders and investors. We may not be able to secure a financing or any other replacement financing.

     As a result of its liquidity restrictions, eMagin has been unable to meet certain of vendor payable obligations, and has been forced to extend the terms of such payments.

     eMagin's ability to obtain both replacement and additional financing depends on many factors beyond its control, including the state of the capital markets, the market price of eMagin's common stock, its customers' willingness to substantially prepay for product, the prospects of the business. The necessary additional financing may not be available to eMagin or may be available only on terms that would result in further dilution to the current owners of eMagin's common stock. Failure to obtain commitments for interim and longer term financing would have a material adverse effect on the business, results of operations and financial condition, which may include ceasing eMagin's operations . If the financing eMagin requires to sustain its working capital needs is unavailable or insufficient, eMagin may be unable to continue as a going concern.

     Substantially all of our revenues to date have been derived from research and development contracts with the U.S. federal government. We received revenues from government contracts of $0 for the three months ended March 31, 2003 as compared to $14 thousand for the three months ended March 31, 2002. These figures do not include our government contracts in which we provided a cost-share. We anticipate that our total revenues from government contracts in 2003 will be substantially lower than in previous years. We currently have no contracts that we are actively engaged on. We plan to submit proposals for additional development contract funding; however, funding is subject to legislative authorization and even if funds are appropriated, they may be withdrawn based on changes in government priorities.

     We have received purchase agreements for our products to be delivered now through 2004 and into early 2005. Management believes that the prospects for growth of product revenue remain high.

     Our customer schedules have been necessarily pushed out due to our financing issues, but these shipments are being renegotiated now that the funding is committed. We do not currently anticipate any significant loss of business as a result of our prior financing related product ramp delays, other than the shift in out of delivery schedules. We must ramp our supplies and staffing quickly and efficiently to meet the anticipated shipping schedules. A significant level of effort will be required.

     Orders for supplies were placed during the 2-3 weeks after the financing. A 3-month supply delivery schedule and one month in house production cycle is anticipated before shipments can begin ramping. Some earmarked supplies are already in hand for customers that provided prepayments for supplies in late 2002 and for small quantity deliveries. Initial supply orders will be modest until we insure our supplier quality is high after a long stagnant period of time. Continuous monthly orders of wafers, Circuit Boards, and other supplies are planned to insure a continuing product flow to customers, after the supplier re-qualification cycle.

     We are in the early phases of production, although our progress has been impeded by our prior cash position. Anticipated increased shipments in the first quarter were delayed, primarily due to our inability to purchase raw materials. Based on the planned schedule, we should have resolved our supplier issues and be able to produce quantities in the late third quarter of 2003.

     Our cash requirements depend on numerous factors, including completion of our product development activities, ability to commercialize our products, timely market acceptance of our products and our customer's products, and other factors. We expect to carefully devote capital resources to continue our development programs directed at commercializing our products in our target markets, hire and train additional staff, expand our research and development activities, develop and expand our manufacturing capacity and begin production activities. Any delays could change the cash requirements of the company. While we believe that we are in position to handle a significant production increase, there can be no assurance that we will not experience some issues relating to yield and throughput risk that could result in production delays.

     To obtain funding for our ongoing operations, on April 25, 2003, we entered into a global restructuring and secured note purchase agreement with a group of several accredited institutional and individual investors whereby the investors agreed to lend us $6,000,000 in exchange for (i) the issuance of $6,000,000 principal amount of 9.00% secured convertible promissory notes due on November 1, 2005 and (ii) warrants to purchase an aggregate of 7,749,921 shares of common stock of eMagin (subject to certain customary anti-dilution adjustments), which Warrants are exercisable for a period of three (3) years.

     This prospectus relates to the resale of the common stock underlying these notes and warrants. The investors are obligated to provide us with an aggregate of $6,000,000 as follows:

     o    $1,800,000 was disbursed on April 25, 2003;

     o    $525,000 was disbursed on April 30, 2003;

     o    $525,000 was disbursed on May 15, 2003;

     o    $525,000 was disbursed on June 15, 2003;

     o    $525,000 was disbursed on June 25, 2003;

     o    $525,000 was disbursed on July 15, 2003;

     o    $525,000 will be disbursed on August 15, 2003;

     o    $525,000 will be disbursed on September 15, 2003; and

     o    $525,000 will be disbursed on October 15, 2003.

Notwithstanding the foregoing, the purchasers of the Notes agreed that the purchase of the Notes in each closings pursuant to the schedule set forth above shall in no event take place later than 5 days after the effectiveness of this registration statement.

Accordingly, we have received a total of $4,425,000 pursuant to the Securities Purchase Agreement. These funds from the sale of the convertible notes will be used for business development purposes, working capital needs, and legal settlements.

     The notes bear interest at 9% per annum, mature on November 1, 2005, and are convertible into our common stock, at a price of $0.7742, which represents an amount equal to 105% of the volume weighted average of the closing price of our common shares as reported on The American Stock Exchange by the Wall Street Journal, New York City edition, for the five (5) trading days immediately preceding April 25, 2003, the closing date of the $6,000,000 financing. The full principal amount of the convertible debentures is due upon default under the terms of convertible debentures. The warrants are exercisable until three years from the date of issuance at a purchase price of $.8110, which represents an amount equal to 110% of the volume weighted average of the closing price of our common shares as reported on The American Stock Exchange by the Wall Street Journal, New York City edition, for the five (5) trading days immediately preceding April 25, 2003, the closing date of the $6,000,000 financing. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

     As part of the April 2003 transactions, the existing the holders of an aggregate of $1,625,000 principal amount of secured notes that were purchased pursuant to a secured note purchase agreement entered into as of November 27, 2001 and amended as of January 14, 2002,and the holder of a $200,000 principal amount secured note that was purchased pursuant to a secured note purchase agreement entered into as of June 20, 2002, agreed to (a) amend their respective notes issued to them, (b) terminate the respective security agreements dated November 20, 2001 and June 20, 2002 that were entered into in connection with the purchase of their notes and allow the new investors to enter into a new security agreement with them on a pari passu basis in order for eMagin to continue its operations as a developer of virtual imaging technology, and (c) simultaneously participate in this new round of financing (subject to the terms and conditions set forth in the secured note purchase agreement). The amendments to the notes included (i) amending the note issued on June 20, 2002 so as to provide that the note shall be convertible and will have the same conversion price as the notes issued pursuant to the April 2003 secured note purchase agreement, (ii) extending the maturity dates of the notes from June 30, 2003 to November 1, 2005, and (iii) revising and clarifying certain of the other terms and conditions of the notes, including provisions relating to interest payments, conversions, default and assignments of the notes.

     In connection with the completion of the transactions under the securities purchase agreement, we also entered into a security agreement with the investors dated as of April 25, 2003, and a registration rights agreement dated as of April 25, 2003 providing the investors with certain registration rights under the Securities Act of 1933, as amended, with respect to our common stock issued or issuable in lieu of cash interest payments on the notes, upon conversion of the notes and/or exercise of the warrants.

     In addition to the foregoing, as a condition to and simultaneously with the closing of the transaction pursuant to the secured note purchase agreement, certain holders of our convertible notes agreed to convert approximately $4.9 million of notes and accrued interest into shares of our common stock, subject to a "lock up" arrangement allowing only limited sales through private transactions for their remaining shares through December 31, 2003. Specifically, The Travelers Insurance Company agreed to convert their $1 million convertible note plus related interest into our common stock at a conversion price of approximately $0.53 per share, and SK Corporation has agreed to convert its $3 million convertible note and accrued interest into our common stock at an approximate conversion price of approximately $1.28 per share. As further conditions to the closing of the transaction pursuant to the secured note purchase agreement, we have also entered into settlement or restructuring agreements with certain of our other creditors to whom we owed approximately $5.2 million of current payables, pursuant to which the creditors have agreed to accept shares of our common stock in full or partial satisfaction of the amount owed to them, or which allow us to either make discounted payments to them or to make payments under more favorable payment terms than previously were in place.

     Certain of the selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the convertible Notes.

EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In August 2001, the FASB, issued SFAS, No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." SFAS No. 143 addresses financial accounting and reporting for the retirement obligation of an asset. This statement provides that companies should recognize the asset retirement cost at its fair value as part of the cost of the asset and classify the accrued amount as a liability. The asset retirement liability is then accreted to the ultimate payout as interest expense. The initial measurement of the liability would be subsequently updated for revised estimates of the discounted cash outflows. The Statement will be effective for fiscal years beginning after June 15, 2002. On January 31, 2003, eMagin adopted SFAS No. 143. The adoption of this standard did not have a significant impact on eMagin's consolidated financial position, results of operations or cash flows.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement eliminates the requirement under SFAS 4 to aggregate and classify all gains and losses from extinguishment of debt as an extraordinary item, net of related income tax effect. This statement also amends SFAS 13 to require that certain lease modifications with economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. In addition, SFAS No. 145 requires reclassification of gains and losses in all prior periods presented in comparative financial statements related to debt extinguishment that do not meet the criteria for extraordinary item in Accounting Principles Board Opinion ("APB") 30. The statement is effective for fiscal years beginning after May 15, 2002 with early adoption encouraged. The Company adopted SFAS No. 145 on January 1, 2003, the adoption had no effect on the financial results of the Company..

     On July 30, 2002, The FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. eMagin adopted SFAS No. 146 as of January 1, 2003. Upon adoption of SFAS 146, there was no effect on its financial position, cash flows or results of operations.

     In November 2002, the EITF reached a consensus on Issue 00-21 ("EITF 00-21"), "Multiple-Deliverable Revenue Arrangements." EITF 00-21 addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. The consensus mandates how to identify whether goods or services or both that are to be delivered separately in a bundled sales arrangement should be accounted for separately because they are separate units of accounting. The guidance can affect the timing of revenue recognition for such arrangements, even though it does not change rules governing the timing or pattern of revenue recognition of individual items accounted for separately. The final consensus will be applicable to agreements entered into in fiscal years beginning after June 15, 2003 with early adoption permitted. Additionally, companies will be permitted to apply the consensus guidance to all existing arrangements as the cumulative effect of a change in accounting principle in accordance with APB Opinion No. 20, "Accounting Changes." The Company is assessing, but at this point does not believe the adoption of EIFT 00-21 will have a material impact on its financial position, cash flows or results of operations.

     On April 30, 2003, the FASB issued Statement No. 149 ("SFAS No. 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement No. 133. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in Statement No. 133, and it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and is to be applied prospectively. The Company has not yet completed its analysis of SFAS No. 149 and, therefore, the effect on the Company's combined financial statements of the implementation of SFAS No. 149, when effective, has not yet been determined.

     On May 15, 2003, the FASB issued Statement No. 150 ("FAS No. 150"), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. FAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). FAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments.

     o mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets

     o instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets; includes put options and forward purchase contracts

     o obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares.

FAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. Most of the guidance in FAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has not yet completed its analysis of SFAS No. 150 and, therefore, the effect on the Company's combined financial statements of the implementation of SFAS 150, when effective, has not yet been determined.

                                    BUSINESS

Introduction

     eMagin Corporation designs, develops, and markets OLED's, or organic light emitting diodes, -on-silicon microdisplays and related information technology solutions. We integrate OLED technology with silicon chips to produce high-resolution microdisplays smaller than one-inch diagonally which, when viewed through a magnifier, create a virtual image that appears comparable to that of a computer monitor or a large-screen television. Our products enable our original equipment manufacturer, or OEM, customers to develop and market improved or new electronic products. Our first commercial product, the SVGA+, or Super Video Graphics Array, plus 52 added columns of data, OLED microdisplay was first offered for sampling in 2001, and our first SVGA-3D, the Super Video Graphics Array plus built-in stereovision capability, OLED microdisplay was first shipped in February 2002. We are now accepting conditional purchase agreements for larger quantities of our first two commercial microdisplay products. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, and wearable computers to be manufactured by OEM customers for military, medical, industrial, and consumer applications. We market our products in North American, Europe, and Asia.


Our OLED-on-silicon microdisplays offer a number of advantages over current liquid crystal microdisplays, including increased brightness, lower power requirements, less weight and wider viewing angles. Using our active matrix OLED technology, many computer and video electronic system functions can be built directly into the OLED-on-silicon microdisplay, resulting in compact systems with expected lower overall system costs relative to alternate microdisplay technologies. We license fundamental OLED technology from Eastman Kodak and we have developed our own technology to create high performance OLED-on-silicon microdisplays and related optical systems. The worldwide market for OLED displays amounted to $91 million in 2002, will reach $215 million in 2003 and will grow to $3.1 billion in 2009, for a compound annual growth rate of 56 percent from 2003 to 2009, according to iSuppli/Stanford Resources research reported in April 2003.

     As the first to exploit OLED technology for microdisplays, and with our partners and intellectual property, we believe that we enjoy a significant advantage in the commercialization of this display technology. We are the only company to announce, publicly show and sell full-color OLED-on-silicon microdisplays.

     Our wholly owned subsidiary, Virtual Vision, Inc., provides added value services to our customers by providing non-recurring engineering support for virtual imaging subsystem design and prototyping, as well as by creating standardized optic and electronics interfaces to our displays to accelerate the time to market of our new potential customers.

Industry Overview

     The overall flat panel display industry is predicted to grow to over $69 billion in 2005, according to market research by DisplaySearch. Within the flat panel industry there are various sizes and applications of flat panel displays, ranging from wall size signage to calculator and viewfinder displays. Displays are sold as independent products (such as flat TVs) or as components of other systems (such as laptop computers). Our products target one segment of the flat panel industry - near-eye microdisplays.

     Near-eye microdisplays are used in small optically magnified devices such as video headsets, camcorders, viewfinders and other portable devices. Microdisplays are typically of such high resolution that they are only practically viewed with magnifying optics. Although the displays are typically physically smaller than a postage stamp, they can provide a magnified viewing area similar to that of a full size computer screen. For example, when magnified through a lens, a high-resolution 0.5-inch to 0.75-inch diagonal display can appear comparable to a 19 to 21-inch diagonal computer screen at about 2 feet from the viewer or a 60-inch TV screen at about 6 feet. One version of our optics recreates the viewing and sound experience of sitting in the middle seat of a typical movie theater.

     The microdisplay market, according to McLaughlin Consulting Group in a report issued in November 2002, is expected to grow on a unit basis at 20% per year, from a base of less than $1 billion in 2002 to more than $1.4 billion by 2006. Another leading industry market research organization, DisplaySearch, projects that the overall microdisplay market is expected to grow to $3.1 billion by 2005.

     We believe that the most significant driver of the microdisplay market is growing consumer demand for mobile access to larger volumes of information and entertainment in smaller packages. This desire for mobility has resulted in the development of microdisplay products in two categories: (i) near-eye microdisplays incorporated in products such as viewfinders, digital cameras, video cameras and personal viewers for cell phones and (ii) headset-application platforms which include mobile devices such as notebook and sub-notebook computers, wearable computers, portable DVD systems, games and other entertainment.

     Until now, microdisplay technologies have not simultaneously met all of the requirements for high resolution, full color, low power consumption, brightness, lifetime, size and cost which are required for successful commercialization in OEM consumer products. We believe that our new OLED-on-silicon microdisplay product line meets these requirements better than alternate products and will help to enable virtual imaging to emerge as an important display industry segment.


Our Approach: OLED-on-Silicon Microdisplays and Optics

     There are two basic classes of organic light emitting diode, or OLED, technology, dubbed molecular and polymer. Our microdisplays are currently based upon active matrix molecular OLED technology, which we call OLED-on-silicon because we build the displays directly on silicon chips. Our OLED-on-silicon technology uniquely permits millions of individual low-voltage light sources to be built on low-cost, silicon computer chips to produce single color, white, or full-color display arrays. OLED-on-silicon microdisplays offer a number of advantages over current liquid crystal microdisplays, including increased brightness, lower power requirements, less weight and wider viewing angles. Using our OLED technology, many computer and video electronic system functions can be built directly into the silicon chip, under the OLED film, resulting in very compact, integrated systems with lowered overall system costs relative to alternate technologies.

     We have developed our own proprietary technology to create high performance OLED-on-silicon microdisplays and related optical systems and we license fundamental OLED technology from Eastman Kodak. (See "Intellectual Property" and "Strategic Relationships") We expect that the integration of our OLED-on-silicon microdisplays into mobile electronic products will result in lower overall system costs to our original equipment manufacturer customers.

     We believe that our OLED-on-silicon microdisplays represent a new generation of microdisplay technology. Because our microdisplays generate and emit light, they have a wider viewing angle than competing liquid crystal microdisplays, and because they have the same high brightness at all forward viewing angles, our microdisplays permit a large field-of-view and superior optical image. The wider viewing angle of our display results in the following superior optical characteristics:

     o the user does not need to as accurately position the head-wearable display to the eye;

     o the image will change minimally with eye movement and appear more natural; and

     o the display can be placed further from the eye and not cut off part of the image.

     In addition, our OLED-on-silicon microdisplays offer faster response times and use less power than competitive liquid crystal microdisplay systems. We expect that our integrated electronics and unique OLED characteristics, coupled with our lenses, will result in lower overall system costs for OEMs.

     Our OLED microdisplay stores, until refreshed, all the color and luminance value information at each of the more than 1.5 million picture elements, or pixels, in the display array, eliminating the flicker or color breakup seen by most other high-resolution microdisplay technologies. Even power efficient frame rates as low 30 Hz can usually be used effectively. Power consumption at the system level is expected to be the lowest of any full-color, full-video SVGA resolution range, large view microdisplay on the market. The OLED's ability to emit light at wide angles allows customers to create large field of view

(approx. 40 degrees), wide image capture range images from very compact, low-cost, one-piece optical systems. The display contains the majority of the electronics required for connection to the RGB (red, green, blue signal) port of a portable computer imbedded in its silicon chip backplane, thereby eliminating many other components required by other display technologies such as D-A converters, application-specific integrated circuits (ASICs), light sources, multiple optical elements, and other components. We believe that these features enable our new class of microdisplay to potentially be the most compact, highest image quality, and lowest cost solution for high resolution near-eye applications, once in full production.

     We have commercialized two products, our SVGA+ resolution microdisplay , which contains 1.53 million picture elements, and our stereovision-capable SVGA-3D microdisplay, which contains 1.44 million picture elements. We are currently developing a military and industrial oriented ultra-high-luminance monochrome SXGA integrated circuit, which contains 1280x1024 picture elements, that is due for completion in late 2003 or 2004. We sell our OLED-on-silicon microdisplays for use as components by customers who prefer to design and build their own lenses or coupled with our own optics. We also plan to offer OLED processing on our customers' integrated circuits to some OEMs who design their own integrated circuits. We provide Developer Kits, which include a color SVGA+ resolution microdisplay and associated electronics required for OEMs to build and test new products. This developer kit provides OEMs with the first opportunity for evaluation of an OLED-on-silicon microdisplay.

     Our Products

     We offer our products to Original Equipment Manufacturers and other large volume buyers as both separate components and integrated bundles in a three-tiered platform:

     (1) OLED-on-silicon microdisplays for integration into OEM products for consumer, industrial, and military markets;

     (2) Microviewer(TM) modules that incorporate our OLED-on-silicon microdisplays with compact lenses and electronic interfaces for integration into OEM products for consumer, industrial, and military markets. These products have been prototyped and are planned;

     (3) Head-wearable display systems that will incorporate our Microviewers(TM) for consumer and industrial markets. These products have been prototyped and are planned.

     We also plan to offer engineering support, enabling customers to quickly integrate our products into their own product development programs.

     (1) OLED Microdisplay Products

     We serve as a component manufacturer by supplying our OLED-on-silicon microdisplays for those customers who have their own lenses or integrated circuits. Our first commercial microdisplay products include:

     0.62-inch Diagonal SVGA+ (Super Video Graphics Array plus 52 added columns of data) for Consumer OEMs. This display has a resolution of 852 x 3 x 600 pixels, and was dubbed "SVGA+" because it has 52 more display columns than a standard SVGA display. The design permits users to run either (1) standard SVGA (800 x 600 pixels) to interface to the analog output of many portable computers or (2) 852 x 480, using all the data available from a DVD player in a 16:9 wide screen entertainment format. The SVGA+ can be made as a full-color or monochrome microdisplay primarily for high-performance and large-view consumer OEM products such as games, video/data head-wearable displays, digital cameras, video cameras and other portable electronics applications. The display also has an internal NTSC monochrome video decoder for low power night vision systems. This product is designed to interface with most portable personal computers.

     0.59-inch Diagonal SVGA-3D (Super Video Graphics Array plus built-in stereovision capability) for Consumer OEMs. This display has a resolution of 800 x 3 x 600 pixels. The SVGA-3D can be made as a full-color or monochrome microdisplay primarily for high-performance and large-view consumer OEM products such as personal computer games and video/data head-wearable displays, but is also designed to be applicable for digital cameras, video cameras and other portable electronics applications since the 3D feature is optional. A built-in circuit provides compatibility with single channel frame sequential stereoscopic vision without additional external components. In high volumes, the SVGA-3D is priced lower than the SVGA+, so it is likely to be selected whenever the OEM customer does not need monochrome NTSC or the extra columns of resolution.

     0.98-inch Diagonal SXGA (Super Extended Video Graphics Array) for Industrial, Medical and Military Applications. We are developing an introductory SXGA microdisplay product as a personal computer-compatible headset display for military, medical, high-end commercial, and industrial applications. This product will have 1280 x 1024 monochrome pixels and will be adaptable to color VGA resolution. The display will have a capability for very high luminance. We expect that this display will be able provide over 30,000 Cd/m2 luminance. For reference, a typical notebook computer operates at 80 Cd/m2 peak luminance. This digital video and data interface product is being designed to exhibit a wide dimming range and high luminance for special military applications. We anticipate that the performance features of the SXGA, such as high-speed digital video and 256 gray levels, have the potential to serve as a catalyst for the development of new applications.

     (2) Microviewer(TM) Products Incorporating Lenses

     By providing an integrated solution of a complete microdisplay and lens assembly to integrate into OEM customers' end product design, OEM customers can avoid incurring expensive optics design and tooling costs. Different lens and microdisplay specifications can be mixed and matched to be adapted to many end products.

     We have developed advanced lens technology for several applications and hold key patents on low cost, high performance lens technology for microdisplay applications. Our lens technology permits our OLED-on-silicon microdisplays to provide large field of view images that can be viewed for extended periods with reduced eye-fatigue.

     We intend to sell Microviewer(TM) modules to OEMs for integration with their branded products, or incorporated into eGlass(TM) Personal Viewer(TM) head-wearable displays to be supplied by our subsidiary, Virtual Vision, Inc. Some of our potential customers have stated a preference for Microviewers(TM) over microdisplays since Microviewers(TM) incorporate lenses which save OEMs a step in their manufacturing process and can save them the long time required to develop a high performance lens system.

     (3) eGlass(TM) Personal Viewer(TM) Head-Wearable Systems

     Personal Viewer(TM) head-wearable systems, such as our eGlass(TM) Personal Viewer(TM), give users the ability to work with their hands while simultaneously viewing information or video on the display. Our head-wearable displays enable more versatile portable computing, capable of delivering an image that appears comparable to that of a 19-inch monitor at 22 to 24 inches from the eye using a 0.59-inch diagonal microdisplay (SVGA-3D). We believe that Personal Viewer head-wearable displays will fill the increasing demand for instant data accessibility in mobile workplaces. We expect to sell the head-wearable displays primarily to OEM systems and equipment customers through direct sales and our e-commerce website which is under development.

     We believe that our strategy of offering our products both as separate components and as integrated bundles that include microdisplays and lenses will allow us to address the needs of the largest number of potential customers.

Prior Product and Technology Awards

     o    Dual Use Technology Achievement Award

     March 2002. eMagin and the US Air Force Armstrong Laboratory received first place for the US Air Force and was recognized as one of the best dual use technologies in 2001 recognition across all branches of the Armed Services for the Second Annual Dual Use Science and Technology Achievement Award awarded by the Deputy Under Secretary for Defense, Charles J. Holland. The award recognizes the best dual use programs and honors those responsible for developing and implementing technology beneficial to both military and commercial sectors.

     o    2001 Product of the Year

     January 17, 2001. eMagin received a 2001 Product-of-the-Year Award from Electronic Products Magazine, honoring eMagin for the development of its first-of-class high-resolution active matrix OLED-on-silicon microdisplay, based on significant advances in technology.

     o    2001 U.S. Army Phase II Quality Award

     August 21, 2001. eMagin received a 2001 US Army SBIR (Small Business Innovation Research) Phase II Quality Award for the development of high-resolution active matrix OLED microdisplays for incorporation into military head-mounted displays. The annual Quality Awards Program recognizes top quality Army Phase II projects for their technical achievement, contribution to the Army and potential for commercial use. Selected by a distinguished panel of Army and industry experts, eMagin's project was among only five selected to receive a 2001 U.S. Army SBIR Phase II Quality Award through the rigorous Quality Awards competition.

     o    Display of the Year 2000 Gold Award

     June 6, 2001. eMagin was honored by The Information Display Magazine and Society Information Display with the Display of the Year Gold Award for its OLED-on-Silicon microdisplay. The Display of the Year Award was established in 1995 to recognize outstanding products chosen for their innovation and potential impact on current and future display markets. An international committee of distinguished display technologists and leading editors in a four-month process of nominations and voting made the selection.

Our Market Opportunity

     The growth potential of our selected target market segments have been investigated using information gathered from key industry market research firms, including Display Search, Frost and Sullivan, Fuji-Chimera, International Data Corporation, Nikkei, SEMI, Stanford Resources-iSuppli and others. Such data was obtained using published reports and data obtained at industry symposia. We have also relied substantially on market projections obtained privately from industry leaders, industry analysts, and potential customers.

     We believe that the consumer oriented, virtual-imaging market is characterized by about 20 large OEMs that, collectively, dominate 90% of the market. The non-consumer market consists of niches - industrial, medical, military, arcade games, 3-D CAD/Virtual Reality, and wearable computers. Within each of these market sectors, we believe that our microdisplays, when combined with compact optic lenses, will become a key component for a number of mobile electronic products. We are targeting the following applications:


(1) Near-Eye Viewers for Digital Cameras, Camcorders and Hand-held Internet and Telecommunications Appliances


     We believe that our microdisplays will enhance near-eye applications in the following groups of products:

     o Digital cameras and camcorders, which typically use direct view displays at low resolution, offer a small visual image, and are difficult to see on sunny days. According to Display Search, 41 million digital cameras and 13 million camcorders are expected to be sold in 2005. Some of these products may incorporate microdisplays as high-resolution viewfinders which would permit individuals to see enlarged, high-resolution proofs immediately upon taking the picture, giving them the opportunity to retake a poor shot.

     o Mobile phones and other hand-held Internet and telecommunications appliances which will enable users to access full web and fax pages, data lists and maps in a pocket-sized device. According to the Fuji Chimera Research Institute, an industry market research organization, by 2005 the cellular phone and handheld portable digital assistant markets will grow to 655 million units and 20 million units, respectively. Some of these products may eventually incorporate our microdisplays. In order for the high-resolution wireless telecommunications market to develop, Generation 3 (G3) high-speed data transmission must become widely available. The current cost and

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
          limited availability of broadband services has impeded the development of this market, but several telecommunication companies have prototype programs in progress which incorporate our microdisplay products.

     For each of these applications, we anticipate that our microdisplays, combined with compact optic lenses, will offer higher resolution, lower power and system cost and achieve larger images than are currently available in the consumer market. As a result, we believe that we can obtain a sizeable share of the market for the display components of these mobile electronic products.

(2) Head-wearable Display Platforms

     Head-wearable displays incorporate microdisplays mounted in or on eyeglasses, goggles, simple headbands, helmets, or hardhats, and are often referred to as HMDs or headsets. Head-wearable displays may block out surroundings for a fully immersive experience, or be designed as "see-through" or "see-around" to the user's surroundings. They may contain one (monocular) or two (binocular) displays. Some of the increased current interest is due to accelerating the timetable to adapt such systems to military applications such as night vision and fire and rescue applications. These have military, commercial, and consumer applications.

     Military

     Military demand for head-wearable displays is currently being met with microdisplay technologies that we believe to be inferior to our OLED-on-silicon products. The new generation of soldiers will be highly mobile, and will often need to carry highly computerized communications and surveillance equipment. To enable interaction with the digital battlespace, rugged, yet lightweight and energy efficient technology is required. Currently available microdisplay technologies do not meet the requirements for low power, hands-free, day and night-viewable displays. Our OLED microdisplays demonstrate performance characteristics important to military and other demanding commercial and industrial applications including high brightness and resolution, wide dimming range, wider temperature operating ranges, shock and vibration resistance and insensitivity to high G-forces. The image does not suffer from flicker or color breakup in vibrating environments, and the microdisplay's wide viewing angle allows ease of viewing for long periods of time. The OLED's very low power consumption reduces battery weight and increases allowed mission length. Properly implemented, we believe that head-mounted systems incorporating our microdisplays will increase effectiveness by allowing hands-free operation and increasing situational awareness with enough brightness to be used in daylight, yet controllable for nighttime light security. The OLED's wide temperature range is especially of interest for military applications because the display can turn on instantly at temperatures far below freezing and can operate at very high temperatures in desert conditions.

     Our OLED microdisplays were selected for several aircraft vehicles and soldier applications, including the US Army Land Warrior 1.0 and 2.0 programs and the US Air Force Joint Strike Fighter, among others. Land Warrior, a core program in the Army's drive to digitize the battlefield, is an integrated digital system that incorporates computerized communication, navigation, targeting and protection systems for use by the twenty-first century infantry soldier. Kaiser Electro-Optics, a Rockwell Collins company and the principal contractor for the US Army's Land Warrior HMD system, and eMagin will apply their respective expertise in HMD and imaging technology to develop rugged, yet lightweight and energy efficient products meeting the requirements of tomorrow's soldier. The US Army expects to initially equip more than 40,000 soldiers with the Land Warrior system. The current overall redesign of the Land Warrior system has delayed increased volume use of displays in that program until 2004. Our display is also used in Kaiser Electro-Optics, Inc.'s commercially available ProView S035 Monocular HMD. The US Air Force has selected our OLED microdisplay technology for incorporation into the Strike Helmet 21 system that uses Integrated Panoramic Night Vision Goggles in avionics helmets. The Strike Helmet 21 system is targeted for integration into F-15E aircraft in the 2003-2004 time period. Similar systems are of interest for other military applications as well as for related operations such as fire and rescue.

     Commercial Industrial, and Medical

     We believe that a wide variety of commercial and industrial markets offer significant opportunities due to increasing demand for instant data accessibility in mobile workplaces. Some examples of microdisplay applications include: immediate access to inventory such as parts, tools and equipment

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
availability; instant accessibility to maintenance or construction manuals; routine quality assurance inspection; and real-time viewing of images and data. Commercial products in these sectors include Sage Technologies, Ltd.'s Helmet Vue (TM) Thermal Imaging System and an upcoming accessory to Antelope Technolgies' MCC Wearable Computing system, which incorporates IBM's wearable PC technology.

     Consumer

     We believe that our head-wearable display products will enhance the following consumer products:

     o Entertainment and gaming video headset systems, which permit individuals to view television, including HDTV, video CDs, DVDs and video games on virtual large screens or stereovision in private without disturbing others. Even though entertainment and gaming headsets represent an emerging product class, we are seeing demand from OEMs. Headset game systems for portable computers with head tracking and/or stereovision appears to be our predominant high quantity near term market opportunity, with several customers indicating an interest in large production quantities of our displays. Our current SVGA-3D display was designed specifically for this market. We believe that these new headset game systems can provide a game or telepresence experience not otherwise practical using conventional direct view display technology. We expect low cost to be important for success in this field, and expect our product cost to decrease in high quantity production.

     o Notebook computers, which can use head-wearable devices to reduce power as well as expand the apparent screen size and increase privacy. Current notebook computers do not use microdisplays. Our products can apply not only to new models of notebook computers, but also as aftermarket attachments to older notebooks still in use. We expect to market our head-wearable displays to be used as plug-in peripherals to be compatible with most notebook computers. We believe that the SVGA-3D microdisplay is well suited for most portable PC headsets. Our microdisplays can be operated using the USB power source of most portable computers. This eliminates added power supplies, batteries, and rechargers and reduces system complexity and cost.

     o Handheld personal computers, whose small, direct view screens are often limitations, but which are now capable of running software applications that would benefit from a larger display. Microdisplays can be built into handheld computers to display more information content on virtual screens without forfeiting portability or adding the cost a larger direct view screen. Microdisplays are not currently used in this market. We believe that GPS viewers and other novel products are likely to develop as our displays become more available.

     o Highly compact wearable computers and personal digital assistants, or PDAs using video headsets as screens can be made possible by high-resolution microdisplays. A lightweight pocketsize computer that is under one pound can potentially be created with a foldout keyboard, compact input device, or voice actuation and a headset that provides a near-desktop personal computer experience.

     The combination of power efficiency, high resolution, low systems cost, brightness and compact size offered by our OLED-on-silicon microdisplays has not been made available to makers and integrators of existing entertainment and gaming video headset systems, notebook computers and handheld computers. We believe that our microdisplays will catalyze the growth of new products and applications such as lightweight wearable computer systems.

                     Selected Applications by Market Sector

     ----------------------------------- ----------------------------------------------------------------------
         Sector                          Representative Applications
     ----------------------------------- ----------------------------------------------------------------------
     Portable Computer Peripheral        |X|      Notebook and SuperSubnotebook computer headsets
                                         |X|      Miniature data viewers
     ----------------------------------- ----------------------------------------------------------------------
     Entertainment                       |X|      Games
                                         |X|      Headset Television/DVDs
     ----------------------------------- ----------------------------------------------------------------------

                                       29

     Industrial, Medical, &              |X|      Surgery and Dentistry
     Administration                      |X|      Industrial Control and Safety
                                         |X|      Emergency Services
                                         |X|      Inventory and Retail
                                         |X|      Institutional Control
                                         |X|      Maintenance (Industry & Consumer)
                                         |X|      Communications
                                         |X|      Finance
                                         |X|      Education and Training
     ----------------------------------- ----------------------------------------------------------------------
     Military                            |X|      Communications
                                         |X|      Targeting and Enhanced Vision
                                         |X|      Handheld & Headmount Equipment
                                         |X|      Body worn displays
                                         |X|      Avionics (Helmet mount)
                                         |X|      Ground and Water Vehicles
                                         |X|      Maintenance & Training
                                         |X|      Special Applications
     ----------------------------------- ----------------------------------------------------------------------
     Telecommunications, Handheld, and   |X|      Cell Phones/Headset phones
     Small Instruments                   |X|      Handheld & Portable Internet Viewers
                                         |X|      Smart Appliances & Instruments
     ----------------------------------- ----------------------------------------------------------------------
     Advanced Computer                   |X|      CAD/CAM
     Applications                        |X|      Virtual Reality and Simulations
                                         |X|      Ultra-High Resolution
     ----------------------------------- ----------------------------------------------------------------------

Our Strategy

     Our strategy is to establish and maintain a leadership position as a worldwide supplier of microdisplays and virtual imaging technology solutions for applications in high growth segments of the electronics industry by capitalizing on our leadership in both OLED-on-silicon technology and microdisplay lens technology. We aim to provide microdisplay and complimentary accessories to enable OEM customers to develop and manufacture new and enhanced electronic products. Some key elements of our strategy to achieve these objectives include the following:

     Leverage our superior technology to establish a leading market position. As the first to exploit OLED-on-silicon microdisplays, we believe that we enjoy a significant advantage in bringing this technology to market.

     Develop products for large consumer markets via key relationships with OEMs. Our relationships with OEMs whose products use microdisplays have allowed us to identify initial microdisplay products to be produced for entertainment, industrial, and military headsets, to be followed by other applications such as digital cameras, camcorders and hand-held Internet and telecommunications appliances. We target markets which we believe to have long-term growth potential.

     Reduce production costs. We intend to reduce our production costs by lowering our fixed costs and improving our manufacturing yields.

     Optimize manufacturing efficiencies by outsourcing while protecting proprietary processes. We intend to outsource certain capital-intensive portions of microdisplay production, such as chip fabrication, to minimize both our costs and time to market. We intend to retain the OLED application and OLED sealing processes in-house. We believe that these areas are where we have a core competency and manufacturing expertise. We also believe that by keeping these processes under tight control we can better protect our proprietary technology and process know-how. This strategy will also enhance our ability to continue to optimize and customize processes and devices to meet customer needs. By performing the processes in-house we can continue to directly make improvements in the processes which will improve device performance. We also retain the ability to customize certain aspects such as color balance, which is known as chromaticity, as well as specialized boards or interfaces, and to adjust other parameters at the customer's request. In the area of lenses and head-wearable displays, we intend to focus on design and development, while working with third parties for the manufacture and distribution of finished products. We intend to prototype new optical systems, provide customization of optical systems, and manufacture limited volumes at our subsidiary, Virtual Vision, but intend to outsource high volume manufacturing operations. There are numerous potential plastics, PC Board, and assembly service companies globally that provide these outsource services.


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
     Build and maintain strong internal design capabilities. As more circuitry is added to OLED-on-silicon devices, the cost of the end product using the display can be decreased; therefore integrated circuit design capability will become increasingly important to us. To meet these requirements, we intend to develop in-house design capabilities. Building and maintaining this capacity will allow us to reduce engineering costs, accelerate the design process and enhance design accuracy to respond to our customers' needs as new markets develop. In addition, we intend to maintain a product design staff capable of rapidly developing prototype products for our customers and strategic partners. Contracting third party design support to meet demand and for specialized design skills will also remain a part of our overall long term strategy.

Our Strategic Relationships

     Strategic relationships have been an important part of our research and development efforts to date and are an integral part of our plans for commercial product launch. We have forged strategic relationships with major OEMs and strategic suppliers. We believe that strategic relationships allow us to better determine the demands of the marketplace and, as a result, allow us to focus our future research and development activities to better meet our customer's requirements. Moreover, we expect to provide microdisplays and Microviewers(TM) to some of these partners, thereby taking advantage of established distribution channels for our products.

     Eastman Kodak is a technology partner in OLED development, OLED materials, and a potential future customer for both specialty market display systems and consumer market microdisplays. We license Eastman Kodak's OLED and optics technology portfolio. We have a nonexclusive, perpetual, worldwide license to use Eastman Kodak patented OLED technology and associated intellectual property in the development, use, manufacture, import and sale of microdisplays. The license covers emissive active matrix microdisplays with a diagonal size of less than 2 inches for all OLED display technology previously developed by Kodak. An annual minimum royalty is paid at the beginning of each calendar year and is fully creditable against the royalties we are obligated to pay based on net sales throughout the year. Eastman Kodak and eMagin have engaged in numerous discussions regarding potential product applications for eMagin's microdisplays by Eastman Kodak.

     We are working in cooperation with the US Air Force, Ball Aerospace, ITT, and Kaiser Electro-optics, a subsidiary of Rockwell Collins, to complete development and characterization of our high brightness SXGA microdisplay.

     We have recently announced the execution of an agreement with a major manufacturing partner to develop two new products: an enhanced version of our SVGA-3D microdisplay with new imbedded features for consumer head-mounted displays and high resolution games, and a new QVGA and/or VGA viewfinder microdisplay for camcorder and digital cameras, web phones, and low end games.

     We are a member of the United States Display Consortium, a cooperative agency of display and related technology manufacturers whose charter is to support continued progress of the display industry. We intend to continue to establish additional strategic relationships in the future.

Our Technology Platforms

OLED-on-Silicon Technology

     Scientists working at Eastman Kodak invented OLEDs in the early 1980s. OLEDs are thin films of stable organic materials that emit light of various colors when a voltage is impressed across them. OLEDs are emissive devices, which means they create their own light, as opposed to liquid crystal displays, which require a separate light source. As a result, OLED devices use less power and can be capable of higher brightness and fuller color than liquid crystal microdisplays. Because the light they emit is Lambertian, which means that it appears equally bright from most forward directions, a moderate movement in the eye does not change the image brightness or color as it does in existing technologies. OLED films may be coated on computer chips, permitting millions of individual low-voltage light sources to be built on silicon integrated circuits to produce single color, white, or full-color display arrays. Many computer and video electronic system functions can be built directly into a silicon integrated circuit as part of the OLED display, resulting in an ultra-compact system. We believe these features, together with the well-established silicon integrated circuit fabrication technology of the semiconductor industry, make our OLED-on-silicon microdisplays attractive for numerous applications.

     We believe our technology licensing agreement with Eastman Kodak, coupled with our own intellectual property portfolio, gives us a leadership position in OLED and OLED-on-silicon microdisplay technology. Eastman Kodak provides OLED technology and we provide additional technology advancements that have enabled us to coat the silicon integrated circuits with OLEDs.

     We have developed numerous and significant enhancements to OLED technology as well as key silicon circuit designs to effectively incorporate the OLED film on a silicon integrated circuit. For example, we have developed a unique, up-emitting structure for our OLED-on-silicon devices that enables OLED displays to be built on opaque silicon integrated circuits rather than only on glass. Our OLED devices can emit full visible spectrum light that can be isolated with color filters to create full color images. Our microdisplay prototypes have a brightness that can be greater than that of a typical notebook computer and can have a potential useful life of over 50,000 operating hours, in certain applications. New materials and device improvements in development offer future potential for even better performance for brightness, efficiency, and lifespan. Additionally, we have invested considerable work over several years to develop unique electronics control and drive designs for OLED-on-silicon microdisplays.

     In addition to our OLED-on-silicon technology, we have developed compact optic and lens enhancements which, when coupled with the microdisplay, provide the high quality large screen appearance that we believe a large proportion of the marketplace demands.

Advantages of OLED Technology

     We believe that our OLED-on-silicon technology provides significant advantages over existing solutions in our targeted microdisplay markets. We believe these key advantages will include:

     o    Low manufacturing cost;

     o    Low cost system solutions;

     o    Wide angle light emission resulting in large apparent screen size;

     o Low power consumption for improved battery life and longer system life;

     o    High brightness for improved viewing;

     o    High-speed performance resulting in clear video images;

     o    Wide operating temperature range; and

     o    Good environmental stability (vibration and humidity).


     Low manufacturing cost. Many OLED-on-silicon microdisplays can be built on an 8-inch silicon wafer using existing automated OLED and color filter processing tools. The level of automation used lowers labor costs. Only a minute amount of OLED material is used in each OLED-on-silicon microdisplay so that material costs, other than the integrated circuit itself, are small. The number of displays per silicon wafer may be higher on OLEDs than on liquid crystal displays, or LCDs, because OLEDs do not require a space-wasting perimeter seal band.

     Low cost systems solutions. In general, an OEM using OLED-on-silicon microdisplays will not need to purchase and incorporate lighting assemblies, color converter related Applications Specific Integrated Circuits, or ASICs, or beam splitter lenses as is the case in liquid crystal microdisplays, which also require illumination. Many important display-related system functions can be incorporated into an OLED-on-silicon microdisplay, reducing the size and cost of the system. Non-polarized light from OLEDs permit lenses for many OLED-on-silicon applications that are made of a single piece of molded plastic, which reduces size, weight and assembly cost when compared to the multipiece lens systems used for liquid crystal microdisplays. System cost relative to liquid crystal and liquid crystal on silicon, or LCOS competitive products is thus reduced. Because our displays are power efficient, they typically require less power at the system level than other display technologies at a given display size and brightness.

     Wide-angle light emission simplifies optics for large apparent screen size. OLEDs emit light at most forward directions from each pixel. This permits the display to be placed close to the lens in compact optical systems. It also provides the added benefit of less angular dependence on the image quality relative to pupil and eye position when showing a large field of view, unlike reflective LCOS microdisplays. This results in less eye fatigue and makes it relatively easy to Low power consumption for improved battery life and longer system life. OLEDs emit light rather than transmitting it, so no power-consuming backlight or frontlight, as required for liquid crystal displays, is required. OLEDs can be energy efficient because of their high efficiency light generation. Furthermore, OLEDs conserve power by powering only those pixels that are on while liquid crystal on silicon requires light at all pixels all the time. Most optical systems used for our OLEDs are highly efficient, permitting over 80% of the light to reach the eye, whereas reflective technologies such as liquid crystal on silicon require multiple beam splitters to get light to the display, and then into the optical system. This results in typically less than 25% light throughput efficiency in reflective microdisplay systems. Most important, we do not need a power-hungry video frame buffer, as required in liquid crystal frame-sequential color systems. Battery life can therefore be long.

     High brightness for improved viewing. This feature can be of great value to military applications, where there is a need to see the computer image overlaid onto brightly lit real-life backgrounds such as desert sand, water reflections or sunlit clouds. The OLED can be operated over a large luminance range without loss of gray level control, permitting the displays to be used in a range of dark environments to very bright ambient applications. Since military simulation and situation awareness applications, including night vision, typically require large fields of view, the OLED's Lambertian optical characteristics make it an excellent choice.

     High-speed performance resulting in clear video images. The OLEDs switch much more rapidly than liquid crystals or most cathode ray tubes, or CRTs. This results in smear-free video rate imagery and provides improved image quality for DVD playback applications. This eliminates visible image smear and makes practicable three-dimensional stereo imaging using a split frame rate. This advantage of our OLED-on-silicon is very important for 3-D stereovision gaming applications.

     Flicker-free; no color breakup. Because the OLED-on-silicon stores brightness and color information at each pixel, the display can be run with no noticeable flicker and no color sequential breakup, even at low refresh rates. A lower refresh rate not only helps reduce power, it also facilitates system integration. Color sequential breakup occurs in systems such as liquid crystal on silicon and some liquid crystal display microdisplays when red, green and blue frames are sequentially imaged in time for the eye to combine. Since the different color screens occur at different times, movement of the eye due to vibration or just fast pupil movement can create color bands at each dark-light edge, making the image unpleasant to view and making text difficult to read. For example, the liquid crystal on silicon display needs to run at least three times the "normal" frame rate or speed to produce color sequential images, which wastes power and makes for a difficult technological challenge as display resolutions increase.

     Wide operating temperature range. Our OLEDs offer much less temperature sensitivity at both high and low temperatures than LCDs. LCDs are sluggish or non-operative much below freezing unless heaters are added and lose contrast above 50 degrees Celsius, while our OLEDs turn on instantly and can operate between -55 degrees Celsius and 130 degrees Celsius. We specify a smaller range on most products to accommodate low cost packaging. This is an important characteristic for many portable products that may be used outdoors in many varying environmental conditions. It is especially important for military customers. Insensitivity to vibration, shock, and pressure are also important environmental control attributes.

Complementary Lens and System Technology

     We have developed a wide range of technologies which complement our core OLED and lens technologies and which will enhance our competitive position in the microdisplay and head-wearable display markets. These include:

     Lens technology: We have developed advanced lens technology for microdisplays and head-wearable display systems and hold key patents in these areas. Our lens technology permits our OLED-on-silicon microdisplays to provide large field of view images that can be viewed for extended periods with reduced eye-fatigue. During 2003, we plan to outsource manufacturing of our lenses in order to provide them in larger quantities to our customers, assuming the final version of the production lens becomes available and moves into production by our manufacturing partner.

     We believe that the key advantages of our lens technology include:

     o Can be very low cost, with minimal assembly. A one piece, molded plastic optic attached to the microdisplay can serve many consumer end-product markets. Since our process is plastic molding, our per unit production costs are low;

     o Allows a compact and lightweight lens system that can greatly magnify a microdisplay to produce a large field of view;

     o Can use single-piece molded microdisplay lenses to permit high light throughput making the display image brighter or permitting the use of less power for an acceptable brightness;

     o Can be designed to provide focusing to enable users with various eyesight qualities to view images clearly; and

     o Can optionally provide focal plane adjustment for simultaneous focusing of computer images and real world objects. For example, this characteristic is beneficial for word processing or spreadsheet applications where a person is typing data in from reference material. This feature can make it easier for people with moderately poor accommodation to use a head-wearable display as a portable computer-viewing accessory.

     Head-wearable display technology. We have developed ergonomic technologies that make head-wearable displays easier to use in a wide variety of applications. For example, the use of our patented rotatable Eyeblocker(TM) provides a sharp image without requiring most users to squint. The Eyeblocker can also be moved to create an effective see-through appearance. To our knowledge, we have made the lightest weight, high-resolution head-wearable display with an over 35(Degree) diagonal field of view ever publicly demonstrated.

     Wireless video technology. We have developed power efficient, miniature, video and stereo sound, radio frequency transmitter-receiver technology as part of a government program. This could allow consumers to watch wireless high quality video from most locations in their home using existing entertainment, such as DVD or cable/satellite systems, or data systems. If commercialized, we expect this capability to greatly increase the available market and demand for video and data head-wearable displays and we are considering this technology for use in low cost consumer applications. Commercialization of this technology will be considered in the future.

Sales and Marketing

     Current Status

     We are now shipping monochrome and full color versions of our first two commercial microdisplay products. Our SVGA+ resolution OLED microdisplay, which contains 1.53 million picture elements, was specifically designed to meet the needs of several military, industrial, and medical customers based on marketing information obtained prior to the design phase of the display and was first offered for sampling in April 2001. Our stereovision-capable SVGA-3D microdisplay, which contains 1.44 million picture elements, was designed with the input of multiple customers to principally target the mobile personal computer and PC games markets, and was first shipped in February 2002. We are currently developing a military and industrial oriented ultra-high-luminance SXGA resolution integrated circuit, which contains 3.9 million picture elements, that is due for completion in 2003, and we have shipped limited quantities of prototypes of our eGlass headsets.

     Near term sales efforts have been focused on our military, industrial, and medical customers. Our primary production orders and design wins to date have been for the SVGA+ display. To date, we have shipped products and evaluation kits to more than 70 OEM customers. OEM evaluation and product design cycles may take from 6 months to 24 months. Some of our initial customers have completed their initial evaluation cycle and we are now receiving follow-on orders and notification of product purchase decisions. Several customers have indicated their intent to incorporate potentially high volumes of our microdisplays into consumer products during 2002 through 2004. We have also received notification that our microdisplays will be used as components in versions 1.0 and 2.0 of the US Army Land Warrior program and in the US Air Force Joint Strike Fighter program, among other programs.

     General Sales and Marketing Effort

     We primarily provide display components and Microviewer(TM) display-optic modules for OEMs to incorporate into their branded products and sell through their well-established distribution channels. In addition, we market head-wearable displays directly to various vertical market channels, such as medical, industrial, and government customers. A typical buyer is a manufacturer of a product requiring a specific resolution of visual display or viewfinder for insertion into a product such as a portable DVD headset, a PC-gaming headset, or an instrument.

     As a market-driven company, we assess customer needs both quantitatively and qualitatively, through market research and direct communications. Because our microdisplays are the main functional component that defines many of our customers' end products, we work closely with potential customers to define our products to optimize the final design, typically on a senior engineer-to-engineer basis.

     We identify companies with end products and applications for which we believe that our products will provide a system level solution and for which our products can be a key differentiator. We target both market leaders and select early adopter companies; their acceptance validates our technology and approach in the market. We believe successful marketing will require relationships with recognized consumer brand companies.

     OEMs develop designs to enable them to develop products for their own target markets. An OEM design cycle typically requires between 6 and 24 months, depending on the uniqueness of the market and the complexity of the end product. New product development may require several design iterations prior to commercialization.

Customers

     The Company sells products to a large number of customers, which are primarily in the United States. The Company's customer base includes 2 customers who account for 32% and 6% of sales in fiscal 2002 and 2001, respectively. One customer represented 18% and 6% and the other customer represented 14% and 0% of sales in fiscal 2002 and 2001. Although the Company is directly affected by the well-being of these customers, management does not believe significant credit risk exists.

Backlog

     As of March 31, 2003 we had a backlog of purchase agreements of approximately $27 million. Our backlog consists of both purchase agreements for delivery over the next 24 months and short-term purchase orders for delivery within 3-6 months. Most orders are subject to cancellation by the customer with no or limited penalties. Because of the possibility of customer changes in delivery schedules or cancellations and potential delays in product shipment, our backlog as of a particular date may not be indicative of net revenue for any specific succeeding period. Lack of working capital has delayed our ability to ship the full quantity of purchase agreements and purchase orders on hand, and has required negotiations with customers for delays in product launch schedules.

Research and Development

     OLED technology is a relatively new technology that has considerable room for substantial improvements in luminance, life, power efficiency, voltage swing, design compactness, and many other parameters. We also anticipate that achieving reductions in manufacturing costs will require new technology developments. We anticipate that improving the performance, capability and cost of our products will provide an important competitive advantage in our fast moving, high technology marketplace. Past and current research activities include development of improved OLED and display device structures, developing and/or evaluating new materials (including the synthesis of new organic molecules), manufacturing equipment and process development, electronics design methodologies and new circuits and the development of new lenses and related systems. During 2002 we focused primarily on near-term product development projects related to our transition from research to manufacturing. For example we developed a glass cover plate to ruggedize our displays to facilitate easier handling by our OEM customers. We also developed a new high luminance, high efficiency yellow monochrome OLED and adapted to our SVGA+ display for see-through optic applications and began sampling the yellow monochrome product in early 2003. However, in order to improve customer satisfaction and simultaneously maximize our margins, as well as to maintain competitive technology advantages, we believe that it is important to continue to engage in long-term research and development. During the past four years, we have spent, net of U.S. government funding, approximately $32.8 million on research and development. In 2001, we spent approximately $12.7 million, and in 2002 we spent approximately $7.3 million on research and development. During the same four-year period, we received $3.6 million in funding from US government under research and development cost sharing arrangements.

     External relationships play an important role in our research and development efforts. Suppliers, equipment vendors, government organizations, contract research groups, external design companies, customer and corporate partners, consortia, and university relationships all enhance the overall research and development effort and bring us new ideas (See "Strategic Relationships").

Manufacturing Facilities

     We are located at IBM's Microelectronics Division facility, known as the Hudson Valley Research Park, located about 70 miles north of New York City in Hopewell Junction, New York. We lease approximately 45,000 square feet of space housing our own equipment for OLED microdisplay fabrication, and for research and development plus additional space for assembly and administrative offices. We believe that our lease agreement with IBM for a 16,300 square foot class 10 clean room space, along with additional, lower level clean room space, and the associated acquisition of substantial amounts of advanced manufacturing equipment is at a favorable cost, represents a substantial asset and competitive advantage. On or about April 21, 2003, eMagin and IBM entered into a Stipulation in order to settle an eviction proceeding originally commenced by IBM against eMagin on or about April 9, 2003. Thereafter, in accordance with the Stipulation, on April 23, 2003 the Stipulation was presented to, and approved by, the court, and a Judgment was issued in favor of IBM. Pursuant to the Judgment and Stipulation, (i) eMagin paid IBM all rent due and owing to IBM, and
(ii) IBM was awarded possession of the leased premises, was issued a warrant to remove eMagin from possession of the leased premises, and obtained a monetary judgment for rent arrears in the sum of Eight Hundred Thirteen Thousand Fifty Five and 65/100 ($813,055.65) Dollars, which sum is to be paid in equal monthly installments during the period commencing May 1, 2003 and ending on March 1, 2004.

     Such Judgment is being held in escrow by IBM's attorney and the warrant of eviction is being stayed, so long as the Company continues to timely pay make the installment payments during the next 12 months and any additional rent and/or other sums due under the Lease.

     Facilities services provided by IBM include our cleanroom, pure gases, high purity de-ionized water, compressed air, chilled water systems, and waste disposal support. This infrastructure provided by our lease with IBM provides us with many of the resources of a larger corporation without the added overhead costs. It further allows us to focus our resources more efficiently on our product development and manufacturing goals. We believe that our facility is capable of producing over 50,000 SVGA+ or SVGA-3D displays per month once we are manufacturing around the clock on a 24 hours a day, 7 days per week basis, with a fully loaded manufacturing line.

     We lease additional non-cleanroom facilities for chemical mixing, cleaning, chemical systems, and glass/silicon cutting. OLED chemicals can be purified in our facility with our equipment, permitting the company to evaluate new chemicals in pilot production that are not yet available in suitable purity for OLED applications on the market.

     Our display fabrication process starts with the silicon wafer, which is manufactured by a semiconductor foundry using conventional CMOS process. After a device is designed by a combination of internal and external designers with customer participation, we outsource wafer fabrication.

     Our manufacturing process for OLED-on-silicon microdisplays has three main components: organic film deposition, organic film encapsulation (also known as sealing), and color filter processing. All steps are performed in semi-automated, hands-free environment suitable for high volume throughput. An automated cluster tool provides all OLED deposition steps in a highly controlled environment that is the centerpiece of our OLED fabrication. After wafer processing, each part is inspected using an automated inspection system, prior to shipment. We have electrical and optical instrumentation required to characterize the performance of our displays including photometric and color coordinate analysis. We are also equipped for integrated circuit and electronics design and display testing

     Our system development effort at Virtual Vision operates out of a leased facility in Redmond, Washington. The facilities are well suited for designing and building limited volume prototypes and industrial or government products. We plan to outsource high volume head-wearable display production to low cost plastics, lenses, and assembly manufacturers, including manufacturers in Asia.

     We believe that manufacturing efficiency is an important factor for success in the consumer markets. We believe that high yield and maximum utilization of our equipment set will be key for profitability. We believe that all of the main components for manufacturing success are in place, but we require additional capital to: (1) staff and train employees for round the clock operation, (2) build suitable inventory of integrated circuits and other raw materials, and (3) properly maintain and continue to upgrade the equipment set. The equipment required for initial profitable production is in place. Some equipment will be added when our production volume increases or as needed. We will ramp production primarily by adding multi-shift staff and increasing inventory.

     We intend to outsource certain capital-intensive portions of microdisplay production to minimize both our costs and time to market. Joint ventures are being considered for higher quantity OLED production off shore. We currently outsource integrated circuit fabrication while retaining the OLED application and OLED sealing processes in-house.

Intellectual Property

     We have developed a significant intellectual property portfolio of patents, trade secrets and know-how, supported by our license from Eastman Kodak and our current patent portfolio.

     Our license from Eastman Kodak gives us the right to use in miniature displays a portfolio in organic light emitting diode and optics technology, some of which are fundamental. Our agreement with Eastman Kodak provides for perpetual access to the OLED technology for our OLED-on-silicon applications, provided we remain active in the field and meet our contractual requirements to Eastman Kodak. We also generate intellectual property as a result of our internal research and development activities.

     Our patents and patent applications cover a wide range of materials, device structures, processes, and fabrication techniques, such as methods of fabricating full color OLEDs. We believe that our patent applications relating to up-emitting structures on opaque substrates such as silicon wafers, which are critical for OLED microdisplays, and applications relating to the hermetic sealing of such structures are particularly important.

     Our patents are concentrated in the following areas:

          o    OLED Materials, Structures, and Processes

          o    Display Color Processing and Sealing

          o    Active Matrix Circuit Methodologies and Designs

          o    Field Emission and General Display Technologies

          o    Lenses and Tracking (Eye and Head)

          o    Ergonomics and Industrial Design

          o    Wearable Computer Interface Methodology


     We also rely on proprietary technology, trade secrets, and know-how, which are not patented. To protect our rights in these areas, we require all employees, and where appropriate, contractors, consultants, advisors and collaborators to enter into confidentiality and noncompetition agreements. There can be no assurance, however, that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information.

      We believe that our intellectual property portfolio, coupled with our strategic relationships and accumulated experience in the OLED field gives us an advantage over potential competitors.

Competition

     We may face competition in the OLED and microdisplay industry from a variety of companies and technologies. We believe that our key competition will come from liquid crystal on silicon microdisplays, or LCOS, also known as reflective liquid crystal displays. While we believe that OLED-on-silicon provides comparatively lower optics cost, larger apparent image size, reduced electronics cost and complexity, enhanced color, and improved power efficiency advantages over liquid crystal on silicon microdisplays, there is no assurance that these benefits will be realized or that liquid crystal on silicon manufacturers will not suitably improve these parameters. Companies pursuing liquid crystal on silicon technology include Microdisplay Corporation and Three-Five Systems, among others, although most of the companies are primarily focusing on projection microdisplays, which do not compete directly with the company. In certain markets, we may also face competition from developers of transmissive liquid crystal displays, such as those developed by Kopin, or laser scanning systems, such as those developed by Microvision Corporation.

     To our knowledge, the only other company that has publicly stated plans to develop OLED microdisplays for near-eye applications is MicroEmissive Displays in Britain. We may also compete with potential licensees of Universal Display Corporation, Cambridge Display Corporation, and Uniax Corporation, each of which license OLED technology portfolios. Even though we could potentially license technology from these developers, potential competitors could also obtain licenses and may do so at more favorable royalty rates. However, should they decide to embark on developing microdisplays on silicon, we believe that our progress to date in this area gives us a substantial head start.

     Our microdisplays and head-wearable display systems may face competition on a price and performance basis from major manufacturers such as Sony and Seiko Epson. However, these companies use first generation liquid crystal on polysilicon technology and therefore, we believe that they may incorporate our technology into their products when it becomes available.

Employees

     As of March 31, 2003, we had a total of 18 full time, part time, and temporary staff plus 4 employees at Virtual Vision. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

DESCRIPTION OF PROPERTIES

     Our principal executive offices are located at: 2070 Route 52, Hopewell Junction, New York 12533. We lease approximately 45,000 square feet of space from IBM, all of which is located in the same industrial park. Approximately 30,000 square feet of space houses our own equipment for OLED microdisplay fabrication, and for research and development plus additional space for assembly operations and storage. There are space reductions planned as we look to improve efficiency and costs. Approximately 10,000 square feet of space is used for administrative offices.

     Our lenses and system development operation at Virtual Vision lease approximately 7,000 square feet of space in Redmond, Washington. The lease for this facility runs until December 2003.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings, except as described below.

     On or about April 21, 2003, eMagin and IBM entered into a Stipulation in order to settle an eviction proceeding originally commenced by IBM against eMagin on or about April 9, 2003. Thereafter, in accordance with the Stipulation, on April 23, 2003 the Stipulation was presented to, and approved by, the court, and a Judgment was issued in favor of IBM. Pursuant to the Judgment and Stipulation, (i) eMagin paid IBM all rent due and owing to IBM, and
(ii) IBM was awarded possession of the leased premises, was issued a warrant to remove eMagin from possession of the leased premises, and obtained a monetary judgment for rent arrears in the sum of Eight Hundred Thirteen Thousand Fifty Five and 65/100 ($813,055.65) Dollars, which sum is to be paid in equal monthly installments during the period commencing May 1, 2003 and ending on March 1, 2004.

     Such Judgment is being held in escrow by IBM's attorney and the warrant of eviction is being stayed, so long as the Company continues to timely pay make the installment payments during the next 12 months and any additional rent and/or other sums due under the Lease.

     On or about May 19, 2003, an action was commenced against the Company by Vertical Ventures Investments LLC in the Supreme Court of the State of New York, County of New York, Index No. 3601562/03. In this action, the plaintiff has asserted claims for the breach of a Registration Rights Agreement, and seeks compensatory damages against the Company in the amount of $1,500,000. The Company filed its answer on June 23, 2003 and has denied any and all wrongdoing. The Company intends to vigorously defend this matter. The parties are in the process of conducting discovery, but at this juncture, it is difficult to estimate the likelihood of any unfavorable outcome and estimate the amount or range of potential loss at this time.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


Our executive officers and directors, and their ages and positions are:

  Name                                            Age       Position
Gary W. Jones (1)..............................   47        Chairman, Chief Executive Officer, President
K. C. Park.....................................   66        President, Virtual Vision, Inc.
Susan K. Jones.................................   51        Chief Marketing and Strategy Officer, Secretary
Claude Charles (2) ............................   66        Director
Jacob (Jack) Goldman...........................   81        Director
Jack Rivkin (1) (2) (3)........................   62        Director
Paul Cronson (2) ..............................   46        Director
Dr. Jill Wittels ..............................             Director
Rear Admiral Thomas Paulsen, USN (Ret.)........             Director

        (1)      Executive Committee
        (2)      Audit Committee
        (3)      Compensation Committee

     Gary W. Jones has served as our Chairman, Chief Executive Officer, and President since 1992. Mr. Jones has over 25 years of experience in both public and private companies in the areas of business development, high volume manufacturing, product development, research, and marketing. Previously, Mr. Jones managed both semiconductor manufacturing and research and development programs at Texas Instruments. Mr. Jones is a director, a member of the Executive Committee of the Board, and Chairman of the Technology Committee of the United States Display Consortium. Mr. Jones received a B.S. in electrical engineering and physics from Purdue University.

     Dr. K.C. Park was named President of our wholly owned subsidiary, Virtual Vision, Inc., in 2002 after serving as our Executive Vice President of International Operations since 1998. During his twenty-seven year tenure with IBM he managed flat panel display and semiconductor programs at the IBM Watson Research Center, directed the corporate display programs at the IBM Corporate Headquarters, and established Technical Operations in IBM Korea and served as Senior Managing Director. Dr. Park joined LG Electronics in 1993 as Executive Vice President and initiated and led corporate-wide efforts to shift the major emphasis of the corporation into multimedia. Dr. Park holds a B.S. from the University of Minnesota, an M.S. from MIT, and a Ph.D. in Solid State Chemistry from the University of Minnesota and an MBA from New York University.

     Susan K. Jones has served as Executive Vice President and Secretary since 1992, and assumed responsibility of Chief Marketing and Strategy Officer in 2001. Ms. Jones has 25 years of industrial experience, including senior research, management, and marketing assignments at Texas Instruments and Merck, Sharp, & Dohme Pharmaceuticals. Ms. Jones serves on the boards or chairs committees for industry organizations including IEEE, SPIE, and SID. Ms. Jones served as a director of eMagin Corporation from 1993 to 2000 and is a director of Virtual Vision, Inc. Ms. Jones graduated from Lamar University with a B.S. in chemistry and biology, holds more than a dozen patents, and has authored more than 100 papers and talks.

     Claude Charles has served as a director since April of 2000. Mr. Charles has served as President of Great Tangley Corporation since 1999. From 1996 to 1998 Mr. Charles was Chairman of Equinox Group Holdings in Singapore. Mr. Charles has also served as a director and in senior executive positions at SG Warburg and Co. Ltd., Peregrine Investment Holdings, Trident International Finance Ltd., and Dow Banking Corporation. Mr. Charles holds a B.S. in economics from the Wharton School at the University of Pennsylvania and a M.S. in international finance from Columbia University.

     Dr. Jack Goldman joined our board of directors in February of 2003. Dr. Goldman is the retired senior vice-president for R&D and chief technical officer of the Xerox Corporation. While at Xerox, he founded and directed the celebrated Xerox PARC laboratory. Prior to joining Xerox, Dr. Goldman was Director of Ford Motor Company's Scientific Research Laboratory. He also served as Visiting Edwin Webster Professor at MIT. Dr. Goldman presently serves on the Boards of Directors of Umbanet Inc. and Medis Technologies Inc., and he has served on the

Boards of Xerox, General Instrument Corp., United Brands, Intermagnetics General, GAF and Bank Leumi USA. He has also been active in government and professional advisory roles including service on the US Dept. of Commerce Technical Advisory Board, chairman of Statutory Visiting Committee of The National Bureau of Standards (National Institute of Standards and Technology), vice-president of the American Association for the Advancement of Science and president of the Connecticut Academy of Science and Engineering.

     Jack Rivkin has served as a director since June of 1996. Mr. Rivkin is Executive Vice President and Chief Investment Officer of Neuberger Berman, LLC. He previously served as Executive Vice President of Citigroup Investments Inc., through which the Travelers Group investments in the Company were managed. He also served as Vice Chairman and a director of Smith Barney, and held positions at Procter and Gamble, Mitchell Hutchins, Paine Webber and Lehman Brothers. Mr. Rivkin holds an engineering degree in metallurgy from the Colorado School of Mines and an MBA from Harvard University.

     Paul Cronson has served as a director since July of 2003. Mr. Cronson is Managing Director of Larkspur Capital Corporation, which he founded in 1992. Larkspur is a broker dealer that is a member of the National Association of Securities Dealers and advises companies seeking private equity or debt. Mr. Cronson's career in finance began in 1979 at Laidlaw, Adams Peck where he worked in asset management and corporate finance. From 1983 to 1985, Mr. Cronson worked with Samuel Montagu Co., Inc. in London, where he marketed eurobond issuers and structured transactions. Subsequently from 1985 to 1987, he was employed by Chase Investment Bank Ltd., where he structured international debt securities and he developed "synthetic asset" products using derivatives. Returning to the U.S., he joined Peter Sharp Co., where he managed a real estate portfolio, structured financings and assisted with capital market investments from until 1992. Mr. Cronson received his BA from Columbia College in 1979, and his MBA from Columbia University School of Business Administration in 1982. He is on the Board of Umbanet, in New York City, a private company specializing in email based distributed applications and secure messaging.

Dr. Jill Wittels has served as a director since July 2003. Since February 2001, Dr. Wittels has been the Corporate Vice President, Business Development for L-3 Communications, a merchant supplier of intelligence, surveillance and reconnaissance systems and products, secure communications systems and products, avionics and ocean products, training devices and services, microwave components and telemetry, instrumentations, space and navigation products. Dr. Wittels has over 25 years of management, engineering and leadership experience. Prior to L-3 Communications, Dr. Wittels worked for 21 years with BAE Systems and its predecessor companies, including Lockheed Martin, Loral and Honeywell. Most recently, she served as vice president and general manager of BAE Systems' Information and Electronic Warfare Systems/Infrared and Imaging Systems division. Dr. Wittels began her career as a systems engineer and has also served as a Congressional Fellow for the American Physical Society, a research associate at Massachusetts Institute of Technology and a senior visiting scientist for the National Academy of Sciences. Dr. Wittels received a Bachelor of Science degree in Physics from MIT in 1970 and received a PhD in Physics from MIT in 1975. She serves on the Board of Overseers for the Department of Energy's Fermi National Accelerator Lab, is a member of the American Physical Society and a member of the American Astronomical Society. Dr. Wittels presently serves on the Boards of Directors of Innovative Micro Technology Inc. and of Millivision Inc.

Admiral Thomas Paulsen has served as a director since July 2003. Admiral Thomas Paulsen served for over 34 years in the US Navy in Command Control, Communications and Intelligence (C3I), Telecommunications, Network Systems Operations, Computers and Computer Systems Operations until his retirement in 1994 as a Rear Admiral. He then served as Chief Information Officer for Williams Telecommunications. Admiral Paulsen has served as a director Umbanet, Inc. since 2002. Since 2000, Admiral Paulsen has served on the Board of Governors of the Institute of Knowledge Management, George Washington University. Since 1994, he has served as the Chairman of the Advisory Board and President Emeritus of the Center for Advanced Technologies (CAT) and a Managing Partner on the National Knowledge and Intellectual Property Management Taskforce, a not-for-profit company headquartered in Dallas, Texas, and is a member of the Board of Governors for the Japanese American National Museum, Los Angeles, California.

General Information Concerning the Board of Directors

     The Board of Directors of eMagin is classified into three classes: Class A, Class B and Class C. Each Class A director will hold office until the 2002 Annual Meeting of our stockholders. Currently, Mr. Gary Jones and Mr. Jack Rivkin are the Class A directors. The former Class B directors have resigned and the board has nominated one new Class B director. Class C directors will hold office until the 2004 Annual Meeting of our stockholders. Currently, Mr. Claude Charles and Dr. Jacob Goldman are the Class C directors. In each case, each director will hold office until his successor is duly elected or appointed and qualified in the manner provided in eMagin's Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws, or as otherwise provided by applicable law.


     The Board of Directors held 19 meetings during 2002. Each incumbent director attended at least 75% of the aggregate of all meetings of the Board of Directors during the period for which he was a director and the meetings of the committees on which he or she served. The Board of Directors has established an Executive Committee, an Audit Committee and a Compensation Committee.

     During 2002, the Company's directors received compensation for service to the Company as directors. (See "Executive Compensation- Compensation of Directors".) Directors also received reimbursement of ordinary expenses incurred in connection with attendance at such meetings.

Executive Officers of the Company

     Officers are appointed to serve at the discretion of the Board of Directors. Except for Mr. Gary Jones, who is the spouse of Ms. Susan Jones, the Company's Executive Vice President and Secretary, none of the executive officers or directors of the Company has a family relationship with any other executive officer or director of the Company.

Committees of the Board of Directors

     The Audit Committee is responsible for (i) determining the adequacy of the Company's internal accounting and financial controls, (ii) reviewing the results of the audit of the Company performed by the independent public accountants, and
(iii) recommending the selection of independent public accountants. Messrs.

Charles, Rivkin and Khan, prior to his resignation in 2003, were members of the Audit Committee during 2002. During the year, the Board examined the composition of the Audit Committee in light of the adoption by The American Stock Exchange, Inc. (the "Amex") of new rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee are "independent" within the meaning of the Amex's new rules. The Audit Committee met four times during 2002.

     The Compensation Committee determines matters pertaining to the compensation of certain executive officers of the Company and administers the Company's stock option, incentive compensation, and employee stock purchase plans. Mr. Rivkin was the sole member of the Compensation Committee during 2002. The Compensation Committee met once during 2002.

     The Executive Committee has authority to act for the Board on most matters during intervals between Board meetings, subject to Board approval. Messrs. Jones, Rivkin and Khan, prior to his resignation in April 2003, were members of the Executive Committee during 2002. The Executive Committee met twice during 2002.

     The Company has adopted its Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of the officers, directors and employees of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based on the Company's review of copies of all disclosure reports filed by directors and executive officers of the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company believes that there was compliance with all filing requirements of Section 16(a) applicable to directors and executive officers of the Company during 2002, except that Mr. Ajmal Khan failed to file once.

                             EXECUTIVE COMPENSATION


     The following tables set forth certain information regarding our CEO and each of our most highly compensated executive officers whose total annual salary and bonus for the fiscal year ending December 31, 2002, 2001 and 2000 exceeded $100,000. Prior to establishment of the Compensation Committee, the Chief Executive Officer and Board elected not to cash pay bonuses as part of executive compensation during the development stage years of the company, and the officers have not accepted cash bonuses to date. The Compensation Committee plans to allocate a bonus in stock options to officers and directors for the fiscal year 2002 during 2003.

                                                                                                 Long-Term
                                                                                                Compensation
                                                                               Other Annual  Awards (Securities
             Name and Positions               Year     Salary     Bonus        Compensation Underlying Options)
=================================================================================================================
Gary W. Jones      President, Chief           2002  136,050         0     (1)       0        1,589,827
                   Executive Officer
                   Acting Chief Financial     2001  234,393         0     (1)       0                0
                   Officer
                   Chairman Director          2000  227,863         0               0                0


Susan K. Jones     Executive Vice President,  2002  143,683         0     (2)       0        1,293,368
                   Chief Strategy and         2001  189,207         0     (2)       0                0
                   Marketing
                   Officer, and Secretary     2000  183,837         0               0                0

K.C. Park          President, Virtual Vision  2002  109,797         0     (3)       0          438,310
                                              2001  171,877         0               0                0
                                              2000  168,623         0               0                0


Andrew P. Savadelis Former Executive Vice     2002   17,389         0     (4)       0                0
                    President and Chief       2001  255,769   112,500     (4)       0                0
                    Financial Officer         2000   91,667    37,500     (4)       0                0

     (1) In 2002 Mr. Jones deferred pay in the amount of $166,522. In January 2002 Mr. Jones was granted a bonus of 750,000 shares awarded for the years 2000 and 2001. Also in January all staff received options based on salary. Mr. Jones received 45,900 options. In July, all officers were granted options for regular pay they agreed to defer. Mr. Jones was granted 444,344 options for deferring pay from January through July 15, 2002. In October Mr. Jones was granted 349,583 options for deferring pay from July 16 through October 8, 2002 until a later undetermined time.

     (2) In 2002 Mrs. Jones deferred pay in the amount of $127,740. In January 2002 Mrs. Jones was granted a bonus of 350,000 shares awarded for the years 2000 and 2001. Also in January all staff received options based on salary. Mrs. Jones received 37,000 options. In April, Mrs. Jones was awarded 300,000 options in recognition of additional duties as Chief Strategy Officer, Chief Marketing Officer, and Secretary. In July, all officers were granted options for regular pay for agreeing to defer their regular pay. Mrs. Jones was granted 324,572 options for deferring pay from January through July 15, 2002. In October Mrs. Jones was granted 281,796 options for deferring pay from July 16 through October 8, 2002 until a later undetermined time.

     (3) In 2002 Dr. Park deferred pay in the amount of $65,735. In January all staff received options based on salary. Dr. Park received 33,600 options. In April, Dr. Park was awarded 100,000 options as compensation for additional duties as President of Virtual Vision. In July, all officers were granted options for agreeing to defer their regular pay. Dr. Park was granted 112,210 options for deferring pay from January through July 15, 2002 until a later undetermined time. In October Dr. Park was granted 192,500 options for deferring pay from July 16 through October 8, 2002.

     (4) Mr. Savadelis was employed for less than a full year in 2000. As such, his salary amount for that year represents salary earned from his start date through the end of the fiscal year. Mr. Savadelis' compensation included an annual salary of $250,000 and a non- milestone-driven bonus of $150,000 to be paid quarterly in the period from September 11, 2000 to September 10, 2001. $37,500 of the non-milestone-driven bonus was paid to Mr. Savadelis during 2000. In addition, the Company paid relocation assistance in the amount of $50,000 in October, 2000. Mr. Savadelis ceased to be employed by the Company in January 2002. In 2003 the Company reached a settlement with Mr. Savadelis in which he received $100,000 for all claims related to his employment agreement.


Options/SARs Grants During Last Fiscal Year

     The following table provides information related to options granted to our named executive officers during the fiscal year ended December 31, 2002.

     The following table provides information related to options granted to our named executive officers during the fiscal year ended December 31, 2002.

---------------------- ---------------- -------------- --------------- ------------- --------------------------
                          Number of      % of Total       Exercise      Expiration    Value at Assumed Annual
                         Securities        Options       Price Per       Date (3)      Rates of Stock Price
                         Underlying      Granted in        Share                      Appreciation for Option
                       Options Granted   Fiscal 2002                                           Term
                                             (2)
        Name
---------------------- ---------------- -------------- --------------- ------------- ----------- --------------

                                                                                         5%           10%
---------------------- ---------------- -------------- --------------- ------------- ----------- --------------

Gary W. Jones (1)              750,000          15.7%          $ 0.42        1/2/07      82,884        183,153
---------------------- ---------------- -------------- --------------- ------------- ----------- --------------

Gary W. Jones (4)               45,900           1.0%          $ 0.42        1/2/07       5,073         11,209
---------------------- ---------------- -------------- --------------- ------------- ----------- --------------

Gary W. Jones (7)              444,344           9.3%          $ 0.32       7/14/05      49,106        108,511
---------------------- ---------------- -------------- --------------- ------------- ----------- --------------

Gary W. Jones (8)              349,583           7.3%          $ 0.18       10/8/05      38,633         85,370

---------------------- ---------------- -------------- --------------- ------------- ----------- --------------

Susan K Jones (1)              350,000           7.3%          $ 0.42        1/2/07      38,679         85,471
---------------------- ---------------- -------------- --------------- ------------- ----------- --------------

Susan K Jones (4)               37,000           0.8%          $ 0.45       1/14/07       4,089          9,036
---------------------- ---------------- -------------- --------------- ------------- ----------- --------------

Susan K Jones (6)              300,000           6.3%          $ 0.83       4/30/05      33,154         73,261
---------------------- ---------------- -------------- --------------- ------------- ----------- --------------

Susan K Jones (7)              324,572           6.8%          $ 0.32       7/14/05      35,869         79,262
---------------------- ---------------- -------------- --------------- ------------- ----------- --------------

Susan K Jones (8)              281,796           5.9%          $ 0.18       10/8/05      31,142         68,816
---------------------- ---------------- -------------- --------------- ------------- ----------- --------------

K.C. Park  (4)                  33,600           0.7%          $ 0.42        1/2/07       3,713          8,205
---------------------- ---------------- -------------- --------------- ------------- ----------- --------------

K.C. Park  (5)                 100,000           2.1%          $ 0.83       4/30/05      11,051         24,420
---------------------- ---------------- -------------- --------------- ------------- ----------- --------------

K.C. Park  (7)                 112,210           2.3%          $ 0.32       7/14/05      12,401         27,402
---------------------- ---------------- -------------- --------------- ------------- ----------- --------------

K.C. Park   (8)                192,500           4.0%          $ 0.18       10/8/05      21,274         47,009
---------------------- ---------------- -------------- --------------- ------------- ----------- --------------

     (1) Gary W Jones and Susan K Jones were awarded an additional grant of options during fiscal year 2002 in recognition of their respective contributions to the Company during fiscal years 2001 and 2002.

     (2) All options issued in 2002 vested immediately

     (3) The exercise price of the stock options was based on the fair market value of the stock on the day of the grant.

     (4) Options issued to retain key employees based on a percentage of salary.

     (5) Dr. Park was awarded an additional grant of options during fiscal year 2002 as compensation for additional duties as President of Virtual Vision, Inc.

     (6) Mrs. Jones was awarded an additional grant of options during fiscal year 2002 in recognition of additional duties as Chief Strategy Officer, Chief Marketing Officer, and Secretary.

     (7) Options issued to compensate employees for deferred salary Jan-July 15, 2002.

     (8) Options issued to compensate employees for deferred salary July 16-Oct 8, 2002.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Value


     The following table provides information regarding the aggregate number of options exercised during the fiscal year ended December 31, 2002 by each of the named executive officers and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2002. The common stock price at December 31, 2002 was $0.40 per share.

------------------- -------------- -------------- -------------- ---------------- -------------- ----------------
                                                  # of
                                                  Securities                      Value of
                                                  Underlying                      Unexercised
                                                  Unexercised                     In-the-money
                    Shares                        Options at                      Options at
                    Acquired on    Value          FY-End                          FY-End
                    Exercise       Realized       Exercisable   Unexercisable     Exercisable    Unexercisable
------------------ -------------- -------------- -------------- ---------------- -------------- ----------------

Gary Jones                      -              -        941,110          874,472        214,002                0
------------------- -------------- -------------- -------------- ---------------- -------------- ----------------

Susan K. Jones                  -              -      1,071,362          749,274        161,078                0
------------------- -------------- -------------- -------------- ---------------- -------------- ----------------

K.C. Park                       -              -        419,570          152,571         72,801                0
------------------- -------------- -------------- -------------- ---------------- -------------- ----------------

     In October 2002, the Board allocated options that were not issued due to the unavailability of shares in the 2000 Stock Option Plan. At the annual share-holders meeting, held July 2, 2003, the 2003 Stock Option Plan was approved and these shares are to be issued. Of the options to be issued, the Board allocated 2,000,000 options to Mr. Jones, 1,000,000 options to Mrs. Jones and 500,000 options to Dr. Park. These were incentive options to retain the management and staff through a very difficult period

     Compliance with internal Revenue Code Section 162(m) disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent that such compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not qualified performance based compensation under the IRS code.


Compensation of Directors

     Non-management directors receive options under the 2003 Stock Option Plan. Under the 2003 Plan, a grant of options to purchase 60,000 shares of common stock will automatically be granted on the date a director is first elected or otherwise validly appointed to the Board with an exercise price per share equal to 100% of the market value of one share on the date of grant. Such options granted will expire ten years after the date of grant and will become exercisable in four equal installments commencing on the date of grant and annually thereafter. In addition to the 60,000 shares of common stock automatically granted upon joining the Board, Directors thereafter receive an annual grant of options to purchase 10,000 shares of common stock at the fair market value as determined on the date of grant, which options will vest on December 31 in the year granted. Additional annual awards of 15,000 are issued for each committee a board member sits on. In addition, each non-management director isreimbursed for ordinary expenses incurred in connection with attendance at such meetings.

Executive Employment Agreements

     We currently have no Employment Agreements in place with any officers of the company. The Company had Employment Agreements with Gary Jones and Susan Jones that expired on March 16, 2002.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We entered into a consulting agreement dated as of March 16, 2000 with Verus International Ltd., of which Mr. Ajmal Khan is Chief Executive Officer and Mr. Jack Rivkin served as Non-Executive Chairman until he resigned that position in early 2002 upon retirement from Citigroup. Mr. Khan was a member of our Board of Directors, but resigned from such position effective as of April 25, 2003. Mr. Rivkin is a member of our Board of Directors. Terms of the agreement included monthly payments of $15,000 by us to Verus International Ltd. for consulting services rendered during 2001. The term of the agreement expired on March 16, 2002.

     On November 27, 2001, eMagin Corporation entered into a Secured Note Purchase Agreement whereby five accredited initial investors agreed to lend us an aggregate of $875,000 in exchange for (i) 9.00% per annum Secured Convertible Promissory Notes in an aggregate principal amount of $875,000, and (ii) three-year warrants to purchase up to an aggregate of 359,589 shares of our common stock. Messrs. Rivkin and Solomon, who at the time of the transaction were each members of our Board of Directors, participated as investors in the transaction and each invested $125,000 in the Company. In return for such investment, Messrs. Rivkin and Solomon collectively received (i) Secured Convertible Promissory Notes in an aggregate principal amount of $250,000, and
(ii) warrants exercisable for 102,740 of our common shares. Sovereign Bancorp Ltd. also invested $100,000 under the transaction and received (i) a Secured Convertible Promissory Note in an aggregate principal amount of $100,000, and
(ii) warrants exercisable for 41,096 of our common shares. The brother of Mr. Khan, a former director of the Company, is an officer of Sovereign Bancorp Ltd. In addition, Mr. Mortimer D.A. Sackler invested $200,000 under the transaction and collectively received (i) Secured Convertible Promissory Notes in an aggregate principal amount of $200,000, and (ii) warrants exercisable for 82,192 of our common shares. As of January 14, 2002, the Secured Note Purchase Agreement was amended to increase (i) the aggregate principal amount of the Secured Convertible Promissory Notes issued thereunder to $1,625,000, and (ii) the number of shares issuable pursuant to the warrants issued thereunder to 1,954,944. Pursuant to these amendments, Mr. Mortimer D.A. Sackler invested an additional $1,000,000 under the Secured Note Purchase Agreement and received (i) additional Secured Convertible Promissory Notes with an aggregate principal amount of $1,000,000, and (ii) additional warrants exercisable for 1,285,589 shares of our common stock. Rainbow Gate Corporation, pursuant to the November 27, 2001 transaction and the January 14, 2002 amendment, invested $300,000 under the transaction and collectively received (i) Secured Convertible Promissory Notes in an aggregate principal amount of $300,000, and (ii) warrants exercisable for 341,945 of our common shares. After the close of the January 14, 2002 amended transaction, Dr. Mortimer D. Sackler purchased from Rainbow Gate Corporation the Secured Convertible Promissory Notes in an aggregate principal amount of $300,000, and (ii) warrants exercisable for 341,945 of our common shares, and subsequently sold such note and warrants to Ginola Limited. At the time of the amendment, the Company also redeemed $250,000 in aggregate principal amount of the then outstanding notes held by three of the initial investors under the agreement. Pursuant to this redemption, the notes held by Mr. Solomon, (who at the time of the redemption was no longer a member of our Board of Directors) and by Sovereign Bancorp Ltd. were redeemed.

     In April 2003, we completed a financing pursuant to a global restructuring and secured note purchase agreement. In connection with such financing, the investors agreed, to (a) amend the secured note issued to them, (b) terminate the security agreement dated November 20, 2001 that was entered into in connection with the purchase of the original secured notes and allow the new investors to enter into a new security agreement with them on a pari passu basis in order for eMagin to continue its operations as a developer of virtual imaging technology, and (c) simultaneously participate in the new financing. The amendments to the notes included (i) extending the maturity dates of the note from June 30, 2003 to November 1, 2005, and (ii) revising and clarifying certain of the other terms and conditions of the note, including provisions relating to interest payments, conversions, default and assignment of the note.

     On February 27, 2002, eMagin Corporation and a group of several accredited institutional and individual investors entered into a Securities Purchase Agreement providing for the issuance and sale to the investors of (i) an aggregate of approximately 3.6 million shares of our common stock, and (ii) warrants exercisable for a period of three (3) years from the Closing Date for an aggregate of approximately 1.4 million shares of our common stock (subject to certain customary anti-dilution adjustments). Rainbow Gate Corporation invested $500,000 in the Company under the agreement and received pursuant to such investment (i) 723,275 shares of our common stock, and (ii) warrants exercisable for 289,310 shares of our common stock.

     On June 20, 2002, the Company entered into a $0.2 million Secured Note Purchase Agreement with an investor (the "Bridge Note"). The secured note accrues interest at 11% per annum and was due to mature on November 1, 2005 as a result of a financing we completed in April 2003. The Company also granted warrants, exercisable for a period of five years, to purchase 300,000 shares of common stock with an exercise price of $0.4257 per share to the investor; provided, however, this warrant may not be exercised by the investor so long as the investor is the beneficial owner, directly or indirectly, of more than ten percent (10%) of the common stock of eMagin for purposes of Section 16 of the Securities Exchange Act 1934. The fair value of the warrants issued to this Investor, which approximated $84,000, has been recorded as original issue discount, resulting in a reduction in the carrying value of this debt. The original issue discount was amortized into interest expense over the period of the debt. Pursuant to the April 2003 financing described below, the investor agreed, to (a) amend the secured note issued to them, (b) terminate the security agreement dated June 20, 2002 that was entered into in connection with the purchase of the original secured notes and allow the new investors to enter into a new security agreement with him on a pari passu basis in order for eMagin to continue its operations as a developer of virtual imaging technology, and (c) simultaneously participate in the new financing. The amendments to the note included (i) amending the note issued on June 20, 2002 so as to provide that the note shall be convertible and will have the same conversion price as the notes issued pursuant to the April 2003 secured note purchase agreement, (ii) extending the maturity dates of the note from June 30, 2003 to November 1, 2005, and (iii) revising and clarifying certain of the other terms and conditions of the note, including provisions relating to interest payments, conversions, default and assignment of the note.

     On April 25, 2003, eMagin Corporation and a group of several accredited institutional and individual investors (collectively, the "Investors") entered into a Global Restructuring and Secured Note Purchase Agreement (the "Secured Note Purchase Agreement") dated as of April 25, 2003 (the "Closing Date") whereby Investors agreed to lend eMagin $6,000,000 in exchange for (i) the issuance of $6,000,000 principal amount of 9.00% Secured Convertible Promissory Notes due on November 1, 2005 (the "Secured Notes") and (ii) Warrants (the "Warrants") to purchase an aggregate of 7,749,921 shares of common stock of eMagin (subject to certain customary anti-dilution adjustments), which Warrants are exercisable for a period of three (3) years. Mr. Rivkin, who at the time of the transaction was a member of our Board of Directors, participated as an investor in the transaction and invested $125,000 in the Company. In return for such investment, Mr. Rivkin received (i) a Secured Convertible Promissory Note in an aggregate principal amount of $125,000, and (ii) warrants exercisable for 161,456 of our common shares. In addition, Stillwater LLC, an entity controlled by Mr. Mortimer D.A. Sackler, agreed to invest an aggregate of $2,600,000 under the transaction and will receive (i) Secured Convertible Promissory Notes in an aggregate principal amount of $2,600,000, and (ii) warrants exercisable for 3,358,300 of our common shares. As part of the transactions, Messrs. Sackler and Rivkin, who were the holders of an aggregate of $1,325,000 principal amount of secured notes that were purchased pursuant to a secured note purchase agreement entered into as of November 27, 2001 (collectively, the "Original Secured Notes"), and Mr. Sackler, who additionally was the holder of a $200,000 principal Bridge Note, agreed to (a) amend their respective Original Secured Notes and Bridge Note issued to them, (b) terminate the Security Agreement dated November 20, 2001 that was entered into in connection with the purchase of the

Original Secured Notes and the Security Agreements dated June 20, 2002 that were entered into in connection with the purchase of the Bridge Note and allow the new investors to enter into a New Security Agreement (as defined below) with them on a pari passu basis in order for the Company to continue its operations as a developer of virtual imaging technology. The amendments to the Original Secured Notes and Bridge Note included (i) amending the Bridge Note so as to provide that the Bridge Note shall be convertible and will have the same conversion price as the Notes issued pursuant to the Secured Note Purchase Agreement, (ii) extending the maturity dates of the Original Secured Notes and Bridge Note from June 30, 2003 to November 1, 2005, and (iii) revising and clarifying certain of the other terms and conditions of the Original Secured Notes and Bridge Note, including provisions relating to interest payments, conversions, default and assignments of the Original Secured Notes and Bridge Note. On April 25, 2003, Mr. Sackler transferred all of his holdings in the Company to Stillwater LLC, a limited liability company in which Mr. Sackler is the sole member.

     The Company believes that the transactions described above were made on terms no less favorable than could have been obtained from third parties. All transactions were negotiated at arm's length.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of our common stock as of July 16, 2003

     o by each person who is known by us to beneficially own more than 5% of our common stock;

     o    by each of our officers and directors; and

     o    by all of our officers and directors as a group.

Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated.

------------------------------------------------------------ ------------------------- ----------------------
                                                                   Common Stock            Percentage of
Name of Beneficial Owner                                        Beneficially Owned        Common Stock**
------------------------------------------------------------ ------------------------- ----------------------
Stillwater LLC (1)                                                         13,906,589                  27.8%
------------------------------------------------------------ ------------------------- ----------------------
Travelers Insurance Company (2)                                             9,609,011                  24.0%
------------------------------------------------------------ ------------------------- ----------------------
Ginola Limited (3)                                                          5,970,926                  14.3%
------------------------------------------------------------ ------------------------- ----------------------
Gary W. Jones (4)                                                           4,949,225                  11.7%
------------------------------------------------------------ ------------------------- ----------------------
Susan K Jones (4)                                                           4,949,225                  11.7%
------------------------------------------------------------ ------------------------- ----------------------
SK Corporation (5)                                                          2,701,312                   7.0%
------------------------------------------------------------ ------------------------- ----------------------
Rohm (6)                                                                    2,030,453                   5.2%
------------------------------------------------------------ ------------------------- ----------------------
Jack Rivkin (7)                                                               977,981                   2.5%
------------------------------------------------------------ ------------------------- ----------------------
Larkspur (8)                                                                  457,506                   21.2%
------------------------------------------------------------ ------------------------- ----------------------
K.C. Park (9)                                                                 664,082                   1.7%
------------------------------------------------------------ ------------------------- ----------------------
Claude Charles (10)                                                           130,000                      *
------------------------------------------------------------ ------------------------- ----------------------
All Directors and Executive Officers as a Group (11)                        7,178,794                  17.5%
------------------------------------------------------------ ------------------------- ----------------------

* Less than 1% of the outstanding common stock.

** Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of July 16, 2003 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Percentages are based on a total of 38,214,170 shares of common stock outstanding on July 16, 2003, and the shares issuable upon the exercise of options and warrants exercisable on or within 60 days of July 16, 2003, as described below.

    (1) This figure represents:

          (i) 1,053,022 shares owned by Stillwater LLC, which includes 961,597 shares owned by Rainbow Gate Corporation, in which Mr. Sackler is the investment manager of the corporation;

          (ii) warrants held by Stillwater LLC to purchase 5,223,966 shares, which includes

               (a) a warrant to purchase 300,000 shares that may not be exercised by Stillwater LLC so long as Stillwater LLC is the beneficial owner, directly or indirectly, of more than ten percent (10%) of the common stock of eMagin for purposes of
                    Section 16 of the Securities Exchange Act of 1934, and

               (b) a warrant to purchase 289,310 shares held by Rainbow Gate Corporation, in which Mr. Sackler is the investment manager of the corporation;

          (iii) options held by Stillwater LLC to purchase 1,733,335 shares held by Travelers and its affiliates TRAL and Citigroup; and

          (iv) convertible notes held by Stillwater LLC to purchase 5,896,266 shares.

     (2) Shares are owned by Travelers and its affiliates TRAL and Citicorp. This figure includes warrants held by Travelers and Citicorp to purchase 1,651,843 and 127,292 shares of common stock respectively. Address: Citigroup Inc. 399 Park Avenue, New York, NY 10043.

     (3) This figure represents:

          (i) 1,476,936 shares owned by Ginola Limited, which includes 119,116 shares owned by Ogier Trustee Limited and 396,223 shares owned by Crestflower Corporation. Ginola Limited disclaims beneficial ownership of the shares owned by Crestflower Corporation and Ogier Trustee Limited. Also includes 961,597 shares owned by Rainbow Gate Corporation. Dr. Mortimer Sackler is the sole shareholder and control person of both Rainbow Gate and Ginola Limited.

          (ii) warrants held by Ginola Limited to purchase 1,965,764, which includes a warrant to purchase 42,858 shares held by Techalpha LLC, as to which Ginola Limited disclaims beneficial ownership, also includes a warrant to purchase 289,310 shares held by Rainbow Gate Corporation, in which Mr. Sackler is the investment manager of the corporation; ;

          (iii)options held by Ginola Limited to purchase 666,667 shares held by Travelers and its affiliates TRAL and Citicorp; and

          (iv) convertible notes held by Ginola Limited to purchase 1,861,559 shares.

     (4) This figure represents shares owned by Gary Jones and Susan Jones who are married to each other, including (i) 1,967,094 shares of common stock issuable upon exercise of stock options held by Gary Jones and (ii) 1,959,066 shares of common stock issuable upon exercise of stock options held by Susan Jones. Does not include (i) 2,460,168 shares of common stock issuable upon exercise of stock options held by Gary Jones that are not presently exercisable and are not exercisable within 60 days of April 28, 2003, and (ii) 1,357,954 shares of common stock issuable upon exercise of stock options held by Susan Jones that are not presently exercisable and are not exercisable within 60 days of April 28, 2003.

     (5) These shares are owned by SK Corp. This figure includes warrants held by SK Corp. to purchase 205,479 shares of common stock.

     (6) The figure includes (i) 512,820 shares underlying warrants; and (ii) 235,582 shares underlying convertible interest and penalty.

     (7) These shares are owned by Jack Rivkin. This figure includes warrants held by Mr. Rivkin to purchase 303,933 shares of common stock, 253,333 common stock shares issuable upon exercise of stock options and convertible notes to purchase 398,918 shares.

     (8) This figure includes 387,496 shares underlying warrants.

     (9) This figure represents shares owned by K.C. Park. This figure includes 663,910 common stock shares issuable upon exercise of stock options. Does not include 703,471 shares of common stock issuable upon exercise of stock options that are not presently exercisable and are not exercisable within 60 days of April 28, 2003.

     (10) This figure represents 130,000 common stock shares issuable upon exercise of stock options.

     (11) This figure includes (i) warrants to purchase 691,429 shares of common stock, (ii) 4,973,403 shares of common stock issuable upon exercise of stock options, and (iii) a convertible note to purchase 420,715 shares which include estimated interest.

                            DESCRIPTION OF SECURITIES

COMMON STOCK

     We are authorized to issue up to 100,000,000 shares of Common Stock, par value $.001. As of July 16, 2003, there were 38,214,170 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

     We have engaged Computershare Trust Company of New York, as independent transfer agent and registrar.

PREFERRED STOCK

     The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

WARRANTS

     In connection with a global restructuring and secured note purchase agreement dated April 25, 2003, we have issued warrants to purchase an aggregate of 7,749,921 shares of common stock of eMagin (subject to certain customary anti-dilution adjustments), which warrants are exercisable for a period of three
(3) years. The exercise price of the warrants on a per share basis is $.8110, an amount equal to 110% of the volume weighted average of the closing price of our common shares as reported on the American Stock Exchange by the Wall Street Journal, New York City edition, for the five (5) trading days immediately preceding April 25, 2003, the closing date of the financing. In addition, at July 16, 2003, we had issued, outstanding and exercisable warrants to purchase an aggregate of 14,359,101 shares of common stock, which warrants are at exercise prices ranging from $0.55 to $26.25.

CONVERTIBLE SECURITIES

     To obtain funding for our ongoing operations, on April 25, 2003, we entered into a global restructuring and secured note purchase agreement with a group of several accredited institutional and individual investors whereby the investors agreed to lend us $6,000,000 in exchange for (i) the issuance of $6,000,000 principal amount of 9.00% secured convertible promissory notes due on November 1, 2005 and (ii) warrants to purchase an aggregate of 7,749,921 shares of common stock of eMagin (subject to certain customary anti-dilution adjustments), which Warrants are exercisable for a period of three (3) years.

     This prospectus relates to the resale of the common stock underlying these notes and warrants. The investors are obligated to provide us with an aggregate of $6,000,000 as follows:

     o    $1,800,000 was disbursed on April 25, 2003;

     o    $525,000 was disbursed on April 30, 2003;

     o    $525,000 was disbursed on May 15, 2003;

     o    $525,000 was disbursed on June 15, 2003;

     o    $525,000 was disbursed on June 25, 2003;

     o    $525,000 was be disbursed on July 15, 2003;

     o    $525,000 will be disbursed on August 15, 2003;

     o    $525,000 will be disbursed on September 15, 2003; and

     o    $525,000 will be disbursed on October 15, 2003.

Notwithstanding the foregoing, the purchasers of the Notes agreed that the purchase of the Notes in each closings pursuant to the schedule set forth above shall in no event take place later than 5 days after the effectiveness of this registration statement.

     Accordingly, we have received a total of $4,425,000 pursuant to the Securities Purchase Agreement.

     Interest is payable on the notes at a rate of 9% per annum and, at our option, may be paid through the delivery of shares of our common stock registered under the Securities Act in lieu of cash interest payments. Subject to certain limitations, the notes may be converted, at the option of the holder, in whole or in part, into common shares with a conversion price equal to $0.7742, an amount equal to 105% of the volume weighted average of the closing price of our common shares as reported on The American Stock Exchange by the Wall Street Journal, New York City edition, for the five (5) trading days immediately preceding April 25, 2003, the closing date of the $6,000,000 financing.

     The exercise price of the warrants on a per share basis is $.8110, an amount equal to 110% of the volume weighted average of the closing price of our common shares as reported on The American Stock Exchange by the Wall Street Journal, New York City edition, for the five (5) trading days immediately preceding April 25, 2003, the closing date of the $6,000,000 financing.

     As part of the April 2003 transactions, the existing the holders of an aggregate of $1,625,000 principal amount of secured notes that were purchased pursuant to a secured note purchase agreement entered into as of November 27, 2001, as amended as of January 14, 2002, and the holder of a $200,000 principal amount secured note that was purchased pursuant to a secured note purchase agreement entered into as of June 20, 2002, agreed to (a) amend their respective notes issued to them, (b) terminate the respective security agreements dated November 20, 2001 and June 20, 2002 that were entered into in connection with the purchase of their notes and allow the new investors to enter into a new security agreement with them on a pari passu basis in order for eMagin to continue its operations as a developer of virtual imaging technology, and (c) simultaneously participate in this new round of financing (subject to the terms and conditions set forth in the secured note purchase agreement). The amendments to the notes included (i) amending the note issued on June 20, 2002 so as to provide that the note shall be convertible and will have the same conversion price as the notes issued pursuant to the April 2003 secured note purchase agreement, (ii) extending the maturity dates of the notes from June 30, 2003 to November 1, 2005, and (iii) revising and clarifying certain of the other terms and conditions of the notes, including provisions relating to interest payments, conversions, default and assignments of the notes.

In connection with the completion of the transactions under the securities purchase agreement, we also entered into a security agreement with the investors dated as of April 25, 2003, and a registration rights agreement dated as of April 25, 2003 providing the investors with certain registration rights under the Securities Act of 1933, as amended, with respect to our common stock issued or issuable in lieu of cash interest payments on the notes, upon conversion of the notes and/or exercise of the warrants.

In addition to the foregoing, as a condition to and simultaneously with the closing of the transaction pursuant to the secured note purchase agreement, certain holders of our convertible notes agreed to convert approximately $4.9 million of notes and accrued interest into shares of our common stock, subject to a "lock up" arrangement allowing only limited sales through private transactions for their remaining shares through December 31, 2003. Specifically, The Travelers Insurance Company agreed to convert their $1 million convertible note plus related interest into our common stock at a conversion price of approximately $0.53 per share, and SK Corporation has agreed to convert its $3 million convertible note and accrued interest into our common stock at an approximate conversion price of approximately $1.28 per share. As further conditions to the closing of the transaction pursuant to the secured note purchase agreement, we have also entered into settlement or restructuring agreements with certain of our other creditors to whom we owed approximately $5.2 million of current payables, pursuant to which the creditors have agreed to accept shares of our common stock in full or partial satisfaction of the amount owed to them, or which allow us to either make discounted payments to them or to make payments under more favorable payment terms than previously were in place.

     Certain of the selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the convertible Notes.

     A complete copy of the Securities Purchase Agreement and related documents were filed with the SEC as exhibits to our Form 8-K filed on April 28, 2003.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Our By Laws also provide that the Board of Directors may also authorize the company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;
     o    privately-negotiated transactions;
     o short sales that are not violations of the laws and regulations of any state or the United States;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     o    through the writing of options on the shares
     o    a combination of any such methods of sale; and
     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                              SELLING STOCKHOLDERS

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

     The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                                      Shares Owned                                          Shares Owned
                                                 Prior to the Offering                                    After the Offering (3)
                                            --------------------------------                      ---------------------------------
                                                                                    Total
                   Name                       Number(1)         Percent       Shares Registered      Number           Percent
                   ----                       ---------         -------       -----------------      ------           -------
Stillwater LLC (4)                              12,366,262       28.8%          14,359,959 (2)             -                -
Travelers Insurance Company (5)                  9,609,011       24.0%           9,609,011                 -                -
Ginola Limited (6)                               4,161,828       14.6%           6,145,300 (2)             -                -
SK Corporation (7)                               2,701,312        7.0%           2,701,312                 -                -
Triton West Group, Inc. (8)                      2,010,561        3.9%           1,510,561                 -                -
George Haywood (9)                               1,988,388       15.2%           6,848,701 (2)             -                -
Rohm Corporation (10)                            1,973,068        5.2%           2,030,453 (2)             -                -
Rainbow Gate Corporation (11)                    1,250,907        3.8%           1,461,036 (2)             -                -
Finova Capital Corporation                       1,053,684        2.8%           1,053,684                 -                -
Newington Invest Limited (12)                    1,012,585        3.2%           1,222,714 (2)             -                -
Vertical Ventures Investments, LLC (13)          1,012,585        3.2%           1,222,714 (2)             -                -
Jack Rivkin (14)                                   956,184        2.5%             977,981 (2)             -                -
ASM Lithography                                    844,156        2.2%             844,156                 -                -
Farmers Insurance Company (15)                     750,333        2.0%             786,043 (2)             -                -
Mid-Century Insurance (16)                         750,333        2.0%             786,043 (2)             -                -
Ben Johnson (17)                                   382,956        1.3%             507,158 (2)             -                -
Emerald Venture (18)                               374,580        *                496,530 (2)             -                -
Larkspur Capital(19)                               387,496        *                387,496                 -                -
Crestflower Corporation (20)                       396,223        *                396,223                 -                -
Eric Friedland (21)                                230,819        *                305,679 (2)             -                -
Verus                                              192,493        *                288,642                 -                -
David Zierk (22)                                   184,655        *                244,542 (2)             -                -
Robert N. Verratti (23)                                  -        *                171,216 (2)             -                -
Andrea Della Valle (24)                             71,324        *                240,377 (2)             -                -
Emerald Advantage (25)                                   -        *                136,974 (3)             -                -
Emerald Advantage Offshore (26)                          -        *                136,974 (3)             -                -
Ogier Trustee Limited, as Trustee (27)             119,116        *                119,116                 -                -
under settlement 10/14/88
Northwind Associates                                80,000        *                150,000                 -                -
Xybernaut Corp. (28)                                36,164        *                 36,164                 -                -
E-Pin                                               86,038        *                 96,038                 -                -
Amalkamar Ghosh                                      2,113        *                  2,113                 -                -
Walter Johnstone                                       334        *                    346                 -                -
Martin Solomon (29)                                 51,370        *                 51,370                 -                -
Ajmal Khan (30)                                     41,096        *                 41,096                 -                -
James Arkoosh (31)                                  10,274        *                 10,274                 -                -
* Less than one percent.
------------------------------------------------------------------------------------------------------------------------------------

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.
(2) Includes shares of common stock underlying the interest for the convertible debentures.
(3)  Assumes that all securities registered will be sold.

(4) Includes (i) 5,223,966 shares underlying warrants that are currently exercisable at a exercise prices between $0.53 and $0.811 per share of which 289,310 are held by Rainbow Gate Corporation in which Mr. Sackler is the investment manager; and (ii) 6,349,634 shares underlying convertible debentures, with interest; and (iii) options held by Stillwater to purchase 1,733,335 shares held by Travelers and its affiliates TRAL and Citigroup; and (iv) 961,597 shares owned by Rainbow Gate Corporation, in which Mr. Sackler is the investment manager of the company. Mortimer D.A. Sackler is the sole member and is the control person of the shares owned by Stillwater LLC.
(5) Includes 1,779,135 shares underlying warrants, of which 127,292 warrants are held by Citigroup. Travelers Insurance Company is a wholly owned subsidiary of Citigroup Inc.
(6) Includes (i) 1,965,764 shares underlying warrants that are currently exercisable at a exercise prices between $0.53 and $0.811 per share; and
     (ii) 2,035,933 shares underlying convertible debentures including estimated convertible interest; and options held by Ginola to purchase 666,667 shares held by Travelers and its affiliates TRAL and Citigroup; and (iii) These numbers include 961,597 shares, 289,310 warrants held by Rainbow Gate Corporation. 119,116 shares owned by Ogier Trustee in which Ginola disclaims ownership, 42,858 warrants held by Tech Alpha as to which Ginola discaims beneficial ownership, and 396,223 shares owned by Crestflower as to which Ginola discaims beneficial ownership. Dr. Mortimer Sackler is the sole shareholder and control person of the shares owned by Ginola Limited and Rainbow Gate Corporation.
(7)  Includes 205,479 shares underlying warrants.
(8)  Includes 208,732 shares underlying warrants.
(9) Includes (i) 2,583,310 shares underlying warrants that are currently exercisable at an exercise price of $0.811 per share; and (ii) 2,932,057 shares underlying convertible debentures including extimated convertible interest; and (iii) options held by George Haywood to purchase 1,333,334 options held by Travelers and its affiliates TRAL and Citigroup.
(10) Includes (i) 512,820 shares underlying warrants that are currently exercisable at an exercise price of $0.85 per share.
(11) Includes (i) 289,310 shares underlying warrants that are currently exercisable at an exercise price of $0.7542 per share; and (ii) an estimated 210,129 shares underlying convertible interest and penalty. Dr. Mortimer Sackler is the sole shareholder of this entity.
(12) Includes (i) 289,310 shares underlying warrants that are currently exercisable at an exercise price of $0.7542 per share; and (ii) an estimated 210,129 shares underlying convertible interest and penalty.
(13) Includes (i) 289,310 shares underlying warrants that are currently exercisable at an exercise price of $0.7542 per share; and (ii) an estimated 210,129 shares underlying convertible interest and penalty.
(14) Includes (i) 303,933 shares underlying warrants that are currently exercisable at exercise prices of $0.5469 and $0.811 per share; and (ii) 420,715 shares underlying convertible debentures which included estimated convertible interest; and (iii) options held by Mr. Rivkin to purchase 83,333 shares held by Travelers and its affiliates TRAL and Citigroup
(15) Includes 786,043 shares underlying convertible debentures. In accordance with rule 13d-3 under the securities exchange act of 1934 Laszlo Heredy may be deemed a control person of the shares owned by such entity.
(16) Includes 786,043 shares underlying convertible debentures. In accordance with rule 13d-3 under the securities exchange act of 1934, Laszlo Heredy may be deemed a control person of the shares owned by such entity.
(17) Includes (i) 120,000 shares underlying warrants that are currently exercisable at an exercise price of $0.7542 per share; (ii) 87,158 shares underlying convertible interest and penalty.
(18) Includes (i) 187,290 shares underlying warrants that are currently exercisable at an exercise price of $0.811 per share; and (ii) 212,574 shares underlying convertible debentures including estimated interest; and
     (iii) options held by Emerald Venture to purchase 96,666 options held by Travelers and its affiliates TRAl and Citigroup. In accordance with rule 13d-3 under the securities exchange act of 1934, Joseph E. Besecker may be deemed a control person of the shares owned by such entity.

(19) Represents 387,496 shares underlying warrants that are currently exercisable at an exercise price of $0.9290 per share. In accordance with rule 13d-3 under the securities exchange act of 1934, Paul Cronson may be deemed a control person of the shares owned by such entity.
(20) Dr. Mortimer Sackler disclaims benefical ownership of the shares owned by this entity.
(21) Includes 72,328 shares underlying warrants that are currently exercisable at an exercise price of $0.7542 per share; and (ii) 52,532 shares underlying convertible interest and penalty
(22) Includes (i) 57,862 shares underlying warrants that are currently exercisable at an exercise price of $0.7542 per share; and (ii) 42,025 shares underlying convertible interest and penalty
(23) Includes (i) 64,582 shares underlying warrants that are currently exercisable at an exercise price of $0.811 per share; and (ii) 73,301 shares underlying convertible debentures including estimated interest; and
     (iii) options held by Robert N Veratti to purchase 33,333 shares held by Travelers and its affiliates TRAL and Citigroup.
(24) Includes 40,000 shares underlying warrants that are currently exercisable at an exercise price of $0.7542 per share.
(25) Includes (i) 51,666 shares underlying warrants that are currently exercisable at an exercise price of $0.811 per share; and (ii) 70,266 shares underlying convertible debentures; and (iii) options held by Emerald Advantage to purchase 26,666 shares held by Travelers and its affiliates TRAL and Citigroup. In accordance with rule 13d-3 under the securities exchange act of 1934, Joseph E Besecker may be deemed a control person of the shares owned by such entity.
(26) Includes (i) 51,666 shares underlying warrants that are currently exercisable at an exercise price of $0.811 per share; and (ii) 70,266 shares underlying convertible debentures; and (iii) options held by Emerald Advantage to purchase 26,666 shares held by Travelers and its affiliates TRAL and Citigroup. In accordance with rule 13d-3 under the securities exchange act of 1934, Joseph E Besecker may be deemed a control person of the shares owned by such entity.
(27) Dr. Mortimer Sackler disclaims benefical ownership of the the shares owned by this entity.
(28) Represents 36,164 shares underlying warrants that are currently exercisable at an exercise price of $ 0.75 per share.
(29) Represents 51,370 shares underlying warrants that are currently exercisable at an exercise price of $ 1.67per share
(30) Represents 41,096 shares underlying warrants that are currently exercisable at an exercise price of $ 1.67 per share.
(31) Represents 10,274 shares underlying warrants that are currently exercisable at an exercise price of $ 1.67 per share.

                                  LEGAL MATTERS

     Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby. A member of Sichenzia Ross Friedman Ference LLP, Richard Friedman, will receive up to 100,000 shares of common stock, from eMagin, over the next 6 months for general corporate and litigation matters

                                     EXPERTS

     Grant Thornton LLP, Independent Certified Public Accountants, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2002, and for the year then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the auditors' opinion based on their expertise in accounting and auditing.

     In September 2002, eMagin announced that it had appointed Grant Thornton as its independent auditor for fiscal year 2002, replacing Arthur Andersen LLP.

     Section 11(a) of the Securities Act of 1933, as amended, provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to the registration statement (unless it is proved that at the time of the acquisition the person knew of the untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in the registration statement, report or valuation which purports to have been prepared or certified by the accountant.

     Prior to the date of this registration statement, the Arthur Andersen partners who reviewed our most recent audited financial statements, as of December 31, 2001 and 2000 resigned from Arthur Andersen LLP. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this registration statement of its audit reports with respect to our financial statements.

     Under these circumstances, Rule 437(a) under the Securities Act of 1933 permits the filing of this registration statement without including herein a written consent from Arthur Andersen . Accordingly, Arthur Andersen will not be liable under Section 11(a) of the Securities Act of 1933 because it has not consented to being named as an expert in the registration statement.

                              AVAILABLE INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of eMagin Corporation, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 that require us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The public could obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330 Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

FINANCIAL STATEMENT INDEX

                                                                                                           Page

FINANCIAL STATEMENTS FOR eMAGIN CORPORATION

For the Three Months Ended March 31, 2003 and March 31, 2002

Condensed Consolidated Balance Sheets as of March 31, 2003 (unaudited) and December 31, 2002                F-2
Condensed Consolidated Statements of Operations for the Three-Months ended March 31, 2003 and 2002          F-3
(unaudited)
Condensed Consolidated Statements of Cash Flows for the Three-Months ended March 31, 2003 and 2002          F-4
(unaudited)
Condensed Consolidated Statement of Changes in Stockholder Equity (Unaudited)                               F-5
Selected Notes to Condensed Consolidated Financial Statements (Unaudited)                                   F-6



Report of Independent Certified Public Accountants                                                          F-15
Report of Independent Public Accountants                                                                    F-16
Consolidated Balance Sheets as of December 31, 2002 and 2001                                                F-17
Consolidated Statements of Operations for the years ended December 31, 2002 and 2001 and From
    Inception to Date                                                                                       F-18
Statement of Changes in Stockholders' Equity from Inception to Date                                         F-19
Consolidated Statements of Cash Flows for the years ended December 31, 2002 and 2001 and From
    Inception to Date                                                                                       F-21
Notes to the Consolidated Financial Statements                                                              F-22



                               eMAGIN CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                         ASSETS                                       March 31, 2003    December 31, 2002
                                                                                      -----------------------------------
CURRENT ASSETS:                                                                       (unaudited)         (Restated)
   Cash and cash equivalents ......................................................   $      65,254    $      82,951
   Trade receivables, net of allowance for doubtful accounts of $36,144 and $36,144         350,664          240,136
         at March 31, 2003 and December 31, 2002, respectively
   Unbilled costs and estimated profits on contracts in progress ..................          75,359          125,359
   Inventory ......................................................................         375,839          250,998
   Prepaid expenses and other current assets ......................................         113,240          113,849
                                                                                      -----------------------------------
      Total current assets ........................................................         980,356          813,293

EQUIPMENT AND LEASEHOLE IMPROVEMENTS: .............................................       2,232,002        2,230,674
Less:  Accumulated Depreciation ...................................................      (1,721,944)      (1,596,142)
                                                                                      -----------------------------------
Total equipment and leasehold improvements, net ...................................         510,058          634,532

Intangible Assets .................................................................      18,020,000       18,020,000
Less: Accumulated Amortization ....................................................     (18,020,000)     (17,688,558)
                                                                                      -----------------------------------
Total intangible assets, net ......................................................            --            331,442

Other long-term assets ............................................................          47,873           55,117
                                                                                      -----------------------------------
      Total assets ................................................................   $   1,538,287    $   1,834,384
                                                                                      ===================================

                           LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable ...............................................................   $   7,350,964    $   6,381,036
   Accrued payroll and benefits ...................................................       1,249,387        1,031,958
   Other accrued expenses .........................................................       1,723,693        1,207,693
   Current portion of long-term debt ..............................................          51,426           49,275
   Deferred Revenue ...............................................................             500           30,400
   Other short term debt ..........................................................       5,710,889        5,690,889
   Other current liabilities ......................................................           2,274           23,505
                                                                                      -----------------------------------
      Total current liabilities ...................................................      16,089,133       14,414,756
                                                                                      -----------------------------------

LONG-TERM DEBT ....................................................................         227,577          227,742

SHAREHOLDERS' EQUITY:
   Common Stock, par value $0.001 per share
      Shares authorized - 100,000,000
      Shares issued and outstanding - 31,285,838 and 30,854,980 ...................          31,286           30,855
   Additional paid-in capital .....................................................     119,544,643      119,221,277
   Deferred compensation ..........................................................        (351,598)        (462,983)
   Accumulated deficit ............................................................    (134,002,754)    (131,597,263)
                                                                                      -----------------------------------
      Total shareholders' equity ..................................................     (14,778,423)     (12,808,114)
                                                                                      -----------------------------------

                                                                                      -----------------------------------
      Total liabilities and shareholders' equity ..................................       1,538,287        1,834,384
                                                                                      ===================================

                   See selected notes to financial statements
                               eMAGIN CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                      Three Months       Three Months
                                                          Ended             Ended
                                                    March 31, 2003     March 31, 2002
                                                    ----------------------------------
REVENUE:
  Contract revenue                                          $ -             $ 14,108
  Product revenue, net of returns                       465,379              143,919
                                                    ----------------------------------
    Total Revenue                                       465,379              158,027
                                                    ----------------------------------
Cost of Goods Sold:
  Production Costs                                    1,134,868                    -
  Sales Commissions                                      15,000                    -
                                                    ----------------------------------
    Total Cost of Goods Sold                          1,149,868                    -
                                                    ----------------------------------

Gross Profit (loss)                                    (684,489)             158,027

COSTS AND EXPENSES:
  Research and development, net of funding               21,848            2,144,766
  Amortization of purchased intangibles                 331,442              552,415
  Selling, general and administrative                 1,116,732            2,971,974
                                                    ----------------------------------
    Total costs and expenses, net                     1,470,022            5,669,155
                                                    ----------------------------------

OTHER INCOME (EXPENSE):
  Interest expense                                     (250,980)            (936,132)
  Interest income                                             -              (42,254)
                                                    ----------------------------------
     Other income (expense)                            (250,980)            (978,386)
                                                    ----------------------------------
Loss before provision for income taxes               (2,405,491)          (6,489,514)
                                                    ----------------------------------
PROVISION FOR INCOME TAXES                                    -                    -
    Net loss                                       $ (2,405,491)        $ (6,489,514)
                                                    ==================================

Basic and diluted loss per common share                 $ (0.08)             $ (0.24)

Weighted average common shares outstanding           30,731,934           26,669,919


                   See selected notes to financial statements.

                               eMAGIN CORPORATION
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                                             Three Months         Three Months
                                                                                 ended                ended
                                                                            March 31, 2003       March 31, 2002
                                                                         ------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                           ($2,405,491)        ($6,489,514)
Adjustments to reconcile net loss to net cash
        used in operating activities-
   Depreciation and amortization                                                       124,474             663,440
   Amortization of  intangibles                                                        331,442                   -
   Non-cash charge for stock based compensation                                        111,385           1,336,926
   Non-cash interest related charges                                                   245,962             936,132
   Non-cash charge for services received                                               163,134             307,657
   Proceeds from sale of equipment, net                                                139,095
  Changes in operationg assets and liabilities, net of acquisition:
       Trade receivables                                                               110,528             318,705
       Unbilled costs and estimated profits on contracts in progress                   (50,000)            191,953
       Inventory                                                                       124,841                   -
       Prepaid expenses and other current assets                                          (609)           (217,538)
       Other long-term assets                                                           (7,244)              4,226
       Advanced payment on contracts to be completed                                         -             (13,583)
       Deferred Revenue                                                                (29,900)                  -
       Accounts payable, accrued expenses and accrued payroll                        1,109,701             757,605
       Other current liabilities                                                       (21,231)                  -
                                                                         ------------------------------------------
             Net cash used in operating activities                                     (53,913)         (2,203,991)
                                                                         ------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases/Sales of equipment                                                              -             (84,745)
             Net cash used in investing activities                                           -             (84,745)
                                                                         ------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from sales of common stock, net of issuance costs                                -           2,465,517
   Proceeds from exercise of stock options and warrants                                 50,000                 887
   Proceeds from long and short term debt                                                    -           1,000,000
   Payments of long term debt and capital leases                                       (13,692)           (250,000)
                                                                         ------------------------------------------
             Net cash provided by financing activities                                  36,308           3,216,404
                                                                         ------------------------------------------

NET INCREASE  IN CASH AND CASH EQUIVALENT'S                                            (17,606)            927,668
CASH AND CASH EQUIVALENTS, beginning of period                                          82,951             738,342
                                                                         ------------------------------------------

CASH AND CASH EQUIVALENTS, end of period                                              $ 65,345         $ 1,666,010
                                                                         ==========================================

                   See selected notes to financial statements
                               eMAGIN CORPORATION
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (Unaudited)

                                                                                   Additional
                                Common Stock                     Deferred          paid-in         Accumulated
                                Shares                           Compensation      Capital         Deficit           Total

Balance, December 31, 2002           30,854,980     $    30,855    $    (462,923)  $  119,221,276  $  (131,597,263)  $(12,808,115)
                                ================ =============== ================= =============== ================= ==============

Stock warrants exercised                 91,425              91                            49,909                           50,000
-----------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock for
services                                339,433             340                           273,457                          273,796

-----------------------------------------------------------------------------------------------------------------------------------
Amortization of deferred
compensation                                                              111,385                                          111,385

-----------------------------------------------------------------------------------------------------------------------------------

Net loss for period                                                                                     (2,405,491)    (2,405,491)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, March 31, 2003           $  31,285,838      $   31,286    $     (351,598) $  119,544,643  $  (134,002,754)  $(14,778,425)
                                ================ =============== ================= =============== ================= ==============

   The accompanying notes are an integral part of these financial statements.

                               eMAGIN CORPORATION
    Selected Notes to Condensed Consolidated Financial Statements (unaudited)

Note 1 - BASIS OF PRESENTATION

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Certain information or footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the statements include all adjustments necessary (which are of a normal and recurring nature) for the fair presentation of the results of the interim periods presented. The results of operations for the period ended March 31, 2003 are not necessarily indicative of the results to be expected for the full year.

Note 2 - NATURE OF BUSINESS

Fashion Dynamics Corporation (FDC) was organized January 23, 1996, under the laws of the State of Nevada. FDC had no active business operations other than to acquire an interest in a business. On March 16, 2000, FDC acquired FED Corporation ("FED") (the Merger). The merged company changed its name to eMagin Corporation (the "Company" or "eMagin") (Note 3). eMagin is a developer and manufacturer of optical systems and microdisplays for use in the electronics industry. eMagin's wholly-owned subsidiary, Virtual Vision Inc., develops and markets microdisplay systems and optics technology for commercial, industrial and military applications. Following the Merger, the business conducted by the Company is the business conducted by FED prior to the Merger.

As of January 1, 2003 the Company has completed its development stage, as defined by Statement of Financial Accounting Standards ("SFAS") No. 7, Accounting and Reporting by Development Stage Enterprises". The financial statements results as of December 31, 2002 and the period ended March 31, 2002 have been restated to reflect the current status. The Company expects its product revenues to increase as we concentrate on trade revenue, once additional supplies begin to arrive and shipments of finished product again begin to ship. The effects on accounting for 2003 will be substantial. The majority of sales before 2003 were Contract Revenue in which our costs were treated as overall company losses. In 2002 we started minimal production. We initially shipped only developer kits and sample quantities of our SVGA+ OLED microdisplay product. We expanded the product line with a SVGA 3D product. We now provide both color and several variations of monochrome versions of these products. Our customers generally spend six to over twelve months evaluating and testing our product and developing their own end product, which uses our display before committing to larger orders. We expect the quantities of products shipped to increase as we receive the materials and supplies we ordered after our recent financing and we hire additional staff to increase our manufacturing capacity, enabling us to begin shipping products to fulfill our backlog of orders as well as ship new orders.

The cost of the products we sold in 2002 were predominately recorded in R&D and Direct Contracts as we modified our product to create commercial products. In the third quarter of 2002, we developed a glass cover that improved the robustness of our products.. In the fourth quarter of 2002, we purchased a machine that allowed us to produce the products in production quantities. In the first quarter of 2003, the machine came on-line.

In 2003 we will keep track of costs of production, classifying direct and indirect costs to costs of goods sold and tracking our gross profit. Although R&D is no longer our primary focus, we have a few employees that will work on projects to create new products and enhance existing products. We are working to secure new, R&D contracts to help create the next generation of lower cost and/or higher resolution products, as well as to develop other performance and life-luminance product enhancements. Contract R&D is expected to continue in 2003, but at proportionately much smaller levels than in prior years.

There can be no assurance that the Company will generate sufficient revenues to provide positive cash flows from operations. These and other factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result should the Company be unable to continue in existence.

Note 3 - FED ACQUISITION

On March 16, 2000 FDC acquired all of the outstanding stock of FED. Under the terms of the agreement, FDC issued approximately 10.5 million shares of its common stock and approximately 3.9 million options and warrants to purchase common stock to FED shareholders. The total preliminary purchase price of the transaction was approximately $98.5 million, including $73.4 million of value relating to the shares issued (at a fair value of $7 per share, the value of the simultaneous private placement transaction of similar securities), $20.9 million of value relating to the options and warrants exchanged, $0.3 million of acquisition costs and $3.8 million of assumed liabilities. The transaction was accounted for using the purchase method of accounting. Under the purchase method of accounting, the assets and liabilities were recorded based upon their fair values at the date of acquisition.

Note 4 - REVENUE AND COST RECOGNITION

The Company has historically earned revenues from certain of its research and development activities under both firm fixed-price contracts and cost-type contracts, including some cost-plus-fee contract. Revenues relating to firm fixed-price contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis). Revenues on cost-plus-fee contracts include costs incurred plus a portion of estimated fees or profits based on the relationship of costs incurred to total estimated costs. Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates. These rates are subject to audit by the other party. Amounts can be billed on a bi-monthly basis. Billing is based on subjective cost investment factors. At present eMagin has no current research and development contracts.

In addition, the Company has product sales, which are recognized when merchandise is shipped and such revenue is recorded net of estimated sales returns based upon past experience. Adjustments to such returns are made as new information becomes available.

In 2003 we will keep track of costs of production, classifying direct and indirect costs to cost of goods sold and tracking our gross profit. Although R&D as our primary focus will end, we have a few employees that will occasionally work on projects to create new products and enhance existing products. At present, we have no direct contracts we are billing to, but we may at times be asked to work on a completed contract. Although we will not have any income from that work, it may provide a foundation for future contracts and we will record those costs in Direct Contracts.

Note 5 - RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as incurred. To date, activities of the Company (and its predecessor) have included the performance of research and development under cooperative agreements with United States Government agencies. Funding from such research and development contracts is recognized as a reduction in operating expenses during the period in which the services are performed and related direct expenses are incurred.

Note 6 - NET LOSS PER COMMON SHARE

In accordance with SFAS No. 128, net loss per common share amounts ("basic EPS") were computed by dividing net loss by the weighted average number of common shares outstanding and excluding any potential dilution. Net loss per common share assuming dilution ("diluted EPS") was computed by reflecting potential dilution from the exercise of stock options and warrants. Common equivalent shares totaling 39,686,573 have been excluded from the computation of diluted EPS for the three months ended March 31, 2003.

Note 7 - DEBT

On January 14, 2002, the Company entered into a $1.0 million bridge loan arrangement with a private investor in connection with a secured note purchase agreement executed by the Company on November 27, 2001. This transaction increased the total amount of the secured convertible loan outstanding under this arrangement to $1,625,000, including amounts previously made available to the Company in connection with the November 27, 2001 secured note arrangement, net of repayments of $250,000 to certain investors who elected not to reinvest. The secured convertible notes accrue interest at a rate of 9.00% per annum and mature on November 1, 2005 as a result of a financing we completed in April 2003. Terms of the notes issued on January 14, 2002 also included a fixed conversion rate of $0.5264 per share. The Company also granted warrants purchasing 921,161 shares of common stock with an exercise price of $0.5468 per share to the Investor. Such warrants are exercisable through January 2005. Certain investors (the Investors") of the November 27, 2001 financing who elected to remain in the new bridge loan arrangement received reset provisions of the previous conversion rate and warrant exercise prices issued in November 2001 equivalent to the terms granted to the investors in January 2002.

The total of the intrinsic value of the warrants issued to the new Investor and the incremental intrinsic value of the repriced warrants of certain existing investors of approximately $480,000 has been recorded as original issue discount, resulting in a reduction in the carrying value of this debt. The original issue discount was amortized into interest expense over the original period of the debt.

In addition, based on the terms of the bridge loan arrangement, the conversion terms of the debt provide for a beneficial conversion feature. The total value of the beneficial feature of the new debt and the incremental value of the reset conversion feature of the existing debt of approximately $780,000 was recorded at January 14, 2002 as non-cash interest expense in the accompanying unaudited consolidated statements of operations.

In April 2003, we completed a financing pursuant to a global restructuring and secured note purchase agreement. In connection with such financing, the Investor agreed, to (a) amend the secured note issued to them, (b) terminate the security agreement dated November 20, 2001 that was entered into in connection with the purchase of the original secured notes and allow the new investors to enter into a new security agreement with them on a pari passu basis in order for eMagin to continue its operations as a developer of virtual imaging technology, and (c) simultaneously participate in the new financing. The amendments to the notes included (i) extending the maturity dates of the note from June 30, 2003 to November 1, 2005, and (ii) revising and clarifying certain of the other terms and conditions of the note, including provisions relating to interest payments, conversions, default and assignment of the note.

On June 20, 2002, the Company entered into a $0.2 million Secured Note Purchase Agreement with an Investor. The secured note accrues interest at 11% per annum and was due to mature on November 1, 2005 as a result of a financing we completed in April 2003. The Company also granted warrants, exercisable for a period of five years, to purchase 300,000 shares of common stock with an exercise price of $0.4257 per share to the investor; provided, however, this warrant may not be exercised by the investor so long as the investor is the beneficial owner, directly or indirectly, of more than ten percent (10%) of the common stock of eMagin for purposes of Section 16 of the Securities Exchange Act 1934. The fair value of the warrants issued to this Investor, which approximated $84,000, has been recorded as original issue discount, resulting in a reduction in the carrying value of this debt. The original issue discount was amortized into interest expense over the period of the debt. Pursuant to the April 2003 financing described above, the investor agreed, to (a) amend the secured note issued to them, (b) terminate the security agreement dated June 20, 2002 that was entered into in connection with the purchase of the original secured notes and allow the new investors to enter into a new security agreement with them on a pari passu basis in order for eMagin to continue its operations as a developer of virtual imaging technology, and (c) simultaneously participate in the new financing. The amendments to the note included (i) amending the note issued on June 20, 2002 so as to provide that the note shall be convertible and will have the same conversion price as the notes issued pursuant to the April 2003 secured note purchase agreement, (ii) extending the maturity dates of the note from June 30, 2003 to November 1, 2005, and (iii) revising and clarifying certain of the other terms and conditions of the note, including provisions relating to interest payments, conversions, default and assignment of the note.

On August 21, 2002, the Company issued two Series B Convertible Debentures in the amount of $121,739 each. The debentures bear interest at the rate of 8% per annum and are due August 21, 2004. The Debenture also includes a fixed conversion rate of $0.18 per share. Based on the terms of the loan arrangement, the conversion terms of the debt provide for a beneficial conversion feature. Due to the fact that the note holder had the option to convert the note immediately upon execution of the agreement, the value of the beneficial conversion feature of approximately $108,000 was recognized immediately as interest expense.

As of March 31, 2003, the Company was not in compliance with a certain debt covenant on its $3,000,000 debt payable to SK Corporation, as defined, and consequently defaulted on the note, causing the maturity date of the notes to accelerate and become immediately due (the "default"). Accordingly, at March 31, 2003, the original liability of the notes of $3,000,000, plus accrued but unpaid interest, is included in current liabilities in the accompanying consolidated balance sheet. In April 2003, the Company entered into an agreement to convert the principal and accrued interest to Common Stock at $1.28 per share, for a total of 2,495,833 shares. This transaction includes the original $3,000,000 net of approximately $114,000 original issue discount as well as approximately $43,000 in financing costs not amortized as of March 31, 2003.

The company has completed negotiations with various creditors. We have been mostly successful in obtaining lower negotiated payment requirements from our larger creditors. The company has begun to make negotiated payments on its debt, and expects to complete the negotiated payment amounts by June 30, 2003 as funds from the April 2003 financing arrive.

Note 8 - STOCKHOLDERS' EQUITY

The authorized common stock of the Company consists of 100,000,000 shares with a par value of $0.001 per share.

Prior to the Merger on March 16, 2000, net proceeds of approximately $23.3 million was raised through the private placement issuance of approximately 3.5 million shares of common stock. Additionally, approximately 9.4 million shares of common stock held by FDC's principal shareholders were cancelled at the time of the Merger.

On March 16, 2000 FDC acquired all of the outstanding stock of FED. Under the terms of the agreement, FDC issued approximately 10.5 million shares of its common stock to FED shareholders, and issued approximately 3.9 million options and warrants in exchange for existing FED options and warrants. The total purchase price of the transaction was approximately $98.5 million, including $73.4 million of value relating to the shares issued (at a fair value of $7 per share, the value of the simultaneous private placement transaction of similar securities), $20.9 million of value relating to the options and warrants exchanged, based on the difference between the fair value and the exercise price of said equity instruments and $3.8 million of assumed liabilities. The transaction was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the fair value of assets acquired and liabilities assumed.

In January 2002, the Company negotiated settlement of amounts due to a related party for services previously rendered via issuance of 192,493 shares of common stock. As such, the Company recorded the fair value of the services received of approximately $135,000 in selling, general and administrative expenses in the accompanying unaudited consolidated statement of operations for the three months ended March 31, 2002.

On February 27, 2002, the Company completed a private placement of securities with several institutional and individual investors of 3,617,128 shares of common stock at a price per share of $0.6913, generating gross proceeds of connection with the financing arrangement, the Company issued to the investors warrants to purchase 1,446,852 shares of common stock of the Company at an exercise price of $0.7542 per share. Also, the Company issued to an institution warrants to purchase 36,164 shares of common stock in connection with a finder fee arrangement entered into between the two parties. Such warrants are exercisable through February 2005.
exercisable through February 2005.

In April 2002, the Company announced a strategic investment from ROHM Company LTD. ROHM purchased 1,282,051 shares of eMagin Common Stock at $0.78 per share as well as warrants to purchase an additional 512,820 shares of Common Stock at a conversion price of $0.85 per share for an investment of $1,000,000. The fair value of each warrant was estimated on the date of grant using the Black-Scholes option pricing model. Such warrants are exercisable through April 2005.

In March 2003, the Company negotiated settlement of amounts due and amounts for future services to related parties for services rendered via issuance of 339,433 shares of common stock. As such, the Company recorded the fair value of the services received of approximately $273,796 in selling, general and administrative expenses, prepaid expenses and reduction of accounts payable in the accompanying audited consolidated statement of operations for the three months ended March 31, 2002. Also in March, we received $50,000 for the exercise of 91,415 warrants in exchange for shares of common stock used for general operating expenses.

Note 9 - STOCK COMPENSATION

As of March 31, 2003, we have outstanding options to purchase 5,811,681 shares. On October 9, 2002 the Company granted ten-year options to certain employees, officers and directors, as an incentive, to purchase an aggregate of 5,185,000 shares of common stock of the Company at an exercise price of $0.21 per share, as follows: (i) option grants to three officers of the Company and its subsidiaries to purchase an aggregate of 3,500,000 shares, exercisable commencing October 9, 2004; (ii) option grant to other employees, to purchase an aggregate of 1,425,000 shares, exercisable commencing October 9, 2004; (iii) option grant to two outside directors of the Company to purchase 200,000 shares, exercisable commencing October 9, 2004. The options have not been issued, pending the future availability of common shares for the options under the company's qualified option plan, or the approval of the 2003 Plan. Upon availability, the company may issue these options at which time the strike price will remain $0.21 and the difference between the strike price and the fair market value, if the strike price is under the fair market value at the date of issue, will be recognized as compensation expense. As of March 31, 2003, there were only approximately 100,000 shares available within the 2002 plan. The number of shares actually granted may be prorated to a much smaller number.

The Company has elected to follow Accounting Principles Board Opinion No. 25 ("APB No. 25"), "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options. Under APB No. 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of grant no compensation expense is recorded. The Company discloses information relating to the fair value of stock-based compensation awards in accordance with Statement of Financial Accounting Standards No.123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation." The following table illustrates the effect on net loss and loss per share as if the Company had applied the fair value recognition provision of SFAS No. 123. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in the first quarter of 2003 and 2002, respectively: (1) average expected volatility of 162% and 150%, (2) average risk-free interest rates of 3.64% and 6.00%, and (3) expected lives of five and ten years for the period ended March 31, 2003 and expected lives of five and eight years for year ended December 31, 2002.

The pro forma amounts that are disclosed in accordance with SFAS No. 123 reflect the portion of the estimated fair value of awards that were earned for the three months ended March 31, 2003 and 2002.


  ----------------------------------------------- --------------------- ---------------------
  For the three months ended March 31, (In        2003                  2002
  thousands, except per share
  amounts)
  ----------------------------------------------- --------------------- ---------------------
  Net loss applicable to common stockholders',        $ (2,405,491)       $  (6,489,514)
  as reported
  ----------------------------------------------- --------------------- ---------------------
  Adjust:  Stock-based employee compensation
  expense determined under fair value method            (1,441,445)          (3,116,892)
  ----------------------------------------------- --------------------- ---------------------
   Pro forma net loss.                                $ (3,846,836)       $  (9,606,406)
  ----------------------------------------------- --------------------- ---------------------
  Net loss per share applicable to common stockholders':
  ----------------------------------------------- --------------------- ---------------------
  Basic and diluted , as reported                     $      (0.08)       $       (0.24)
  ----------------------------------------------- --------------------- ---------------------
  Basic and diluted, pro forma                        $      (0.13)       $       (0.36)
  ----------------------------------------------- --------------------- ---------------------


Note 10 - EFFECT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In August 2001, the FASB, issued SFAS, No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." SFAS No. 143 addresses financial accounting and reporting for the retirement obligation of an asset. This statement provides that companies should recognize the asset retirement cost at its fair value as part of the cost of the asset and classify the accrued amount as a liability. The asset retirement liability is then accreted to the ultimate payout as interest expense. The initial measurement of the liability would be subsequently updated for revised estimates of the discounted cash outflows. The Statement will be effective for fiscal years beginning after June 15, 2002. On January 31, 2003, eMagin adopted SFAS No. 143. The adoption of this standard did not have a significant impact on eMagin's consolidated financial position, results of operations or cash flows.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement eliminates the requirement under SFAS 4 to aggregate and classify all gains and losses from extinguishment of debt as an extraordinary item, net of related income tax effect. This statement also amends SFAS 13 to require that certain lease modifications with economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. In addition, SFAS No. 145 requires reclassification of gains and losses in all prior periods presented in comparative financial statements related to debt extinguishment that do not meet the criteria for extraordinary item in Accounting Principles Board Opinion ("APB") 30. The statement is effective for fiscal years beginning after May 15, 2002 with early adoption encouraged. The Company adopted SFAS No. 145 on January 1, 2003, the adoption had no effect on the financial results of the Company..

On July 30, 2002, The FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. eMagin adopted SFAS No. 146 as of January 1, 2003. Upon adoption of SFAS 146, there was no effect on its financial position, cash flows or results of operations.

In November 2002, the EITF reached a consensus on Issue 00-21 ("EITF 00-21"), "Multiple-Deliverable Revenue Arrangements." EITF 00-21 addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. The consensus mandates how to identify whether goods or services or both that are to be delivered separately in a bundled sales arrangement should be accounted for separately because they are separate units of accounting. The guidance can affect the timing of revenue recognition for such arrangements, even though it does not change rules governing the timing or pattern of revenue recognition of individual items accounted for separately. The final consensus will be applicable to agreements entered into in fiscal years beginning after June 15, 2003 with early adoption permitted. Additionally, companies will be permitted to apply the consensus guidance to all existing arrangements as the cumulative effect of a change in accounting principle in accordance with APB Opinion No. 20, "Accounting Changes." The Company is assessing, but at this point does not believe the adoption of EIFT 00-21 will have a material impact on its financial position, cash flows or results of operations.

On April 30, 2003, the FASB issued Statement No. 149 ("SFAS No. 149"), "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement No. 133. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in Statement No. 133, and it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and is to be applied prospectively. The Company has not yet completed its analysis of SFAS No. 149 and, therefore, the effect on the Company's combined financial statements of the implementation of SFAS No. 149, when effective, has not yet been determined. On May 15, 2003, the FASB issued Statement No. 150 ("FAS No. 150"), Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. FAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). FAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments.

o mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets
o instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets; includes put options and forward purchase contracts
o obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers' shares.

FAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety. Most of the guidance in FAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has not yet completed its analysis of SFAS No. 150 and, therefore, the effect on the Company's combined financial statements of the implementation of SFAS 150, when effective, has not yet been determined.

Note 11 - RECLASSIFICATIONS

Certain amounts in the March 31, 2002 financial statements have been reclassified to conform to the March 2003 classification. As of January 1, 2003 the Company has completed its development stage, as defined by Statement of Financial Accounting Standards ("SFAS") No. 7, Accounting and Reporting by Development Stage Enterprises". The financial statements results as of December 31, 2002 and the period ended March 31, 2002 have been restated to reflect the current status.

NOTE 12 - SUBSEQUENT EVENTS

On April 25, 2003, we entered into a global restructuring and secured note purchase agreement with a group of several accredited institutional and individual investors whereby the Investors agreed to lend us $6,000,000 in exchange for (i) the issuance of $6,000,000 principal amount of 9.00% secured convertible promissory notes due on November 1, 2005 and (ii) warrants to purchase an aggregate of 7,749,921 shares of common stock of eMagin (subject to certain customary anti-dilution adjustments), such warrants are exercisable for a period of three (3) years.

Interest is payable on the notes at a rate of 9% per annum and, at our option, may be paid through the delivery of shares of our common stock (registered pursuant to the registration rights agreement referred to below) in lieu of cash interest payments. Subject to certain limitations, the notes may be converted, at the option of the holder, in whole or in part, into common shares with a conversion price equal to 105% of the volume weighted average of the closing price of our common shares as reported on The American Stock Exchange by the Wall Street Journal, New York City edition, for the five (5) trading days immediately preceding the closing date. The exercise price of the warrants on a per share basis is $.8110, an amount equal to 110% of the volume weighted average of the closing price of our common shares as reported on The American Stock Exchange by the Wall Street Journal, New York City edition, for the five
(5) trading days immediately preceding the closing date.

As part of the transactions, the existing the holders of an aggregate of $1,625,000 principal amount of secured notes that were purchased pursuant to a secured note purchase agreement entered into as of November 27, 2001, and the holder of a $200,000 principal amount secured note that was purchased pursuant to a secured note purchase agreement entered into as of June 20, 2002, agreed to
(a) amend their respective notes issued to them, (b) terminate the respective security agreements dated November 20, 2001 and June 20, 2002 that were entered into in connection with the purchase of their notes and allow the new investors to enter into a new security agreement with them on a pari passu basis in order for eMagin to continue its operations as a developer of virtual imaging technology, and (c) simultaneously participate in this new round of financing (subject to the terms and conditions set forth in the secured note purchase agreement). The amendments to the notes included (i) amending the note issued on June 20, 2002 so as to provide that the note shall be convertible and will have the same conversion price as the notes issued pursuant to the secured note purchase agreement, (ii) extending the maturity dates of the notes from June 30, 2003 to November 1, 2005, and (iii) revising and clarifying certain of the other terms and conditions of the notes, including provisions relating to interest payments, conversions, default and assignments of the notes.

In connection with the completion of the transactions under the securities purchase agreement, we also entered into a security agreement with the Investors dated as of April 25, 2003, and a registration rights agreement dated as of April 25, 2003 providing the investors with certain registration rights under the Securities Act of 1933, as amended, with respect to our common stock issued or issuable in lieu of cash interest payments on the notes, upon conversion of the notes and/or exercise of the warrants.

In addition to the foregoing, as a condition to and simultaneously with the closing of the transaction pursuant to the secured note purchase agreement, certain holders of our convertible notes agreed to convert approximately $4.9 million of notes and accrued interest into shares of our common stock, subject to a "lock up" arrangement allowing only limited sales through private transactions for their remaining shares through December 31, 2003. Specifically, The Travelers Insurance Company agreed to convert their $1 million convertible note plus related interest into our common stock at a conversion price of approximately $0.53 per share, and SK Corporation has agreed to convert its $3 million convertible note and accrued interest into our common stock at an approximate conversion price of approximately $1.28 per share. As further conditions to the closing of the transaction pursuant to the secured note purchase agreement, we have also entered into settlement or restructuring agreements with certain of our other creditors to whom we owed approximately $5.2 million of current payables, pursuant to which the creditors have agreed to accept shares of our common stock in full or partial satisfaction of the amount owed to them, or which allow us to either make discounted payments to them or to make payments under more favorable payment terms than previously were in place.

The company is currently assessing the impact of these transactions. We estimate that approximately $3.6 million accounts payable will be written down and/or reclassed to short and long term debt, as well as approximately $5.7 of short term debt will be reclassed to long term debt.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Shareholders of eMagin Corporation:

We have audited the accompanying balance sheet of eMagin Corporation (a
Delaware corporation in the development stage; see Note 1) and subsidiaries as of December 31, 2002 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year then ended and the 2002 amounts included in the cumulative period from inception (January 23, 1996) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of eMagin Corporation as of December 31, 2001 and for the year then ended and from inception to December 31, 2001 were audited by other auditors who have ceased operations and who's report dated March 13, 2002 included an explanatory paragraph that described uncertainties regarding the Company's ability to continue as a going concern.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eMagin Corporation and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended, and the 2002 amounts included in the cumulative period from inception (January 23, 1996) to December 31, 2002, in conformity with accounting principles generally accepted in the United States.


The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations since inception and the working capital deficit raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ Grant Thornton LLP
New York, New York
April 11, 2003

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of eMagin Corporation:

We have audited the accompanying consolidated balance sheets of eMagin Corporation (a Delaware corporation in the development stage; see Note 1) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years then ended and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the period from inception (January 23, 1996) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We have not audited the financial statements of the Company from inception to December 31, 1999. These financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the consolidated statements of operations, shareholders' equity (deficit) and cash flows for the period from inception to December 31, 1999, is based solely on the report of other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of eMagin Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, and for the period from inception to December 31, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company's recurring losses from operations since inception and the working capital deficit raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Arthur Anderson LLP
New York, New York
March 13, 2002

Note: Reprinted above is a copy of the report previously expressed by such firm which has ceased operations. The reprinting of this report is not equivalent to a current re-issuance of such report as would be required if such firm was still operating. The consolidated operations, shareholders' equity (deficit) and cash flows for the two years then ended and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the period from inception (January 23, 1996) to December 31, 2001 referred to in this report have been included in the accompanying financial statements. Because such firm has not consented to the inclusion of this report in this Form SB-2, the reader's ability to make a claim against such firm may be limited or prohibited.

                eMAGIN CORPORATION (a development stage company)

                           CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,


                                  ASSETS                                          2002                    2001
                                                                           --------------------    --------------------
CURRENT ASSETS:
   Cash and cash equivalents                                                     $      82,951           $     738,342
   Contract receivables                                                                240,136
                                                                                                               485,021
   Unbilled costs and estimated profits on contracts in progress
                                                                                       125,359                 293,273
   Inventory                                                                           250,998                  90,720
   Prepaid expenses and other current assets                                           113,849                 388,344
                                                                           --------------------    --------------------
      Total current assets                                                             813,293               1,995,700

Equipment and leasehold improvements                                                   634,532               1,166,509
Patents                                                                                331,442               1,657,238
Other long-term assets                                                                  55,117                  94,367
                                                                           --------------------    --------------------
      Total assets                                                              $    1,834,384          $    4,913,814
                                                                           ====================    ====================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Current portion of long-term debt                                            $       49,275          $      693,197
   Other short term debt                                                             5,690,889               1,875,000
   Accounts payable                                                                  6,381,036               3,116,558
   Accrued expenses                                                                  1,207,693                 615,418
   Accrued payroll and benefits                                                      1,031,958                 788,302
   Deferred Revenue                                                                     30,400                 289,538
   Other current liabilities                                                            23,505                 108,805
                                                                           --------------------    --------------------
      Total current liabilities
                                                                                    14,414,756               7,486,818
                                                                           --------------------    --------------------

LONG-TERM DEBT
                                                                                       227,742               2,305,184

SHAREHOLDERS' EQUITY (DEFICIT):
   Common Stock, par value $0.001 per share
      Shares authorized - 100,000,000
      Shares issued and outstanding - 30,854,980 and 25,171,183
                                                                                        30,855                  25,171
   Additional paid-in capital
                                                                                   119,221,277             114,058,560
   Deferred compensation
                                                                                      (462,983)             (2,277,367)
   Deficit accumulated during the development stage
                                                                                  (131,597,263)           (116,684,552)
                                                                           --------------------    --------------------
      Total shareholders' equity (deficit)
                                                                                   (12,808,114)             (4,878,188)
                                                                           --------------------    --------------------
      Total liabilities and shareholders' equity (deficit)                      $    1,834,384          $    4,913,814
                                                                           ====================    ====================




   The accompanying notes are an integral part of these financial statements
                               eMAGIN CORPORATION
                          (a development stage company)


                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2002 and 2001
 and for the period from inception (January 23, 1996) through December 31, 2002


                                                                                Period from inception
                                                                                   January 6, 1996
                                                 2002              2001          to December 31, 2002

CONTRACT REVENUE:
CONTRACT REVENUE:
  Contract revenue                            $     840,658    $    5,005,657      $         8,403,902

  Product revenue
                                                  1,287,002           841,713                2,128,715
                                            ---------------- ------------------------------------------
    Total revenue                                 2,127,660         5,847,370               10,532,617
                                            ---------------- ------------------------------------------

COSTS AND EXPENSES:
  Research and development, net of funding
   under cost sharing arrangements of
$331,956,  $1,555,811,
$3,608,325 respectively                           7,254,996        12,724,161               29,614,105
Amortization of purchased intangibles
                                                  1,325,796        17,886,838               40,144,954
Acquired In Process Research & Development
                                                          -                                 12,820,000
Writedown of Goodwill and purchased
intangibles                                               -        32,145,863               32,145,863
Selling, general and administrative
                                                  6,153,238        10,226,710               24,100,289
                                            ---------------- ------------------------------------------
    Total costs and expenses, net
                                                 14,734,030        72,983,572              138,825,211
                                            ---------------- ------------------------------------------

OTHER INCOME (EXPENSE):
  Interest expense
                                                (2,329,452)       (1,411,668)              (3,232,742)
  Other income (expense), net
                                                     23,111            61,135                 (71,928)
                                            ---------------- ------------------------------------------
Other income (expense)
                                                (2,306,341)       (1,350,533)              (3,304,670)
                                            ---------------- ------------------------------------------

    Loss before provision for income taxes  $  (14,912,711)  $   (68,486,735)     $      (131,597,263)
                                            ---------------- ------------------------------------------

PROVISION FOR INCOME TAXES
                                                          -                                          -
                                            ---------------- ------------------------------------------
    Net loss                                $  (14,912,711)  $   (68,486,735)     $      (131,597,263)
                                            ================ ==========================================

Basic and diluted loss per common share
                                                     (0.51)            (2.73)

Weighted average outstanding common stock
                                                 29,416,838        25,100,211


    The accompanying notes are an integral part of the financial statements.

                eMAGIN CORPORATION (a development stage company)
            CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
   FOR THE PERIOD FROM INCEPTION (JANUARY 23, 1996) through DECEMBER 31, 2002

-----------------------------------------------------------------------------------------------------------------------------
                                                 Common Stock        Deferral       Additional      Accumulated
-----------------------------------------------------------------------------------------------------------------------------
                                                Shares     $       Compensation  Paid-In Capital      Deficit       Total
-----------------------------------------------------------------------------------------------------------------------------
Balance, February 6, 1996                       600,000     $   600              $         5,400                   $   6,000
-----------------------------------------------------------------------------------------------------------------------------
Net loss for period                                                                                    $  (3,803)     (3,803)
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                      600,000         600            -           5,400          (3,803)      2,197
---------------------------------------------================================================================================
Issuance of common stock for cash               500,000         500                       24,500                      25,000
-----------------------------------------------------------------------------------------------------------------------------
Net loss for period                                                                                       (5,268)     (5,268)
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                    1,100,000       1,100            -          29,900          (9,071)     21,929
---------------------------------------------================================================================================
Effect of stock split                         5,500,000       5,500                       (5,500)                          -
-----------------------------------------------------------------------------------------------------------------------------
Net loss for period                                                                                       (3,477)     (3,477)
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998
                                              6,600,000       6,600            -          24,400         (12,548)     18,452
---------------------------------------------================================================================================
Effect of stock split                        13,556,400      13,556                      (13,556)                          -
-----------------------------------------------------------------------------------------------------------------------------
Net loss for period                                                                                      (18,452)    (18,452)
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                   20,156,400      20,156            -          10,844         (31,000)          -
---------------------------------------------================================================================================
Sale of common stock in private placement     3,464,547       3,465                   23,246,535                  23,250,000
-----------------------------------------------------------------------------------------------------------------------------
Common stock, options and warrants issued
in connection with FED acquisition           10,486,386      10,486                   92,354,461                  92,364,947
-----------------------------------------------------------------------------------------------------------------------------
Cancellation of existing shareholders        (9,356,018)     (9,356)                       9,356                           -
common stock
-----------------------------------------------------------------------------------------------------------------------------
Issuance of common stock related to               1,080           1                        1,835                       1,836
exercise of warrant
-----------------------------------------------------------------------------------------------------------------------------
Issuance of common stock for services           316,748         317                    2,216,919                   2,217,236
-----------------------------------------------------------------------------------------------------------------------------
Deferred compensation                                               $(13,023,364)                                (13,023,364)
-----------------------------------------------------------------------------------------------------------------------------
Amortization of deferred compensation                                  2,539,828                                   2,539,828
-----------------------------------------------------------------------------------------------------------------------------
To book forfeited stock options                                        1,217,139      (1,217,139)                          -
-----------------------------------------------------------------------------------------------------------------------------
Net loss for period                                                                                  (48,166,817)(48,166,817)
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                   25,069,143      25,069   (9,266,397)    116,622,811     (48,197,817) 59,183,666
---------------------------------------------================================================================================
Sale of warrants                                 16,002          16                       27,507                      27,523
-----------------------------------------------------------------------------------------------------------------------------
Issuance of common stock for services            86,038          86                      116,151                     116,237
-----------------------------------------------------------------------------------------------------------------------------
Issuance of common stock related to debt                                                 408,068                     408,068
financing
-----------------------------------------------------------------------------------------------------------------------------
Beneficial conversion of debt financings                                                 530,473                     530,473
-----------------------------------------------------------------------------------------------------------------------------
OID for debt financings                                                                  501,577                     501,577
-----------------------------------------------------------------------------------------------------------------------------
Amortization of deferred compensation                                  2,841,003                                   2,841,003
-----------------------------------------------------------------------------------------------------------------------------
To book forfeited stock options                                        4,148,027      (4,148,027)                          -
-----------------------------------------------------------------------------------------------------------------------------
Net loss for period                                                                                  (68,486,735)(68,486,735)
-----------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                   25,171,183   $ 25,171  $ (2,277,367)   $114,058,560   $(116,684,552)$(4,878,188)
---------------------------------------------================================================================================

                               eMAGIN CORPORATION
                          (a development stage company)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

-------------------------------------------------------------------------------------------------------------------------------
                                                                                   Additional
-------------------------------------------------------------------------------------------------------------------------------
                                        Common Stock               Deferred         paid-in        Accumulated
-------------------------------------------------------------------------------------------------------------------------------
                                   Shares             $          Compensation       Capital          Deficit         Total
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001          25,171,183     $   25,171     $ (2,277,367)  $  114,058,560  $ (116,684,552)  $(4,878,188)
-------------------------------================-==============--================-===============-================-=============

-------------------------------------------------------------------------------------------------------------------------------
Sale of common stock in
private placement                    4,899,179          4,899                         3,475,619                      3,480,518
-------------------------------------------------------------------------------------------------------------------------------
Issuance of warrants in debt                                                            140,387                        140,387
financing
-------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock
related to debt financing               80,000             80                            55,570                         55,650
-------------------------------------------------------------------------------------------------------------------------------
Buyout of debt financing               500,000            500                            89,632                         90,132
-------------------------------------------------------------------------------------------------------------------------------
Value related to original
issue discount features of                                                              672,682                        672,682
debt financing
-------------------------------------------------------------------------------------------------------------------------------
Amortization of deferred
compensation                                                            739,191          35,329                        774,520
-------------------------------------------------------------------------------------------------------------------------------
Stock Options Exercised                  2,125              2                               885                            887
-------------------------------------------------------------------------------------------------------------------------------
Reversal and deferred
compensation balance for                                              1,075,193     (1,075,193)                              -
forfeited options
-------------------------------------------------------------------------------------------------------------------------------
Non-Cash Comp Expenses for
Options                                                                                 872,399                        872,399
-------------------------------------------------------------------------------------------------------------------------------
Value related to beneficial
conversion features of debt                                                             783,691                        783,691
financing
-------------------------------------------------------------------------------------------------------------------------------
Issuance of common stock for           202,493            202                           111,716                        111,918
services
-------------------------------------------------------------------------------------------------------------------------------
Net Loss for Period                                                                                 (14,912,711)  (14,912,711)
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002       $  30,854,980     $   30,855     $   (462,983)  $  119,221,276  $ (131,597,263) $(12,808,115)
-------------------------------================-==============--================-===============-================-=============

-------------------------------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements
                eMAGIN CORPORATION (a development stage company)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2002 and 2001 and for the period from inception (January 23, 1996) to
December 31, 2002

                                                                                            Period from
                                                                                             inception
                                                                                          January 23 1996
                                                                 2002          2001      December 31, 2002
                                                             --------------------------- -------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                      ($14,912,711)($68,486,735)      ($131,597,263)
Adjustments to reconcile net loss to net cash
        used in operating activities-
   Depreciation and amortization
                                                                 1,842,480   18,453,461          41,785,462
   Write-down of goodwill and purchased intangibles
                                                                             32,145,863          32,145,863
   Loss on disposal of assets
                                                                                                     97,713
   Non-cash charge for stock based compensation
                                                                 1,646,917    2,841,003           7,027,748
   Non-cash interest related charges
                                                                 1,446,654    1,222,562           2,669,216
   Non-cash related to issuance of warrants
                                                                   140,387                          140,387
   Non-cash charge for services received
                                                                    25,050      116,151             141,201
   Non-cash charge due to beneficial conversion
                                                                   783,691                          783,691
   Acquired in-process research and development
                                                                                                 12,820,000
  Changes in operating assets and liabilities, net of
       acquisition:
       Trade receivables
                                                                   593,300      340,606             240,136
       Interest receivable
       Unbilled costs and estimated profits on contracts in
       progress                                                    125,359                          125,359
       Costs and estimated profits in excess of billings on
       contracts                                                  (326,291)      334,074
       Inventory                                                   341,718      (90,720)            250,998
       Prepaid expenses and other current assets                   196,371      276,984             113,849
       Other long-term assets                                      139,033       11,027              55,117
       Advanced payment on contracts to be completed              (398,343)      86,531
       Deferred Revenue                                             30,400                           30,400
       Accounts payable, accrued expenses and accrued
       payroll                                                   2,738,847    1,932,619           4,722,505
       Other current liabilities
                                                             -----------------------------------------------
             Net cash used in operating activities              (5,587,137) (10,816,574)        (28,447,617)
                                                             -----------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of equipment                                          (84,745)    (464,829)         (1,352,607)
   Net proceeds from acquisition                                                                  1,239,162
                                                             -----------------------------------------------
             Net cash used in investing activities                 (84,745)    (464,829)           (113,445)
                                                             -----------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from sales of common stock, net of issuance
    costs                                                        3,475,621                       24,756,621
   Proceeds from exercise of stock options and warrants            141,272       27,609             168,881
   Proceeds from long and short term debt (net)                  1,443,478    4,875,000           6,318,478
   Payments of long term debt and capital leases                   (43,880)    (250,121)         (2,599,967)
                                                             -----------------------------------------------
             Net cash provided by financing activities           5,016,491    4,652,488          28,644,013
                                                             -----------------------------------------------

NET INCREASE  IN CASH AND CASH EQUIVALENTS                        (655,391)  (6,628,915)             82,951
CASH AND CASH EQUIVALENTS, beginning of period                     738,342    7,367,257
                                                             -----------------------------------------------
CASH AND CASH EQUIVALENTS, end of period                         $  82,951   $  738,342       $      82,951
                                                             ===============================================

   The accompanying notes are an integral part of these financial statements
                               eMAGIN CORPORATION
                          (a development stage company)

                 Notes to the Consolidated Financial Statements


Note 1 - NATURE OF BUSINESS AND DEVELOPMENT STAGE RISKS

Fashion Dynamics Corporation ("FDC") was organized January 23, 1996, under the laws of the State of Nevada. FDC had no active business operations other than to acquire an interest in a business. On March 16, 2000, FDC acquired FED Corporation ("FED") (the "Merger"). FED was a developer and manufacturer of optical systems and micro displays for use in the electronics industry. FED's wholly owned subsidiary, Virtual Vision, develops and markets micro display systems and optics technology for commercial, industrial and military applications. The merged company changed its name to eMagin Corporation (the "Company" or "eMagin"). Following the Merger, the business conducted by the Company is the business conducted by FED prior to the Merger.


The Company continues to be a development stage company, as defined by Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises," as it continues to devote substantially all of its efforts to establishing a new business, and it has not yet commenced its planned principal operations. Revenues earned by the Company to date are primarily related to research and development type contracts and sales of its first two commercial organic light emitting diode ("OLED") micro display products.

Through December 31, 2002 we have incurred accumulated losses of approximately $131.6 million since our inception and we anticipate incurring significant losses as we fund our growth. Since inception we have financed our operations through private placements of equity securities, research and development contracts and borrowings. As of December 31, 2002, we had $83 thousand in cash and cash equivalents, and a working capital deficit of $13.6 million. We are in default of our note agreements (see Note 5) and we are delinquent in our lease obligation to IBM in the amount of approximately $150,000. We may be denied access to the premises although the company has entered into negotiations with IBM to settle the amount due in April 2003.

The Company's ability to continue as a going concern and its future success is dependent upon its ability to raise capital in the near future to continue:
(1) its research and development efforts, (2) hiring and retaining key employees, (3) satisfaction of its commitments and (4) the successful development, marketing and production of its products.

The Company believes that it will be able to secure financing in the near term and that the proceeds from such financings, and its remaining cash resources at December 31, 2002, will be sufficient to fund the Company's operations into the first quarter of 2004 and beyond. However, there can be no assurance that sufficient capital will be available, when required, to permit the Company to realize its plan, or even if such capital is available, that it will be at terms favorable to the Company. Additionally, there can be no assurance that the Company's efforts to produce a profitable product will be successful or that the Company will generate sufficient revenues to provide positive cash flows from operations. These and other factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result should the Company be unable to continue in existence.


Note 2 - SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements of eMagin Corporation include the assets, liabilities, revenues and expenses of all majority-owned subsidiaries over which the Company exercises control. Inter-company transactions and balances are eliminated in consolidation.

Revenue and Cost Recognition

The Company has historically earned revenues from certain of its research and development activities under both firm fixed-price contracts and cost-type contracts, including some cost-plus-fee contracts. Revenues relating to firm fixed-price contracts are generally recognized on the percentage-of-completion method of accounting as costs are incurred (cost-to-cost basis). Revenues on cost-plus-fee contracts include costs incurred plus a portion of estimated fees or profits based on the relationship of costs incurred to total estimated costs. Contract costs include all direct material and labor costs and an allocation of allowable indirect costs as defined by each contract, as periodically adjusted to reflect revised agreed upon rates.

Product revenue is recorded when products are shipped to customers, at which time, title passes to the customer net of estimated returns. The Company provides a limited warranty that its products meet the formal specifications at the time of shipment. Customers are typically provided an ability to return products with out of specification initial manufacturing defects up to 1 year after shipment, depending on the arrangements made. Longer limited warrants may be made. The company does not provide any warranty other than the potential replacement of our own specific product.

As of December 31, 2002 and 2001, the Company had received advanced payments on contracts to be completed of $0 and $275,000, respectively. These amounts, classified as deferred revenues in the accompanying consolidated balance sheets, represent that portion of amounts billed by the Company, or cash collected by the Company, for which services have not yet been provided or products have not yet been delivered.

Costs and Estimated Profits in Excess of Billings on Contracts in Progress

The Company records costs and estimated profits in excess of billings on contracts in progress as an asset on its balance sheet to the extent such costs, and related profits, if any, have been incurred under outstanding contracts and are expected to be collected.

The components of costs and estimated profits in excess of billings on contracts in progress as of December 31, 2002 and 2001 were as follows:

                                                                                       2002              2001
              Total costs incurred and estimated profits                          $      840,658    $    21,414,000
              Less amounts billed                                                        840,658         21,121,000
              Costs and estimated profits in excess of billings on   contracts
                  in progress                                                     $            0    $       293,000
                                                                                  ==============    ===============

Research and Development/Cost-Sharing Arrangements

The Company has entered into three cost-sharing arrangements with an agency of the U.S. Government and one commercial customer. To date, activities of the Company include the performance of research and development under cooperative agreements. Current industry practices provide that costs and related funding under such agreements be accounted for as incurred and earned. The Company is reimbursed for expenses plus government rates for research and development costs and general and administrative costs.

The Company has incurred research and development costs and earned funding under these agreements as of December 31, 2002 and 2001 as follows:

                                                              2002               2001
       Unfunded research and development                     $ 7,244,820    $   11,442,000

       Research and development costs                            331,956         2,838,000

       Funding received                                         (331,956)       (1,556,000)
                                                             ------------   ---------------
                                                             $ 7,244,820    $   12,724,000
                                                             ============   ===============

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Accounts Receivable

The majority of the Company's commercial accounts receivable are due from OEM manufacturers. Credit is extended based on evaluation of a customers' financial condition and, generally, collateral is not required. Accounts receivable are payable in U.S. dollars, are due within 30 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become uncollectable, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

Inventory

Inventory is stated at the lower of cost or market. Cost is determined using the first-in first-out method. The Company reviews the value of its inventory and reduces the inventory value to its estimated market value based upon current market prices and contracts for future sales.

Equipment and Leasehold Improvements

Equipment and leasehold improvements are stated at cost. Depreciation on equipment is calculated using the straight-line method of depreciation over their estimated useful lives. Amortization of leasehold improvements is calculated by using the straight-line method over the shorter of their estimated useful lives or lease terms. Expenditures for maintenance and repairs are charged to expense as incurred.

Effective January 1, 2002, the Company adopted Statement of Financial
Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In accordance with this standard, eMagin performs impairment tests on its long-lived assets, excluding goodwill and other intangible assets, when circumstances indicate that their carrying amounts may not be recoverable. If required, recoverability is tested by comparing the estimated future undiscounted cash flows of the asset or asset group to its carrying value. If the carrying value is not recoverable, the asset or asset group is written down to market value.

Goodwill and Other Intangible Assets

Identifiable intangible assets resulting from the acquisition of FED and the excess purchase price over net assets acquired ("goodwill") are being amortized on a straight-line basis over their respective estimated useful lives of approximately three years. The Company's ability to realize its goodwill is dependent upon its ability to raise sufficient financing in order to expand the rollout and commercialization of its products. In the third quarter of 2001, the Company was able to secure a limited amount of additional financing to fund its operations, however, such financing was not in the amount the Company expected to be able to secure, nor was it enough to rollout commercialization of its product on a wide scale basis, as had been contemplated by its business plan. Based on these factors, among others, the Company revised its future business plan and evaluated the carrying value of the identifiable intangible assets and goodwill. Based on this evaluation, the Company determined that the assets were impaired, and, accordingly, during the quarter ended September 30, 2001, the Company recorded an impairment write-down of its goodwill and other identifiable intangible assets of approximately $32.1 based on the estimated discounted net cash flow to be generated over the remaining life of the assets. The impairment charge is included in the accompanying consolidated statement of operations for the year ended December 31, 2001. Inclusive of this impairment write-down, amortization of identified intangibles expense for the year ended December 31, 2001 was approximately $50.0 million and amortization of purchased intangibles expense for the year ended December 31, 2002 was approximately $1.3 million.

As of December 31, 2002 and 2001, intangible assets was comprised of the patents as follows (in millions):

                                                             2002            2001

Patents ..........................................         $  18.0        $  18.0

Less: Accumulated amortization ...................           (17.7)         (16.3)
                                                           --------       --------
Patents, net .....................................         $   0.3        $   1.7
                                                           ========       ========

Income Taxes

Deferred income taxes are recorded by applying enacted statutory tax rates to temporary differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. At December 31, 2002 and 2001, the Company has net deferred tax assets of approximately $29.5 million and $24.4 million respectively, primarily resulting from the future tax benefit of net operating loss carry forwards discussed below. Such net deferred tax assets are fully offset by valuation allowances due to the uncertainty as to their realizability.

At December 31, 2002, the Company has net operating loss carry forwards totaling approximately $ 72.7 million, inclusive of the net operating losses acquired as part of the acquisition of FED, which expire through 2021, available to offset future Federal taxable income. Pursuant to Section 382 of the Internal Revenue Code, the usage of a portion of these net operating loss carry forwards is limited due to changes in ownership that have occurred.

Loss per Common Share

In accordance with SFAS No. 128, "Earnings Per Share," net loss per common share amounts ("basic EPS") were computed by dividing net loss by the weighted average number of common shares outstanding and excluding any potential dilution. Net loss per common share amounts assuming dilution ("diluted EPS") were computed by reflecting potential dilution from the exercise of stock options and warrants. Common equivalent shares have been excluded from the computation of diluted EPS for all periods presented as their effect is antidilutive.

Comprehensive Income (Loss)

The Company complies with the provisions of SFAS No. 130, "Reporting Comprehensive Income," which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distributions to owners, for the period in which they are recognized. Comprehensive income (loss) is the total of net income (loss) and all other non-owner changes in equity (or other comprehensive income (loss)) such as unrealized gains or losses on securities classified as available-for-sale, foreign currency translation adjustments and minimum pension liability adjustments. Comprehensive income (loss) must be reported on the face of the annual financial statements. The Company's operations did not give rise to any material items includable in comprehensive income (loss), which were not already in net income (loss) for the years ended December 31, 2002, 2001 and 2000. Accordingly, the Company's comprehensive income (loss) is the same as its net income (loss) for all periods presented.

Stock-Based Compensation

Accounting for Stock-Based Compensation: eMagin applies Accounting
Principals Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its stock-based compensation plans. Accordingly, eMagin records expense for employee stock compensation plans equal to the excess of the market price of the underlying eMagin shares at the date of grant over the exercise price, which equals the market price of the underlying shares at the grant date and therefore, no compensation expense is recorded. The following table summarizes the pro forma operating results of eMagin had compensation cost for stock options granted (See
Note 8) been determined in accordance with the fair value based method prescribed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123). eMagin has presented the following disclosures in accordance with SFAS 148 "Accounting for Stock-Based Compensation-Transition and Disclosures."

  ----------------------------------------------- --------------------- ---------------------
  For the year ended December 31,                               2002                  2001
  ----------------------------------------------- --------------------- ---------------------
  (In thousands, except per share
  amounts)
  ----------------------------------------------- --------------------- ---------------------
  Net loss applicable to common stockholders',
  as reported                                        $  (14,912,711)         $(68,486,735)
  ----------------------------------------------- --------------------- ---------------------
  Adjust:  Stock-based employee compensation
  expense determined under fair value method             (1,225,884)             (992,265)
  ----------------------------------------------- --------------------- ---------------------
   Pro forma net loss.                                $ (16,138,595)        $ (69,479,000)
  ----------------------------------------------- --------------------- ---------------------
  Net loss per share applicable to common
  stockholders':
  ----------------------------------------------- --------------------- ---------------------
  Basic and diluted , as reported                      $      (0.51)            $   (2.73)
  ----------------------------------------------- --------------------- ---------------------
  Basic and diluted, pro forma                         $      (0.55)            $   (2.77)
  ----------------------------------------------- --------------------- ---------------------

The pro forma amounts that are disclosed in accordance with SFAS No. 123 reflect the portion of the estimated fair value of awards that were earned for the years ended December 31, 2002, 2001 and 2000.

The fair value of stock option grants is estimated using the Black-Scholes option-pricing model with the following assumptions:

  ------------------------------------------- --------------- ---------------
  For the year ended December 31,                  2002            2001
  ------------------------------------------- --------------- ---------------
  Term (years)                                      5               3
  ------------------------------------------- --------------- ---------------
  Volatility                                       150%            128%
  ------------------------------------------- --------------- ---------------
  Risk-free interest rate                         6.00%           5.41%
  ------------------------------------------- --------------- ---------------
  Dividend yield                                   0 %             0 %
  ------------------------------------------- --------------- ---------------
  Weighted -average fair value per                $ 0.35          $ 2.72
  option
  ------------------------------------------- --------------- ---------------

Concentration of Credit Risk

Financial instruments which potentially subject the Company to credit risk consist primarily of cash, cash equivalents, trade receivables, contract receivables and costs and estimate profits in excess of billings on contracts in progress.

The Company maintains cash and cash equivalents with various major financial institutions. The Company limits the amount of credit exposure with any one financial institution and believes that no significant concentration of credit risk exists with respect to cash investments.

Contract receivables and costs and estimated profits in excess of billings on contracts in progress subject the Company to the potential for credit risk with customers, primarily government contractors. The Company establishes its credit polices based on an ongoing evaluation of its customers' creditworthiness and competitive market conditions and does not require collateral.

The Company sells products to a large number of customers which are primarily in the United States. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company's customer base includes 2 customers who account for 32%, 6% and 0% of sales in fiscal 2002, 2001 and 2000, respectively. One customer represented 18%, 6% and 0% and the other customer represented 14%, 0% and 0% of sales in fiscal 2002, 2001 and 2000. These same two customers represented $0% and $23% of accounts receivable at December 31, 2002 and 4% and 0% of accounts receivable at December 31, 2001. Although the Company is directly affected by the well- being of these customers, management does not believe significant credit risk exists at December 31, 2002.

Fair Value of Financial Instruments

The Company has various financial instruments, including cash, cash equivalents, accounts receivable, accounts payable and short and long-term debt. The Company believes the carrying values of its financial instruments approximate their fair values.

Use of Estimates

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates and assumptions relate to recording net revenue, collectibility of accounts receivable, and the realizability of other intangible assets, accruals, income taxes, inventory realization and other factors. Management has exercised reasonable judgment in deriving these estimates; however, actual results could differ from these estimates. Consequently, change in conditions could affect eMagin's estimates.

Reclassifications

Certain prior-year amounts have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements

New Accounting Pronouncements: In August 2001, the FASB, issued SFAS, No.
143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets." SFAS No. 143 addresses financial accounting and reporting for the retirement obligation of an asset. This statement provides that companies should recognize the asset retirement cost at its fair value as part of the cost of the asset and classify the accrued amount as a liability. The asset retirement liability is then accreted to the ultimate payout as interest expense. The initial measurement of the liability would be subsequently updated for revised estimates of the discounted cash outflows. The Statement will be effective for fiscal years beginning after June 30, 2002. eMagin has not yet determined the effect that SFAS No. 143 will have on its consolidated financial position, results of operations or cash flows.

In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements
No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement eliminates the requirement under SFAS 4 to aggregate and classify all gains and losses from extinguishment of debt as an extraordinary item, net of related income tax effect. This statement also amends SFAS 13 to require that certain lease modifications with economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. In addition, SFAS No. 145 requires reclassification of gains and losses in all prior periods presented in comparative financial statements related to debt extinguishment that do not meet the criteria for extraordinary item in Accounting Principles Board Opinion ("APB") 30. The statement is effective for fiscal years beginning after May 15, 2002 with early adoption encouraged. eMagin does not believe the standard will have a material effect on its financial statements.

On July 30, 2002, The FASB issued SFAS No. 146, "Accounting for Costs
Associated with Exit or Disposal Activities." The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. SFAS No. 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. eMagin is currently evaluating the requirements and impact of this statement on our consolidated results of operations and financial position.

In November 2002, the FASB issued interpretation ("FIN") No. 45,
"Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires certain guarantees to be recorded at fair value, which is different from current practice, which is generally to record a liability only when a loss is probable and reasonably estimable. FIN No. 45 also requires a guarantor to make significant new disclosures, even when the likelihood of making any payments under the guarantee is remote. The disclosure provisions of FIN No. 45 are effective for financial statements of interim or annual periods after December 15, 2002. eMagin has adopted the recognition and measurement provisions of FIN No. 45 on a prospective basis with respect to guarantees issued or modified after December 31, 2002. eMagin has adopted the recognition and measurement provisions of FIN 45 on a prospective basis with respect to guarantees issued or modified after December 31, 2002. The adoption of the disclosure provisions has been reflected in the December 31, 2002 financial statements.

In November 2002, the Emerging Issues Task Force reached a consensus opinion on EITF 00-21, "Revenue Arrangements with Multiple Deliverables." The consensus provides that revenue arrangements with multiple deliverables should be divided into separate units of accounting if certain criteria are met. The consideration for the arrangement should be allocated to the separate units of accounting based on their relative fair values, with different provisions if the fair value of all deliverables are not known or if the fair value is contingent on delivery of specified items or performance conditions. Applicable revenue recognition criteria should be considered separately for each separate unit of accounting. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Entities may elect to report the change as a cumulative effect adjustment in accordance with APB Opinion 20, Accounting Changes. eMagin has not determined the effect of adoption of EITF 00-21 on its financial statements or the method of adoption it will use.

In November 2002 the Emerging Issues Task Force reached a consensus opinion on EITF 02-16, "Accounting by a Customer (including a reseller) for Certain Consideration Received from a Vendor." EITF 02-16 requires that cash payments, credits, or equity instruments received as consideration by a customer from a vendor should be presumed to be a reduction of cost of sales when recognized by the customer in the income statement. In certain situations, the presumption could be overcome and the consideration recognized either as revenue or a reduction of a specific cost incurred. The consensus should be applied prospectively to new or modified arrangements entered into after December 31, 2002. eMagin has not yet determined the effects of EITF 02-16 on its financial statements

On December 31, 2002, the FASB issued SFAS No. 148, "Accounting for
Stock-Based Compensation - Transition and Disclosure." SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for an entity that voluntarily changes to the fair value method of accounting for stock-based employee compensation. In addition, it also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income, including per share amounts, of an entity's accounting policy decisions with respect to stock-based employee compensation in annual and interim financial statements. SFAS No. 148 does not amend SFAS No. 123 to require companies to account for their stock-based employee compensation using the fair value method. The disclosure provisions of SFAS No. 123 were effective immediately in 2002. SFAS 148 is effective for fiscal years ending after December 15, 2002. The transition provisions for a change to the fair value based method may be early adopted, provided that financial statements for the 2002 fiscal year have not been issued as of December 31, 2002. As of December 31, 2002, the eMagin does not have any immediate plans to change its method of accounting for stock-based employee compensation to the fair value method. Included in the 2002 financial statements are the required disclosures of SFAS 148.

In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities", an Interpretation of ARB No. 51 ("FIN 46"). FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. eMagin does not expect this new interpretation to have a material effect on its future results of operations or cash flows.

Note 3 -  Receivables

                        Receivables consist of the following:

                                                                                     December 31,
                                                                              2002                   2001
                                                                              ----                   ----

             Trade receivables                                           $ 203,928                 $165,946
             Contracts:
                 Billed:
                  Contracts completed and in progress                       72,352                  319,181
                 Unbilled                                                  125,359                  293,273
             Other                                                               0                     (106)
                                                                        -----------               ----------
                       Total                                             $ 401,639                 $778,294
             Less allowance for doubtful receivables                       (36,144)                       0
                                                                        -----------               ----------
                       Net receivables                                    $365,495                 $778,294
                                                                        ===========               ==========

Note 4 - INVENTORY

The components of inventories as of December 31, 2002 and 2001 are as follows:


                                                        2002               2001
                                                        ----               ----


Raw Materials                                       $106,800             $60,800

Work In Process                                       48,831              29,920

Finished Goods                                        95,367                   0
                                                    --------             -------

                                                    $250,998             $90,720
                                                    ========             =======


Note 5 - EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Equipment and leasehold improvements and their estimated lives are as follows at December 31, 2002 and 2001:

                                                                      Useful
                                                                      Lives             2002             2001
    Computer equipment and software                                     3           $     158,922    $   260,000
    Lab and factory equipment                                           3               1,630,419      1,551,000
    Furniture, fixtures and office equipment                            10                111,594        154,000
    Leasehold improvements                                        Life of lease           329,739        325,000
                                                                                    -------------   ------------
                                                                                        2,230,674      2,290,000
    Less- Accumulated depreciation and amortization                                     1,596,142      1,123,000
                                                                                    -------------   ------------
                                                                                    $     634,532   $  1,167,000
                                                                                    =============   ============

Depreciation and amortization expense of equipment and leasehold improvements for the years ended December 31, 2002 and 2001 was approximately $473,142 and $567,000, respectively. Cost of fixed assets acquired under a capital lease included above totals $66,075 as of December 31, 2002 with accumulated depreciation of $16,519.

Additionally, from time to time, the Company makes deposits on certain equipment that may ultimately be purchased by a financing company and leased to the Company. Amounts paid by the Company for such deposits totaled approximately $225,000 for the year ended December 31, 2001.

Note 6 - DEBT

Debt is comprised of the following:

                                                                                       2002             2001
                 Notes payable (1)                                                $     65,000     $      168,000
                 Capital leases (1)                                                     59,000             32,000
                 Convertible Debenture (3)                                           3,069,000                  0
                 SK Loan (4)                                                         3,000,000          2,798,000
                                                                                 --------------   ----------------
                                                                                     6,193,000          2,998,000
                 Less-Debt Discount                                              ($    228,000)   ($      693,000)
                                                                                 --------------   ----------------
                                                                                  $  5,965,000     $    2,305,000
                                                                                 --------------   ----------------
                 Current                                                             5,737,000            693,000
                 Long-Term                                                             228,000          2,998,000
                                                                                 --------------   ----------------
                                                                                  $  5,965,000     $    2,305,000
                                                                                 ==============   ================

1. Note Payable

In June 1999, eMagin entered into a $155,000 five-year uncollateralized loan agreement. The proceeds were used to finance a leasehold improvement. The principal balance is $64,653 at December 31, 2002 with payments due through 2004 at an interest rate of 18%.

2. Capital Leases

The Company is party to a capital lease for certain equipment with aggregate remaining principal balance totaling $59,063 at December 31, 2002, excluding interest, due through 2007 at an interest rate of 7.27%.

3. Convertible Debentures


a) 2001 Bridge Loan


On November 27, 2001, the Company entered into a secured convertible note purchase agreement (the "note agreement") with an investor group (the "Investors") whereby the Company could issue up to $1.5 million of secured convertible notes to the Investors, as defined. Concurrent with the note agreement, the Company issued secured promissory notes to the Investors in the amount of $875,000 (the "secured notes"). The secured notes accrue interest at an annual rate of 9.00% per annum and mature on August 30, 2002. The Company is also required to meet certain debt covenants, as defined. In addition, the Company granted a total of 359,589 warrants to the Investors in connection with the secured notes at an exercise price of $1.67 per share. Such warrants are exercisable through November 2004. The fair value of the warrants in the amount of approximately $262,000 was recorded as original issue discount, resulting in a reduction in the carrying value of the debt. The fair value of the warrants was calculated using the Black-Scholes option-pricing model.

The original issue discount was being amortized into interest expense over the life of the debt. Due to a default on the secured notes which occurred on November 30, 2001, as discussed below, the remaining value of the original issue discount as of the date of default was amortized into interest expense. Accordingly, the related interest expense in the amount of $262,000 is included in "Other expense, net" in the accompanying consolidated statement of operations for the year ended December 31, 2001. The secured notes were convertible into common stock at any time at a conversion price of $1.46 per share. Such conversion terms provided for a beneficial conversion feature. As the Investors had the option to convert the notes immediately upon execution of the agreement, the value of the beneficial conversion feature of approximately $244,000 was recognized immediately as interest expense and is included in "Other expense, net" in the accompanying consolidated statement of operations for the year ended December 31, 2001.

On November 30, 2001, the Company was not in compliance with a certain debt covenant, as defined, and consequently defaulted on the secured notes, causing the maturity date of the notes to accelerate and become immediately due (the "default"). The Investors elected not to demand payment immediately. Certain investors elected to reinvest their respective funds in a subsequent financing (see below 2002 Bridge Loan), while certain other investors elected for repayment of their respective funds. The repayments to those investors occurred in January 2002. The loans have been extended through June 30, 2003 and as of December 31, 2002 $625,000 of the loans are still outstanding.


b) Bridge Loan 2002

On January 14, 2002, the Company entered into a $1.0 million bridge loan arrangement convertible into our common stock at a rate of $0.5264 per share. All of the outstanding warrants issued under the Secured Note Purchase Agreement, including those issued pursuant to the January 2002 transactions, are exercisable for an aggregate of up to 1,954,944 shares of our common stock at an exercise price of $0.5468 per share. The loan had an original maturity date of August 30, 2002 which has been extended through June 30, 2003. Such warrants are exercisable through January 2005. Certain investors of the November 27, 2001 financing who elected to remain in the new bridge loan arrangement received reset provisions of the previous conversion rate and warrant exercise prices to be equivalent to the terms granted to the new Investor.

The company repriced the warrants issued to the original investors to $0.5468 per share. The total of the intrinsic value of the warrants issued to the new Investor and the incremental intrinsic value of the repriced warrants of certain existing investors of approximately $480,000 has been recorded as original issue discount . The original issue discount will be amortized into interest expense over the period of the debt. In the event the debt is converted prior to maturity, the remaining discount will be amortized into interest expense at the conversion date. As of December 31, 2002 the entire $480,000 has been amortized and is included in non-cash interest expense in the accompanying consolidated statements of operations.

In addition, based on the terms of the bridge loan arrangement, the conversion terms of the debt provide for a beneficial conversion feature. The total value of the beneficial feature of the new debt and the incremental value of the reset conversion feature of the existing debt of approximately $780,000 was recorded at January 14, 2002 as non-cash interest expense in the accompanying consolidated statements of operations for year ended December 31, 2002

c) Travelers

On August 20, 2001, the Company entered into a $1.0 million bridge loan arrangement with The Travelers Insurance Company ("Travelers"). The loan accrues interest at an annual rate of 9.25%. Additionally, for each week the loan is outstanding following the closing date of the arrangement (August 20, 2001), the Company is required to issue $50,000 worth of warrants to Travelers, as defined. Total warrants issuable to Travelers, per the agreement, are not to exceed an amount such that the exercise of all related warrants would provide Travelers greater than 19.9% ownership of the outstanding common stock of the Company This agreement has been extended to June 30, 2003.

Through December 31, 2002, the Company has issued an aggregate of 451,852 warrants to Travelers at exercise prices ranging from $1.28 to $1.93 per share in connection with this arrangement. Such warrants are exercisable through November 2004. Terms of a the 2002 bridge loan arrangement entered into by the Company and certain private investors (see Note 10) included a cap on the maximum number of warrants issuable to Travelers under the Travelers bridge loan arrangement at 451,842 warrants. Travelers agreed to the aforementioned amendment

d) Series B Convertible Debentures

On August 21, 2002, the Company issued two Series B Convertible Debentures in the amount of $121,739 each. The debentures bear interest at the rate of 8% per annum and are due August 21, 2004. The Debenture also includes a fixed conversion rate of $0.18 per share. Based on the terms of the loan arrangement, the conversion terms of the debt provide for a beneficial conversion feature.

Due to the fact that the note holder had the option to convert the note immediately upon execution of the agreement, the value of the beneficial conversion feature of approximately $108,000 was recognized immediately as interest expense and is included in "Other expense, net" in the accompanying statement of operations for the nine months ended December 31, 2002.

e) $0.2 million Secured Note Purchase Agreement

On June 20, 2002, the Company entered into a $0.2 million Secured Note
Purchase Agreement with an Investor. The secured note accrues interest at 11% per annum and matures on June 30, 2003. The Company also granted warrants, exercisable for a period of three years, to purchase 300,000 shares of common stock with an exercise price of $0.4419 per share to the investor. The fair value warrants issued to this Investor approximated $84,000 has been recorded as original issue discount, resulting in a reduction in the carrying value of this debt. The original issue discount has been fully amortized. Related interest expense of approximately $12,000 has been recognized in "Other expense, net" in the accompanying consolidated statement of operations for the year ended December 31, 2002

4. SK Loan

On September 18, 2001 (the "closing date") the Company entered into a $3.0 million convertible debt arrangement with SK Corporation ("SK loan"). The SK loan accrues interest at an annual rate of 4.00% and matures on September 18, 2004. In connection with the debt arrangement, the Company issued warrants for the purchase of 205,479 shares of the Company's common stock at an exercise price of $1.46 per share. Such warrants are exercisable through September 2004. The fair value of the warrants in the amount of $240,000 has been recorded as original issue discount, resulting in a reduction in the carrying value of the debt. The fair value of the warrants was calculated using the Black-Scholes option-pricing model. The original issue discount is being amortized into interest expense over the three-year life of the debt using the effective interest method. In the event the debt is converted prior to maturity, the remaining discount will be amortized into interest expense at the conversion date. The SK loan is convertible into common stock at any time at a fixed conversion price of $1.28 per share. Such conversion terms of the debt provide for a beneficial conversion feature. Due to the fact that the note holder had the option to convert the note immediately upon execution of the agreement, the value of the beneficial conversion feature of approximately $287,000 was recognized immediately as interest expense and is included in "Other expense, net" in the accompanying statement of operations for the year ended December 31, 2001.

Additionally, the terms of the debt arrangement provide for a put option, exercisable at the option of SK Corporation, to redeem up to 25% of the face value of the debt each 90-day period beginning on September 19, 2002. Accordingly, 25% of the face value of the debt and the proportionate share of the original issue discount had been classified as short-term debt and was included in "Current portion of long-term liabilities" in the accompanying consolidated balance sheet for December 31, 2001. The remaining 75% of principal, original issue discount and accrued interest was classified as other long-term debt in the accompanying consolidated balance sheet for December 31, 2001. As of December 31, 2002, the Company was not in compliance on its $3,000,000 debt payable to SK Corporation, as defined, and consequently defaulted on the note, causing the maturity date of the notes to accelerate and become immediately due (the "default"). Accordingly, at December 31, 2002, the original liability of the notes of $3,000,000, plus accrued but unpaid interest, is included in current liabilities in the accompanying consolidated balance sheet.

Maturity of debt for years ending December 31 is as follows:


                   2003                                              $5,737,000
                   2004                                                 191,743
                   2005- Thereafter                                      36,257
                                                                     ----------
                   Total                                             $5,965,000

Note 7   INCOME TAXES

Significant components of eMagin's deferred tax assets are as follows:

                                                           December 31,

                                                      2002              2001
                                                      ----              ----


Net operating losses                             $ 29,114,272      $ 24,207,988

Bad debt reserve                                       14,458                 0

Deferred payroll                                      261,370            11,400

Accrued vacation pay                                  108,811           183,277

                                 Total           $ 29,498,911      $ 24,402,665
                                                 ------------      ------------

Valuation allowance                               (29,498,911)      (24,402,665)

Net Deferred Tax Asset                           $       --        $       --
                                                 ============      =============



As of December 31, 2002, eMagin has Federal and state net operating loss carryforwards of approximately $72.7 million that will be available to offset future taxable income, if any, through December 2021. The utilization of net operating losses is subject to a substantial limitation due to the change of ownership provisions under Section 382 of the Internal Revenue Code and similar state provisions. Such limitation may result in the expiration of the net operating losses before their utilization. A valuation allowance has been established to reserve for the deferred tax assets arising from the net operating losses and other temporary differences due to the uncertainty that their benefit will be realized in the future.

Note 8- SHAREHOLDERS' EQUITY (DEFICIT)

On July 16, 2001, the shareholders approved an increase in the number of authorized shares of common stock of the Company to 100,000,000 shares with a par value of $0.001 per share.

In October 2001, the Company entered into an agreement with a third-party whereby the Company issued 86,038 shares of common stock in lieu of cash payment for services rendered on behalf of the Company. The Company recorded an expense in the amount of approximately $116,000, the fair value of the shares granted based on the market value of the stock on the date of grant. The expense is included in "General and administrative" expense in the accompanying consolidated statement of operations for the year ended December 31, 2001. Additionally, the issuance of the shares is reflected in the consolidated statement of shareholders' equity(deficit) for the year ended December 31, 2001. In connection with the stock agreement, the Company also entered into a supply agreement with the third-party for future purchases of supplies. (see Note 10)

In June 2001, The Travelers Insurance Company exercised warrants to purchase 16,002 shares of common stock of the Company at an exercise price of $1.72 per share.

On December 31, 1999 the Company forward split its common stock 3.054:1, increasing the number of issued and outstanding common stock from 6,600,000 to 20,156,400.

On March 30, 1998 the Company forward split its common stock 6:1 increasing the number of issued and outstanding common shares from 1,100,000 to 6,600,000.

Prior to the Merger on March 16, 2000, net proceeds of approximately $23.3 million were raised through the private placement issuance of approximately 3.5 million shares of common stock. Additionally, approximately 9.4 million shares of common stock held by FDC's principal shareholders were cancelled at the time of the Merger.

In October 2001, the Company entered into an agreement with a third-party whereby the Company issued 86,038 shares of common stock in lieu of cash payment for services rendered on behalf of the Company. In connection with the stock agreement, the Company also entered into a supply agreement with the third-party for future purchases of supplies. In May of 2002, the Company issued 10,000 shares in exchange for supplies valued at $11,000.

In January 2002, the Company negotiated settlement of amounts due to a related party for services previously rendered via issuance of 192,493 shares of common stock. As such, the Company recorded the fair value of the shares of approximately $135,000 in selling, general and administrative expenses in the accompanying consolidated statement of operations.

On February 27, 2002, the Company completed a private placement of securities with several institutional and individual investors of 3,617,128 shares of common stock at a price per share of $0.6913, generating gross proceeds of approximately $2,500,000, less issuance costs of approximately $35,000. In connection with the financing arrangement, the Company issued to the investors warrants to purchase 1,446,852 shares of common stock of the Company at an exercise price of $0.7542 per share. Also, the Company issued to an institution warrants to purchase 36,164 shares of common stock in connection with a finder fee arrangement entered into between the two parties. Such warrants are exercisable through February 2005. We entered into a registration rights agreement providing for the registration of shares to be issued pursuant to a conversion of the Secured Convertible Promissory Notes and the shares to be issued pursuant to the exercise of the warrants issued thereunder. We are currently in default of this filing requirement. As a result of the default, the Company has accrued $87,362 in interest and penalties.

On March 4, 2002, the Company entered into an equity line of credit agreement with a private equity fund (the "Fund") whereby the Company has the option, but not the obligation, to sell shares of common stock to the Fund for a three-year period at a price per share, as defined. The agreement provides for certain minimum and maximum monthly amounts up to a maximum of $15 million and, in certain circumstances, up to $20 million.

On March 4, 2002 the Company and the Fund entered into an agreement whereby the Company issued 50,000 shares and the Fund agreed to extend the agreement. This agreement was terminated in December whereby the Investor, retained it's warrants, the Company agreed to issue 500,000 shares of common stock and to pay the sum of $25,000 upon the completion of specific financing.

In connection with the equity line of credit, the Company issued 30,000 shares of common stock to the Fund as compensation for certain services rendered in connection with the closing of the line of credit. As such, the Company recorded the fair value of the shares of approximately $31,000 in selling, general and administrative expenses for the three months ended March 31, 2002. Also, the Company granted warrants purchasing up to 150,000 shares of common stock of the Company at an exercise price of $0.8731 per share. Such warrants are exercisable through September 2005. The intrinsic value of said warrants of approximately $140,000 is included in selling, general and administrative expenses in the first quarter of 2002.

In April 2002, the Company announced a strategic investment from ROHM
Company LTD. ROHM purchased 1,282,051 shares of eMagin Common Stock at $0.78 per share as well as warrants to purchase an additional 512,820 shares of Common Stock at a conversion price of $0.85 per share for an investment of $1,000,000. The fair value of each warrant was estimated on the date of grant using the Black-Scholes option-pricing model. Such warrants are exercisable through April 2005.

In 2002 the Company issued a third party 192,493 shares for consulting fees in lieu of cash.

Note 9- STOCK-BASED COMPENSATION PLANS

Stock Option Plans

In 1994, eMagin established the 1994 Stock Plan (the "1994 Plan"), which has been assumed by the Company. The plan provided for the granting of options to purchase an aggregate of 1,286,000 shares of the Common Stock to employees and consultants of FED Corporation.

In 2000, eMagin established the 2000 Stock Option Plan (the "2000 Plan"), which has been assumed by the Company. On July 16, 2001, the shareholders approved an increase in the aggregate number of shares of the Company's common stock reserved for issuance under the 2000 Plan from 3,900,000 to 5,900,000 shares. The Plan permits the granting of options and stock purchase rights to employees and consultants of the Company. The 2000 Plan allows for the grant of incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986 (the "Code") or non-qualified stock options which are not intended to meet the requirements Section 422 of the Code.

In May 2001, the Company's Board of Directors adopted the eMagin
Corporation Employee Stock Purchase Plan (the "Stock Purchase Plan"), under which a total of 750,000 shares of its common stock have been reserved for issuance, subject to the approval of the shareholders of the Company. The shareholders approved the Stock Purchase Plan on July 16, 2001. The Purchase Plan, which is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code, provides for consecutive, overlapping 24-month offering periods. Each offering period contains four six-month purchase periods. Each participant will be granted an option to purchase the Company's common stock on the first day of each of the six-month purchase periods and such option will be automatically exercised on the last day of each such purchase period. The purchase price of each share of common stock under the Purchase Plan will be equal to 85% of the lesser of the fair market value per share of common stock on the starting date of that offering period or on the date of the purchase. Offering periods begin on the first trading day on or after January 1 and July 1 of each year and terminate 24-months later. The first offering period, however, began on July 16, 2001 and will end on June 30, 2003.

Employees are eligible to participate in the Stock Purchase Plan if they are employed by the Company, or a subsidiary of the Company designated by the Board of Directors, for at least 20 hours per week and for more than five months in any calendar year. The Stock Purchase Plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 15% of an employee's compensation, subject to certain limitations. Employees may modify or end their participation in the offering at any time during the offering period or on the date of purchase, subject to certain limitations. Participation ends automatically on termination of employment with the Company. The Company's Board of Directors may amend, suspend or terminate the Stock Purchase Plan at any time, except that certain amendments may be made only with the approval of the stockholders of eMagin.

Vesting terms of the options range from immediate vesting to a ratable vesting period of 5-1/2 years. Option activity for the years ended December 31, 2002 and 2001 is summarized as follows:

                                                                 Weighted
                                                                 Average
                                                              Exercise Price
                                                  Shares
Outstanding at December 31, 2000                 3,390,190          2.72
      Options granted                            1,078,594          1.05
      Options exercised                                 --
      Options canceled                            (924,063)         2.17
                                                -----------
Outstanding at December 31, 2001                 3,544,721          2.41
                                                 4,788,722          0.40
      Options granted                                   --
      Options exercised                         (2,440,358)         2.11
                                                -----------
      Options cancelled
Outstanding at December 31, 2002                 5,893,085
                                                ============

At December 31, 2002, there were 6,915 shares available for grant under the 2000 Plan and the 1994 Plan. Incentive options for 5,185,000 Common Shares at $0.21 per share were approved by the eMagin Board of Directors on October 9, 2002 for issue to employees, directors, and officers. The options were not yet granted, pending the future availability of Common shares for the options under the company's qualified option plan. Upon availability, the company may issue these options at which time the strike price will remain $0.21 and the difference between the strike price and the fair market value, if the strike price is under the fair market value at the date of issue, will be recognized as compensation expense. As December 31, 2002, there were only 100,000 shares available within the plan. The number of shares actually granted may be prorated to a much small number.

The following table summarizes information about stock options outstanding at December 31, 2002:

                                            Options Outstanding                               Options Exercisable

                               Number                                 Weighted            Number         Weighted Average
                           Outstanding at     Weighted Average         Average        Exercisable at    Exercisable Price
   Range of Exercise     December 31, 2002        Remaining           Exercise       December 31, 2002
        Prices                                Contractual Life          Price
                                                 (In Years)
    $  0.18 -  $1.02         4,739,369                 8.45             $ 0.41          4,525,619              $ 0.39
    $  1.72 -  $1.72           929,716                 7.11               1.72            750,034                1.72
    $  2.25 - $11.06           224,000                 7.58               4.08            156,652                4.47
                             ---------                                                  ---------
                             5,893,085                 7.92             $ 0.75          5,432,305              $ 0.69
                             =========                 ====             ======          =========              ======


Options granted at greater or lesser fair market value on date of grant for shares outstanding as of December 31, 2002


                                                          2002     Weighted Average   Weighted Average
                                                                   Fair Market Value    Strike Price
Options granted above fair market value                   450,000              $0.81              $0.83

Options granted at fair market value                    2,751,216              $0.61             $ 0.61

Options granted below fair market value                 2,691,869              $2.99             $ 0.87

Total Options Granted                                   5,893,085

Deferred Compensation

Non-cash stock-based compensation expense represents expenses associated with stock option grants to our officers and employees at below fair market value as additional compensation for their services and to induce them to lock-up their options for a longer time than would normally be specified under the Company's standard option grant. Deferred compensation is amortized over the remaining vesting period of the underlying options. The expense also represents warrant grants with exercise prices below fair market value to security holders of eMagin for a reduced number of warrants to induce them to lock-up prior to the merger.

In March 2000, eMagin repriced approximately 325,000 common stock options issued to employees. The repricing resulted in a non-cash compensation expense of approximately $2.7 million for the period ended March 15, 2000.

In addition, in March 2000 eMagin repriced approximately 108,000 warrants issued to outside consultants and organizations that provided bridge loans and funding commitments to the Company. The repricing resulted in a non-cash charge of approximately $1.2 million, which is included in the accompanying consolidated statement of operations for the Company.

In March 2000, eMagin issued options to purchase common stock to employees at an exercise price below the fair market value on the date of grant of $7.00. These options vest over a period of 1 - 60 months with a minimum lockup period of 18 months. As a result, the Company recorded deferred compensation expense in the amount of approximately $12.5 million, which will be amortized over the vesting period of the options.

eMagin also issued warrants to shareholders at an exercise price below the fair market value on the date of grant. As a result, eMagin recorded a one-time compensation expense of approximately $2.5 million for the period ended March 15, 2000.

The recipients of the repriced options and warrants were required to execute lock-up agreements that prohibit disposition of the underlying shares for a period of 18 months following the Merger. Thereafter the recipients may transfer no more that 20% of the underlying shares in the 6 months following the end of the 18-month period, and the balance of the underlying shares may be transferred 24-27 months after the Merger.

Warrants

At December 31, 2002, 6,894,153 warrants to purchase shares of common stock are issued, outstanding and exercisable at exercise prices ranging from $0.43 to $26.25.

Note 10 - COMMITMENTS AND CONTINGENCIES

Royalty Payments

The Company is obligated to make minimum annual royalty payments to a corporation commencing January 1, 2001. The minimum royalty of $31,500 per year due under this agreement commences in the first year of the agreement, and increases to minimum royalty payment of $125,000 per year starting in the sixth year of the agreement. Under this agreement, the Company must pay to the corporation a certain percentage of net sales of certain products, which percentages are defined in the agreement with the corporation. The percentages are on a sliding scale depending on the amount of sales generated. Any minimum royalties paid may be credited against the amounts due based on the percentage of sales.

For the year ended December 31, 2002, approximately $61,000 is included in general and administrative expense in the accompanying consolidated statement of operations.

License and Technology Agreement

eMagin has a technology development agreement with a large Asian corporation to permit potential commercialization of small-format OLED displays. The primary objective of this program is to design a small format, low cost QVGA display. Other aspects of the effort involve the potential creation of a new version of eMagin's SVGA-3D display and potentially additional display product lines. There is no assurance that any such effort(s) will be successful

Supply Agreement

The Company has, and may again in the future, enter into supply agreements whereby stock is issued in lieu of cash.

Operating Leases

The Company leases certain office facilities and office, lab and factory equipment under operating leases expiring through 2007. Certain leases provide for payments of monthly operating expenses. The approximate future minimum lease payments through 2007 are as follows:

                        Year ending December 31:
                            2003                                   $   1,708,000
                            2004                                         595,000
                            2005                                         575,000
                            2006                                          23,000
                            2007                                           5,000
                                                                   -------------
                            Total                                  $   2,906,000
                                                                   =============

Rent expense for the years ended December 31, 2002 and 2001 was approximately $1,107,000 and $1,999,000, respectively. Our lease with IBM expires in 2004. We have the option to renew for five years, in yearly increments. Our lease with Redson Building Partners has been paid in advance through December 2003.

EMPLOYMENT BENEFIT PLANS

eMagin has a defined contribution plan (the Plan) under Section 401(k) of the Internal Revenue Code, which is available to all employees who meet established eligibility requirements. Employee contributions are generally limited to 15% of the employee's compensation. Under the provisions of the Plan, eMagin may match a portion of the participating employees' contributions. There was no matching to the plan for the years ended December 31, 2002, 2001 and 2000.

LITIGATION

eMagin provides accruals for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has incurred and the amount of such liability can be reasonably estimated.

Note 11 - Related Party Transactions

The Company entered into a consulting agreement dated March 16, 2000 with Verus International Ltd., of which Mr. Ajmal Khan is Chief Executive Officer and Mr. Rivkin is the Non-Executive Chairman. Mr. Khan and Mr. Rivkin are also members of our Board of Directors. Terms of the agreement included monthly payments of $15,000 by us to Verus International Ltd. for consulting services rendered. The term of the agreement expired on March 16, 2002.

On November 27, 2001, eMagin Corporation entered into a Secured Note
Purchase Agreement whereby five accredited initial investors agreed to lend us an aggregate of $875,000 in exchange for (i) 9.00% per annum Secured Convertible Promissory Notes in an aggregate principal amount of $875,000, and (ii) three-year warrants to purchase up to an aggregate of 359,589 shares of our common stock. Mr. Rivkin, who at the time of the transaction was a member of our Board of Directors, participated as an investor in the transaction and invested $125,000 in the company. In return for this investment, Mr. Rivkin received (i) Secured Convertible Promissory Notes in an aggregate principal amount of $125,000, and (ii) warrants exercisable for 51,370 of our common shares, which represent a comparable transaction to the outside investors in the bridge loan.

Sovereign Bancorp Ltd also invested $100,000 under the transaction and received (i) a Secured Convertible Promissory Note in an aggregate principal amount of $100,000, and (ii) warrants exercisable for 41,096 of our common shares. The brother of Mr. Khan, a director of the company, is an officer of Sovereign Bancorp Ltd. This note has since been redeemed.

The Company believes that the transactions described above were made on terms no less favorable than could have been obtained from third parties. All transactions were negotiated at arm's length.

Note 12 Quarterly Information (Unaudited)

                          Year ended December 31, 2002

                                   First Quarter         Second Quarter           Third Quarter         Fourth Quarter
Revenues                               $ 158,027              $ 268,127               $ 497,851            $ 1,203,654
Net loss                             $(6,489,514)           $(4,001,043)            $(2,754,638)          $ (1,667,516)
Net loss per share
Basic and diluted                        $ (0.24)                $(0.13)                 $(0.09)                $(0.05)

                                      F-38

                          Year ended December 31, 2001

                                   First Quarter         Second Quarter           Third Quarter         Fourth Quarter
Revenues                              $2,030,201             $1,616,005              $1,176,628             $1,024,536
Net loss                              (9,708,435)           (10,832,756)            (42,377,769)            (5,567,775)
Net loss per share
Basic and diluted                         $(0.39)                $(0.43)                 $(1.69)                $(0.22)

During the fourth quarter of 2002, the Company reclassified amounts recorded as expense recovery to revenues, representing amounts earned on shipment of products to a former cost recovery contract customer.

The effect on the quarterly financial statements is as follows:


                                             September 30, 2002

                                   As originally reported    As adjusted

Contract revenue                            $  176         $ 391,966

Product revenue                            497,675           497,675

Cost and expenses                        2,844,479         3,236,269

Other income (expense)                    (408,010)         (408,010)

Net Loss                              $ (2,754,638)     $ (2,754,638)


Note 13 - SUBSEQUENT EVENTS

On March 20, 2003, we auctioned off unused leased equipment. The equipment had zero value on the books. The equipment that sold brought $187,440 in gross proceeds. Of that amount, Comdisco (lessor) received $81,106. which completes all of our lease obligations with Comdisco. We paid $23,867. to miscellaneous vendors involved in the auction and the auctioneer received a 10% commission of the gross proceeds totaling $18,744 plus auction expenses. The auction expenses cannot exceed $54,000. If this total is reached, it would mean a net to the company of $9,721.

You  should  rely only on the  information  contained  in
this  prospectus.   We  have  not  authorized  anyone  to
provide   you  with   information   different   from  the
information  contained in this prospectus.  This document
may  only  be  used   where  it  is  legal  to  sell  the
securities.  The  information  in this  document may only
be accurate on the date of this document.                                        UP TO 55,277,994 SHARES
                                                                                          OF OUR
                                                                                      OF COMMON STOCK





                    TABLE OF CONTENTS
                                                     Page

Prospectus Summary                                     3
Risk Factors                                           6
Use Of Proceeds                                        12                            eMagin Corporation
Market For Common Equity And Related Stockholder
     Matters                                           12
Management's Discussion And Analysis Or Plan Of
     Operation                                         14
Business                                               24
Management                                             40
Certain Relationships And Related Transactions         46                            ________________
Security Ownership Of Certain Beneficial Owners
     And Management                                    48                               PROSPECTUS
                                                                                     ________________
Description Of Securities                              50
Plan Of Distribution                                   52
Selling Stockholders                                   55
Legal Matters                                          58
Experts                                                58
Available Information                                  59
Index To Financial Statements                          F-1                           August __, 2003
